UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

Dominion Resources, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2013 Proxy Statement Contents

1	Notice of Annual Meeting

2	Proxy Statement Summary

4	Questions and Answers About the Annual Meeting and Voting

8	Corporate Governance and Board Matters
Director Independence
Related Party Transactions
Board Leadership Structure and Role in Risk Oversight
Executive Sessions of Directors
Committees and Meeting Attendance
Compensation Committee Interlocks and Insider Participation
Section 16(a) Beneficial Ownership Reporting Compliance
Shareholder Proposals and Director Nominations
Communications With Directors
Non-Employee Director Compensation

18	Share Ownership

19	Item 1 — Election of Directors

24	The Audit Committee Report

26	Auditors

26	Item 2 — Ratification of Appointment of Auditors

27	Compensation, Governance and Nominating Committee Report

27	Compensation Discussion and Analysis

Executive Summary

Objectives of Dominion’s Executive Compensation Program and the Compensation Decision-Making Process

Elements of Dominion’s Compensation Program

Other Relevant Compensation Practices

47	Executive Compensation
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Potential Payments Upon Termination or Change in Control

Equity Compensation Plans

62	Item 3 — Advisory Vote on Approval of Executive Compensation (Say on Pay)

63	Item 4 — Approval of Amendment to Bylaws

64	Shareholder Proposals (Items 5-8)

Important Notice Regarding the Availability of Proxy Materials for

Dominion’s 2013 Annual Meeting of Shareholders to be Held on May 3, 2013

Dominion’s Notice of Annual Meeting, 2013 Proxy Statement, 2012 Summary Annual Report

and 2012 Annual Report on Form 10-K are available on our website at

www.dom.com/proxy

Notice of Annual Meeting

Dominion Resources, Inc.

P.O. Box 26532

Richmond, Virginia 23261

March 19, 2013

Dear Fellow Shareholder:

On Friday, May 3, 2013, Dominion Resources, Inc. (Dominion) will hold its 2013 Annual Meeting of Shareholders at the Virginia Museum of Fine Arts, 200 N. Boulevard, Richmond, VA 23220. The meeting will begin at 9:30 a.m. Eastern Time. Only shareholders who owned stock at the close of business on February 28, 2013 may vote at this meeting or any adjournments that may take place.

Matters to be voted on at this meeting are as follows:

•	Election of the 12 director nominees named in this Proxy Statement;
•	Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2013;
•	An advisory vote on approval of executive compensation (Say on Pay);
•	Approval of an amendment to our Bylaws;
•	Four shareholder proposals, if presented; and
•	Consideration of other business properly presented at the meeting.

We are pleased to deliver proxy materials again this year to shareholders over the Internet. Utilizing Internet delivery allows us to distribute our proxy materials in an environmentally responsible and cost-effective manner. For more information, please see the Notice Regarding the Availability of Proxy Materials narrative on page 4.

This Proxy Statement, our 2012 Summary Annual Report and Dominion’s Annual Report on Form 10-K will be made available to shareholders electronically on or around March 19, 2013, or mailed on or around the same date to those shareholders who have previously requested printed materials. For information on voting your shares and attending the meeting, please see pages 4-7. For your convenience and to expedite the registration process at the meeting, we are making Admission Tickets available in advance. If you plan to attend the meeting, please follow the instructions on pages 6-7.

Please vote your proxy as soon as possible. Your vote is very important to us and we want your shares to be represented at the meeting.

By Order of the Board of Directors,

Carter M. Reid

Senior Vice President–Administrative Services

and Corporate Secretary

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

• Date and Time:	May 3, 2013, 9:30 a.m.
• Place:	Virginia Museum of Fine Arts, 200 N. Boulevard, Richmond, VA 23220
• Record date:	February 28, 2013
• Voting:	Shareholders as of the record date are entitled to vote. Each share of Dominion common stock is entitled to one vote on each matter properly brought before the 2013 Annual Meeting.
• Admission:	We strongly encourage you to request an Admission Ticket to attend the 2013 Annual Meeting by emailing shareholder.services@dom.com or by contacting Dominion Shareholder Services at (800) 552-4034. See pages 6-7 for additional information. Admission Tickets are not transferrable.

Voting Matters

	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors Named in this Proxy Statement	FOR each director nominee	Page 19
Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2013	FOR	Page 26
Advisory Vote on Approval of Executive Compensation	FOR	Page 62
Amendment to Bylaws	FOR	Page 63
All Shareholder Proposals	AGAINST	Page 64

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast unless there is a contested election, in which case, the election is by plurality vote.

Nominee	Age	Director Since	Principal Occupation	Committees
William P. Barr	62	2009	Retired Executive Vice President and General Counsel of Verizon Communications Inc.; Former Attorney General of the United States	A; C
Peter W. Brown, M.D.	70	2002	Physician in private practice at Virginia Surgical Associates, P.C.	F
Helen E. Dragas	51	2010	President and CEO of The Dragas Companies	A
James O. Ellis, Jr.	65	New Nominee	Former President and CEO of the Institute of Nuclear Power Operations
Thomas F. Farrell II	58	2005	Chairman, President & CEO of Dominion
John W. Harris	65	1999	President and CEO of Lincoln Harris LLC	F^; C
Robert S. Jepson, Jr.	70	2003	Chairman and CEO of Jepson Associates, Inc.	A; C^; L
Mark J. Kington	53	2005	Managing Director of Kington Management, LLC	C; F
Pamela J. Royal, M.D.	50	2013	Dermatologist and President of Royal Dermatology and Aesthetic Skin Care, Inc. and community leader
Robert H. Spilman, Jr.	56	2009	President and CEO of Bassett Furniture Industries, Incorporated	A; F
Michael E. Szymanczyk	64	2012	Former Chairman and CEO of Altria Group, Inc.	F
David A. Wollard	75	1999	Founding Chairman, Emeritus, Exempla Healthcare	A^; C

A=Audit; C=Compensation, Governance and Nominating; F=Finance and Risk Oversight; L=Lead Director; ^ Denotes Chairman of Committee

2012 Business Highlights

•

Consistent with our focus to create long-term shareholder value, our three-year total shareholder return (TSR) exceeded several major indices. Dominion’s three-year TSR was 51.1% as compared to the three-year TSR of the S&P 500 and Dow Jones Utility Index of 36.3% and 29.1%, respectively.

•

The Board of Directors increased the annual dividend rate by 7.1% from $1.97 per share for 2011 to $2.11 per share for 2012 and set a new goal in December 2012 to achieve a 65% to 70% dividend payout ratio.*

•

Dominion’s long-term growth plan remained on track with more than $2.5 billion spent on new and upgraded infrastructure in 2012 and more than $10 billion of planned investment from 2013 to 2017. Six major projects entered service in 2012 that serve our electric utility customers in Virginia and North Carolina and support new natural gas drilling, gathering, processing, storage and transportation in the shale regions of West Virginia, Pennsylvania and Ohio. Several projects were begun or announced in 2012, including our $1.5 billion joint venture with Caiman Energy II, LLC. The Blue Racer Midstream, LLC joint venture will provide gathering and processing services to the natural gas producers in the Utica region and is expected to enhance our position in that region.

•

Safety continues to be a priority and a core value for Dominion. For the year ended December 31, 2012, the Occupational Safety and Health Administration recordable incidence rate for Dominion was 0.74, an all-time company wide low and a 60% decline since 2006.

Advisory Vote on Approval of Executive Compensation

We are asking shareholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers (NEOs). In evaluating this Say on Pay proposal, we recommend you review our Compensation Discussion and Analysis, which discusses the compensation objectives and principles that underlie Dominion’s executive compensation program, the elements of the program and how performance is measured, evaluated and rewarded.

Compensation Highlights

•

Based on strong 2011 performance and other factors, the Compensation, Governance and Nominating Committee approved a 7.5% base salary increase for Messrs. Farrell and Christian and a 3% base salary increase for Messrs. McGettrick, Koonce and Sypolt for 2012.

•	The company disclosed $3.05 consolidated operating earnings per share** for the year ended December 31, 2012, which included the expense for 60% funding of the 2012 Annual Incentive Plan.
•

The payout under the 2011 Performance Grants was 64.2% of target. The lower than target payout was primarily due to second quartile TSR performance versus our peer group and a return on invested capital percentage that was lower than target. Dominion’s two-year TSR for the period ended December 31, 2012 was 31.6%.

•

In addition to restricted stock and performance grants under our 2012 long-term incentive plan, we granted retention awards in the form of restricted stock to three of our NEOs in order to secure their services through the end of 2015.

*	All dividend declarations are subject to approval by the Board of Directors.
**	See Reconciliation of 2012 Consolidated Operating Earnings on page 46.

Questions and Answers About the Annual Meeting and Voting

Why did I receive these proxy materials?

You received these materials because you owned shares of Dominion Resources, Inc. (Dominion) common stock as of February 28, 2013, and are therefore eligible to vote at Dominion’s Annual Meeting of Shareholders to be held on May 3, 2013 (the 2013 Annual Meeting). These materials allow you to exercise your right to vote at the 2013 Annual Meeting and provide you with important information about Dominion and the items to be presented for a vote at this meeting.

Why did I receive a Notice Regarding the Availability of Proxy Materials instead of printed proxy materials?

Most shareholders received a Notice Regarding the Availability of Proxy Materials (the Notice) instead of a full set of printed proxy materials. The Notice provides access to proxy materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as costs associated with mailing these materials to shareholders. On March 19, 2013, we began mailing the Notice to certain shareholders of record as of February 28, 2013, and posted our proxy materials on the website referenced in the Notice. As more fully described in the Notice, shareholders may choose to access our proxy materials on the website or may request to receive a printed set of our proxy materials. The Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email for this meeting and on an ongoing basis. Shareholders who previously requested printed proxy materials or electronic materials on an ongoing basis received those materials in the format requested.

What is a proxy?

A proxy is your legal designation of another person to vote your shares at the 2013 Annual Meeting. The person you designate is called a proxy. When you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

The proxy card accompanying this Proxy Statement is solicited by your Board of Directors (the Board) for the 2013 Annual Meeting. By signing and returning it, you will be designating two non-employee members of the Board and Dominion’s Corporate Secretary as proxies to vote your shares at the 2013 Annual Meeting based on your direction. You also may vote your shares by telephone or over the Internet as described below.

Who is entitled to vote?

All shareholders who owned Dominion common stock at the close of business on February 28, 2013 (the record date) may vote. Each share of Dominion common stock is entitled to one vote on each matter properly brought before the 2013 Annual Meeting. There were 576,673,217 shares of Dominion common stock outstanding on the record date.

What are the matters on which I will be casting a vote?

You will be voting on the following:

•	Election of the 12 director nominees named in this Proxy Statement
•	Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2013
•	An advisory vote on approval of executive compensation (Say on Pay)
•	Approval of an amendment to our Bylaws
•	Four shareholder proposals, if presented
•	Other business properly presented at the meeting

Your Board of Directors is soliciting this proxy for the 2013 Annual Meeting and recommends that you vote FOR all of the director nominees named in this Proxy Statement, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2013, FOR approving, on an advisory basis, the executive compensation of those officers named in this Proxy Statement and FOR the amendment to our Bylaws.

Your Board recommends that you vote AGAINST the four shareholder proposals.

How do I vote my shares?

Your voting method varies depending on whether you are a Shareholder of Record, Beneficial Owner or participant in a Dominion Employee Savings Plan.

Shareholders of Record

If your shares are registered directly in your name on Dominion’s records (including any shares held in Dominion Direct®, Dominion’s direct stock purchase and dividend reinvestment plan), you are considered, for those shares, to be the “Shareholder of Record.” The proxy materials or Notice have been sent directly to you by Dominion.

•

If you received your proxy materials in the mail, you may vote your shares by proxy over the Internet, by telephone or by returning your proxy card by mail in the envelope provided. Instructions to vote over the Internet or by telephone are printed on your proxy card. If you received an electronic or paper Notice, you may vote over the Internet using the instructions provided. All votes must be received by the proxy tabulator no later than 6:00 a.m. Eastern Time on the day of the 2013 Annual Meeting.

•	If you attend the 2013 Annual Meeting, you may vote your shares in person. For identification requirements, please see What do I need to bring to be admitted to the Annual Meeting? on page 6.

•

You may revoke your proxy and change your vote before the Annual Meeting by submitting a written notice to our Corporate Secretary, by submitting a later dated and properly signed proxy (including by means of a telephone or Internet vote), or by voting in person at the Annual Meeting.

•

All shares will be voted according to your instructions if you properly vote your proxy by one of the methods listed above. If you sign your proxy card but do not specify how you want your shares voted on any matter, you will be deemed to have directed the proxies to vote your shares as recommended by the Board. However, no vote will be recorded if you specify how you want your shares voted, but do not properly sign your proxy card.

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other shareholder of record, you are considered a “Beneficial Owner” of shares held in street name. The proxy materials or Notice, including voting and revocation instructions, have been forwarded to you by the institution that holds your shares. As the Beneficial Owner, you have the right to direct your broker, bank or other shareholder of record on how to vote your shares.

•	Follow the instructions on the voting instruction form or Notice provided to you by the institution that holds your shares.

•	To vote in person at the 2013 Annual Meeting, you must present a valid picture identification and a legal proxy provided by the institution that holds your shares.

•	If you do not provide your broker with timely voting instructions, your broker will not be able to vote on most of the items on the agenda of the Annual Meeting.

•	Please see What is discretionary voting by brokers? below.

Dominion Employee Savings Plan Participants

If your shares are held under one of the company’s Employee Savings Plans, you are considered the “Beneficial Owner” of shares held in your plan account. The Notice has been forwarded to you by the Trustee for the Plans. As the Beneficial Owner, you have the right to direct the Trustee on how to vote your shares.

•	Only the Trustee can vote your Plan shares. To allow sufficient time for the Trustee to vote your shares, your voting instructions must be received by 6:00 a.m. Eastern Time, April 29, 2013.

•

You may revoke or change your voting instructions any time prior to the deadline by submitting a later dated Internet vote or by submitting a written notice to the agent for the Plan Trustee, Corporate Election Services, at P.O. Box 125, Pittsburgh, PA 15230-0125.

•

The Trustee will vote according to your instructions, except as otherwise provided in accordance with the Employee Retirement Income Security Act of 1974, as amended. The Trustee will keep your vote confidential. Under the terms of the Plans, you are not allowed to vote your own plan shares, even if you attend the meeting in person.

•

If you do not vote your Plan shares or if you return your voting instruction card signed with no direction given, your shares will be voted by the Trustee as directed by the independent fiduciary hired by the Plan Administrator.

What is discretionary voting by brokers?

If you hold your shares in street name and you do not provide your broker with timely voting instructions, New York Stock Exchange (NYSE) rules permit brokerage firms to vote at their discretion on certain “routine” matters. At this meeting, the only routine matter is the ratification of the appointment of Deloitte & Touche LLP as our independent auditors. Brokerage firms may not vote without instructions from you on the following matters: election of directors, advisory vote on approval of executive compensation (Say on Pay), amendment to Bylaws or on any of the shareholder-presented proposals. Without your voting instructions on items that require them, a “broker non-vote” will occur.

How many shares must be present to hold the Annual Meeting?

In order for us to conduct the 2013 Annual Meeting, a majority of the shares outstanding on the record date of February 28, 2013 must be present in person or represented by proxy. This is referred to as a quorum. Your shares are counted as present if you attend the 2013 Annual Meeting in person or if you return a properly executed proxy by mail or place your vote over the Internet or by telephone.

What are the voting requirements to elect the directors and to approve each of the proposals in this Proxy Statement?

Our Bylaws and Corporate Governance Guidelines require that directors be elected by a majority of the votes cast unless the election is contested. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast. The affirmative vote of a majority of the votes entitled to be cast is required for approval of the amendment to the Bylaws. All of the other items on the agenda will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Broker discretionary voting is permitted only for Item 2, which is the proposed ratification of the appointment of our independent auditors. Broker non-votes or abstentions will not be counted as a vote cast in favor or against any of the items presented.

Will any other matters be voted on at the Annual Meeting?

Management and the Board are not aware of any matters that may properly be brought before the 2013 Annual Meeting other than the matters disclosed in this Proxy Statement. If any other matters not disclosed in this Proxy Statement are properly presented at the 2013 Annual Meeting for consideration, the person or persons voting the proxies solicited by the Board for the meeting will vote them in accordance with their best judgment.

Do I have to attend the Annual Meeting in order to vote my shares?

No. Whether or not you plan to attend this year’s meeting, you may vote your shares by proxy. It is important that all Dominion shareholders participate by voting, regardless of the number of shares owned.

What do I need to bring to be admitted to the Annual Meeting?

We strongly encourage you to request an Admission Ticket by emailing shareholder.services@dom.com or by contacting Dominion Shareholder Services at (800) 552-4034. In order to expedite the registration process, shareholders who attend the meeting will be asked to present an Admission Ticket and valid picture identification, such as a driver’s license or passport. (Admission Tickets are not transferrable.)

If you do not request an Admission Ticket in advance, you must present valid picture identification and proof of ownership of your Dominion shares as of the record date to be admitted to the 2013 Annual Meeting. For purposes of admission to the 2013 Annual Meeting, proof of ownership may be any of the following:

•	Dominion account statement
•	Brokerage account statement
•	A letter from the bank or broker that holds your shares

If you are a Beneficial Owner and plan to vote at the meeting, you must bring the legal proxy that was provided to you by the institution that holds your shares. If you are an authorized proxy and plan to vote at the meeting, you must present the proper documentation. In all cases, valid photo identification is also required.

Cameras, cell phones, recording devices and other electronic devices will not be permitted to be in use during the meeting. Rules of the meeting will be printed on the back of the agenda that will be given to you at the meeting.

Will seating be limited at the Annual Meeting?

Seating will be limited and shareholders will be admitted on a first come, first served basis. Registration will begin one hour before the start of the meeting. Having an Admission Ticket will expedite your registration.

Will shareholders be given the opportunity to ask questions at the Annual Meeting?

Yes. The Chairman will answer questions asked by shareholders during a designated portion of the meeting. When speaking, shareholders must direct questions and comments to the Chairman and limit their remarks to matters that relate directly to the business of the meeting. For other rules, please see the back of the agenda that will be given to you at the meeting.

Who will pay for the cost of this proxy solicitation and who will count the votes?

Dominion will pay for the cost of soliciting proxies. Some of our employees may telephone shareholders after the initial mail solicitation, but will not receive any special compensation for making the calls. We have also retained Georgeson Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $14,000 and reimbursement of expenses. In addition, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the Beneficial Owners of stock. We have retained Corporate Election Services, Inc. to tabulate the votes and to assist with the 2013 Annual Meeting.

Can I access the Notice of Annual Meeting, 2013 Proxy Statement, 2012 Summary Annual Report and 2012 Annual Report on Form 10-K over the Internet?

Yes. These documents may be viewed at www.dom.com/proxy or at the website address provided on your proxy card or voting instructions.

How can I access future proxy materials and annual reports on the Internet?

If you received the printed proxy materials this year, you can consent to access these materials electronically in the future by marking the appropriate box on your proxy card or by following the instructions provided when voting by telephone. You will receive a proxy card by mail next year with instructions containing the Internet address to access these documents. If you vote by Internet, you will have the opportunity to consent to receive an e-mail message when future proxy materials are available to view online. By opting to access your proxy materials online, you will save Dominion the cost of producing and mailing documents to you, and help preserve environmental resources. Your choice will remain in effect unless you notify Dominion that you wish to resume mail delivery of these documents. You can request paper copies of these documents by writing us at Dominion Resources, Inc., Shareholder Services, P.O. Box 26532, Richmond, VA 23261; by phoning us at (800) 552-4034; or by emailing us at shareholder.services@dom.com.

If you hold your shares in street name, please refer to the information provided by the institution that holds your shares for instructions on how to elect this option.

What is “householding” and how does it affect me?

Householding refers to practices used to reduce the number of copies of proxy materials sent to one address. For Shareholders of Record who received printed proxy materials, a single copy of the 2013 Proxy Statement, 2012 Summary Annual Report and 2012 Annual Report on Form 10-K (annual report package) has been sent to multiple shareholders who reside at the same address, unless we have received instructions from you to the contrary. Any shareholder who would like to receive a separate annual report package may call or write us at the telephone number and address above, and we will promptly deliver it. If you received multiple copies of the annual report package and would like to receive combined mailings in the future, please contact us as shown above. Shareholders who hold their shares in street name should contact the institution that holds the shares regarding combined mailing.

Corporate Governance and Board Matters

The Board is charged with the responsibility of overseeing Dominion’s management, as well as the business and affairs of Dominion on behalf of its shareholders. The Board and management also recognize that the interests of Dominion are advanced by responsibly addressing the concerns of other constituencies, including employees, customers and the communities in which Dominion operates. Dominion’s Corporate Governance Guidelines are intended to support the Board in its oversight role and in fulfilling its obligation to shareholders. Our Corporate Governance Guidelines address, among other things, the composition and responsibilities of the Board, director independence standards, details of our Bylaws concerning the election of directors by majority vote, the duties and responsibilities of our Lead Director, stock ownership requirements and compensation of non-employee directors, management succession and review, and the recovery of performance-based compensation in the event financial results are restated due to fraud or intentional misconduct. The Compensation, Governance and Nominating (CGN) Committee regularly reviews our Corporate Governance Guidelines and recommends modifications to these guidelines to the Board when appropriate and when NYSE and Securities and Exchange Commission (SEC) regulations require changes.

Our Corporate Governance Guidelines, which include our director independence standards, may be found on Dominion’s website at www.dom.com/investors/corporate-governance/pdf/corp_gov_guidelines.pdf. In addition to our Corporate Governance Guidelines, other information relating to governance may be found on the governance page of our website, www.dom.com/investors/corporate-governance/index.jsp, including:

•	Information regarding the current members of our Board of Directors;
•	A description of each of our Board committees (Audit, CGN, and Finance and Risk Oversight) as well as each committee’s current charter and members;
•	Our Articles of Incorporation;
•	Our Bylaws;
•	Our related party transaction guidelines;
•	Information related to our political contributions; and
•	Information about how to communicate with our non-management directors.

Our Code of Ethics and Business Conduct applies to our Board of Directors, our principal executive, financial and accounting officers, and all other employees, and may be found on our website at www.dom.com/investors/corporate-governance/governance-policies-and-guidelines.jsp. Any waivers or changes to our Code of Ethics and Business Conduct relating to our executive officers will also be posted at this website address.

You can request a paper copy of our Code of Ethics and Business Conduct or any other governance document at no charge by writing to our Corporate Secretary at Dominion Resources, Inc., P.O. Box 26532, Richmond, Virginia 23261, or phoning us at (800) 552-4034.

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines and NYSE listing standards require that our Board must be composed of a majority of independent directors. To assist it in assessing director independence, our Board has adopted a set of independence standards that meets the independence requirements of the NYSE listing standards. In applying our independence standards and applicable SEC and NYSE criteria, the Board considers relevant facts and circumstances in making an independence determination.

Our independence standards also include categorical standards that identify categories of commercial and charitable relationships that the Board has determined to not be material relationships and, therefore, do not affect a director’s independence. As such, these categorical relationships are not considered by the Board in determining independence, but are reported to the CGN Committee annually. Our Board may determine that a director is independent even if that director has a relationship that does not meet these categorical standards, provided that relationship does not violate the NYSE rules. If such a determination is made, the basis for the Board’s determination will be explained in Dominion’s next proxy statement. The full text of our independence standards is included in the appendix to our Corporate Governance Guidelines and may be found on our website at www.dom.com/investors/corporate-governance/pdf/corp_gov_guidelines.pdf.

Our Audit Committee and CGN Committee charters also contain additional independence requirements for each committee’s members. Our Audit Committee charter prohibits committee members from receiving any compensation from Dominion except in their capacity as a director or committee member or as permitted by SEC rules with respect to fixed amounts of compensation under a retirement plan for prior services. Our CGN Committee charter specifies that at least two members of the committee must meet the requirements to be considered outside directors under Section 162(m) of the Internal Revenue Code (the Code) as well as the requirements to be non-employee directors as prescribed by SEC rules.

Based on the NYSE’s and Dominion’s independence standards and all relevant facts and circumstances, the Board determined that the following directors and director nominee are independent: Messrs. Barr, Ellis, Harris, Jepson, Kington, Spilman and Wollard, Drs. Brown and P. Royal, and Ms. Dragas. The Board determined that Mr. Farrell is not independent because he is a current Dominion employee. The Board also determined that Mr. Szymanczyk is not independent under the NYSE’s and Dominion’s independence standards due to Mr. Szymanczyk previously serving as the Chief Executive Officer (CEO) of Altria Group, Inc. at the same time Mr. Farrell served on the compensation committee of Altria Group, Inc.

In determining the independence of Mr. Harris, the CGN Committee considered the employment of an adult, financially independent immediate family member during 2012 by a law firm that provides services to Dominion and concluded that Mr. Harris did not have a material interest in that employment relationship. Mr. Harris’ son-in-law is employed by a North Carolina office of a law firm used by Dominion. Dominion’s legal work is directed and performed principally by the firm’s lawyers in the Richmond, Virginia office where Dominion’s headquarters are located. Mr. Harris’ son-in-law became employed by the law firm in January 2011 as an attorney in the financial services litigation practice group and works primarily on matters for banks and other financial service industry participants. Mr. Harris’ son-in-law does not work on any Dominion matter nor is his compensation tied to the work that the firm does for Dominion. The CGN Committee recommended and the Board concurred that such employment relationship does not affect Mr. Harris’ independence.

In determining the independence of Dr. Brown, the CGN Committee considered the employment of an adult, financially independent, immediate family member during 2012 by Dominion. Dr. Brown’s daughter is a staff attorney with Dominion’s services company. She is not an executive officer of Dominion or any of its subsidiaries. The CGN Committee recommended and the Board concurred that such employment relationship does not affect Dr. Brown’s independence.

RELATED PARTY TRANSACTIONS

The Board has adopted related party transaction guidelines for the purpose of identifying potential conflicts of interest arising out of financial transactions, arrangements and relations between Dominion and any related person. Under our guidelines, a related person is a director, executive officer, director nominee, beneficial owner of more than 5% of Dominion’s common stock or any immediate family member of one of the foregoing persons. A related party transaction is any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in excess of $120,000 in which Dominion (and/or any of its consolidated subsidiaries) is a party and in which the related person has or will have a direct or indirect material interest.

In determining whether a direct or indirect interest is material, the significance of the information to investors in light of all circumstances is considered. The importance of the interest to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved are also among the factors considered in determining the significance of the information to the investors.

The CGN Committee has reviewed certain categories of transactions and determined that transactions between Dominion and a related person that fall within such categories will not result in the related person receiving a direct or indirect material interest. Under our guidelines, such transactions are not deemed related party transactions and therefore not subject to review by the CGN Committee. The categories of excluded transactions include, among other items, compensation and expense reimbursements paid to directors and executive officers in the ordinary course of performing their duties; transactions with other companies where the related party’s only relationship is as an employee, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s gross revenues; and charitable contributions that are less than the greater of $1 million or 2% of the charity’s annual receipts. The full text of the guidelines can be found on our website at www.dom.com/investors/corporate-governance/pdf/related_party_guidelines.pdf.

We collect information about potential related party transactions in our annual questionnaires completed by directors and executive officers. Management reviews the potential related party transactions and assesses whether any of the identified transactions constitutes a related party transaction. Any identified related party transaction is then reported to the CGN Committee. The CGN Committee reviews and considers relevant facts and circumstances and determines whether to approve or ratify the related party transactions identified. The CGN Committee may only approve or ratify related party transactions that are in, or are not inconsistent with, the best interests of Dominion and its shareholders and are in compliance with our Code of Ethics and Business Conduct.

Other than as described below, since January 1, 2012, there have been no related party transactions that were required either to be approved or ratified under Dominion’s related party transactions guidelines or reported under the SEC related party transaction rules.

During 2012, Ms. Mathews, the adult, financially independent daughter of Dr. Brown, was employed by Dominion’s services company as a staff attorney. Ms. Mathews’ total compensation for 2012 was approximately $156,000, and she was eligible for company benefits available to all other employees in a similar position. The transaction involving the compensation paid to Ms. Mathews was reviewed and approved by the CGN Committee in accordance with Dominion’s related party transaction guidelines.

During 2012, three providers of asset management services were also beneficial owners of at least 5% of Dominion common stock: BlackRock, Inc. (BlackRock); State Street Corporation (State Street); and Capital Research Global Investors (Capital Research). The nature and value of services provided by these 5% shareholders and their affiliates are described below.

•	Affiliates of BlackRock provided asset management services to the company’s pension plan and received approximately $173,000 in fees for such services in 2012.
•

Affiliates of State Street provided asset management services to the company’s pension plan and various trusts associated with the company’s employee benefit plans and received approximately $301,000 in fees for such services in 2012.

•

Affiliates of Capital Research provided asset management services to various trusts associated with the company’s employee benefit plans and received approximately $2,450,000 in fees for such services in 2012.

In each of these three cases, the investment management agreements were entered into on an arm’s-length basis in the ordinary course of business. These transactions were reviewed and ratified by the CGN Committee in accordance with Dominion’s related party transaction guidelines.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Our Corporate Governance Guidelines provide that our Board will determine whether to have a joint CEO and Chairman position or whether to separate these offices, taking into consideration succession planning, skills and experience of the individuals filling these positions and other relevant factors. The Board believes that the most effective leadership structure for Dominion at this time is for Mr. Farrell to serve as both Dominion’s CEO and Chairman of the Board of Directors for the reasons set forth below.

The Board believes a combined CEO and Chairman position provides an efficient and effective leadership model for the company. A combined CEO and Chairman role promotes unified leadership and direction for the company and the effective execution of the company’s strategy and business plans. The Board believes Mr. Farrell provides the necessary experience and skills to lead the company in addressing the region’s energy demands, financial and economic issues, and environmental and regulatory challenges of the future.

The Board believes there is no single best leadership structure that is the most effective in all circumstances, and may decide to separate the positions of CEO and Chairman in the future if it deems it is appropriate and in the best interests of the company. The Board has adopted governance policies and practices to ensure a strong and independent board that provides balance to the combined CEO and Chairman position. All directors and the director nominee, except for Messrs. Farrell and Szymanczyk, are independent and our Audit and CGN Committees of the Board are made up of entirely independent directors. Dominion also has a Lead Director who leads the executive session of our independent, non-management directors at each regularly scheduled Board meeting. Our Corporate Governance Guidelines designate the Chairman of the CGN Committee as Dominion’s Lead Director when the Chairman of the Board is not an independent director. Currently, Mr. Jepson is Chairman of the CGN Committee and serves as the Lead Director. The duties and responsibilities of the Lead Director include:

•	Presiding at all meetings of the Board when the Chairman of the Board is not present, including executive sessions of the independent directors;
•	Serving as a liaison on Board-wide issues between the Chairman of the Board and the independent directors;
•	Having the authority to call meetings of the independent directors, as needed;
•	Approving Board meeting agendas and information sent to the Board;
•	Approving Board meeting schedules to assure sufficient time for discussion of all agenda items;
•	Being available for communications if requested by major shareholders; and
•	In consultation with the Board, being authorized to retain independent advisors and consultants on behalf of the Board.

Our Lead Director also leads the evaluation of the performance of our CEO, oversees the Board’s annual self-evaluation, encourages and facilitates active participation of all directors and monitors and coordinates with management on corporate governance issues and developments. The Board believes that designating a Lead Director, as well as having a majority of independent directors, provides an effective counterbalance to the combined Chairman and CEO role.

Board members also have complete and open access to management, as well as our independent auditor and the CGN Committee’s independent compensation consultant.

The Board believes that Dominion’s current Board leadership structure enhances its ability to engage in risk oversight because Mr. Farrell’s understanding and insights of the material risks inherent in Dominion’s business position him to identify and raise key risks to the Board. His role as Chairman ensures that the Board and its standing committees give attention to areas of concern. Ultimately, the full Board has responsibility for risk oversight, but our committees help oversee risk in areas over which they have responsibility. The full Board receives regular updates related to various risks for both our company and our industry. As provided under our Corporate Governance Guidelines and the respective committee’s charter, the Board of Directors and the Audit and Finance and Risk Oversight Committees receive and discuss reports regularly from members of management, including the chief risk officer, who are involved in the risk assessment and risk management functions on a daily basis. In addition, the CGN Committee reviews with management an annual assessment of the overall structure of the company’s compensation program and key policies for all employees as they relate to the company’s risk management practices.

EXECUTIVE SESSIONS OF DIRECTORS

Executive sessions of our non-management, independent directors are held at each regularly scheduled Board meeting and are presided over by our Lead Director who is also the Chairman of the CGN Committee.

COMMITTEES AND MEETING ATTENDANCE

Under our Corporate Governance Guidelines, directors are expected to attend all Board and committee meetings. The Board met nine times in 2012. Each Board member attended at least 75% of all Board and committee meetings on which he or she served. All of our directors, except for Mr. Szymanczyk and Dr. P. Royal, who were elected to the Board effective October 2012 and March 2013, respectively, attended the 2012 Annual Meeting of Shareholders.

The Board has established the following standing committees of the Board to assist with the performance of its responsibilities: Audit Committee, CGN Committee, and Finance and Risk Oversight Committee. The Board has adopted charters for each of these committees and these charters are available on our website at www.dom.com/investors/corporate-governance/board-committees-and-charters.jsp.

Audit Committee

The members of the Audit Committee are David A. Wollard (chairman), William P. Barr, Helen E. Dragas, Robert S. Jepson, Jr., and Robert H. Spilman, Jr. Each member of the Audit Committee has been determined independent by the Board in accordance with NYSE listing standards, SEC regulations and the company’s independence standards. The Board has also determined Messrs. Jepson, Spilman and Wollard and Ms. Dragas are “audit committee financial experts” as defined under SEC rules. This committee is responsible for assisting the Board with oversight of the independence, performance and qualification of our independent auditor; the integrity of Dominion’s financial statements and reporting practices; the company’s compliance with legal and regulatory requirements; and the performance of the company’s internal audit function. This committee also reviews and discusses policies with respect to risk assessment and risk management.

The Audit Committee also retains the independent auditor for the next year and pre-approves the audit and non-audit services provided by the independent auditor. This committee periodically meets with both the independent auditor and internal auditor in separate sessions without management present. This committee also consults with the independent and internal auditors regarding audits of Dominion’s consolidated financial statements and the adequacy of internal controls. The Audit Committee’s report to shareholders is on pages 24-25. In 2012, this committee met nine times.

Compensation, Governance and Nominating Committee

The members of the CGN Committee are Robert S. Jepson, Jr. (chairman), William P. Barr, John W. Harris, Mark J. Kington and David A. Wollard. Each member of the CGN Committee has been determined independent by the Board in accordance with NYSE listing standards, SEC regulations and the company’s independence standards. This committee consults directly with its independent compensation consultant, Pearl Meyer & Partners (PM&P), as needed, and with management to review and evaluate Dominion’s organizational structure and compensation practices, which include both Dominion’s executive and director compensation programs. This committee also meets with PM&P as needed, without the CEO present, to review and discuss CEO compensation and other matters. The company’s processes for the consideration and determination of executive and director compensation, including the roles of the CGN Committee, management and PM&P in designing our executive and director compensation programs, are discussed in Compensation Discussion and Analysis and Non-Employee Director Compensation.

The CGN Committee is also responsible for overseeing Dominion’s corporate governance practices, evaluating the Board’s effectiveness and reviewing the qualifications of director candidates. It makes recommendations to the Board regarding all of these matters, including director nominees, and administers certain compensation plans. The CGN Committee’s policies for consideration of director candidates recommended by shareholders, the procedures to be followed by shareholders in submitting such recommendations, and the qualifications and skills that the CGN Committee considers and the process it uses in identifying and selecting director nominees, are discussed in Shareholder Proposals and Director Nominations and Item 1 – Election of Directors. The CGN Committee’s report to shareholders is on page 27. In 2012, this committee met six times.

Finance and Risk Oversight Committee

The members of the Finance and Risk Oversight Committee are John W. Harris (chairman), Peter W. Brown, Mark J. Kington, Robert H. Spilman, Jr. and Michael E. Szymanczyk. Each member of the Finance and Risk Oversight Committee, except for Mr. Szymanczyk, has been determined independent by the Board in accordance with NYSE listing standards and the company’s independence standards. This committee oversees the company’s financial policies and objectives, reviews the company’s capital structure, considers our dividend policy and reviews the company’s financing activities. In addition, this committee oversees the implementation of the company’s risk assessment and risk management policies and objectives and reviews its insurance coverage. In 2012, this committee met five times.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the CGN Committee has served as an officer or employee of Dominion at any time. No Dominion executive officer serves as a member of the compensation committee or on the Board of Directors of any company at which a member of Dominion’s CGN Committee or Board of Directors serves as an executive officer.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the company’s knowledge, no executive officer, director or 10% beneficial owner failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), for the fiscal year ended December 31, 2012.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Under SEC rules, if a shareholder wishes to submit a proposal for possible inclusion in the 2014 Proxy Statement, Dominion’s Corporate Secretary must receive it no later than 5 p.m., Eastern Time, on November 19, 2013. Shareholders should refer to Rule 14a-8 of the Exchange Act, which sets standards for eligibility and specifies the types of proposals that are not appropriate for inclusion in the proxy statement. Shareholder proposals should be sent to our Corporate Secretary at Dominion Resources, Inc., 120 Tredegar Street, Richmond, Virginia 23219.

To nominate a director at the 2014 Annual Meeting, you must be a shareholder and deliver written notice to our Corporate Secretary at least 60 days before the meeting. If the meeting date has not been publicly announced 70 days before the meeting, then notice can be given up to 10 days following the public announcement. Any notice must include the following information:

1.	Your name and address;
2.	Each nominee’s name and address;
3.	A statement that you are an owner of Dominion stock entitled to vote at the meeting and you intend to appear in person or by proxy to nominate your nominee;
4.	A description of all arrangements or understandings between you and each nominee and any other person concerning the nomination;
5.	Other information about the nominee that would be included in a proxy statement soliciting proxies for the election of directors; and
6.	The consent of the nominee to serve as a director.

If you wish to bring any other matter (other than the nomination of a director) in person before the 2014 Annual Meeting, Dominion’s Bylaws require you to notify the Corporate Secretary in writing no less than 90 days and not more than 120 days prior to the one-year anniversary of the date of this year’s Annual Meeting. This means that for the 2014 Annual Meeting, your notice must be delivered, or mailed and received, between January 3, 2014 and February 2, 2014, and must contain the information specified by our Bylaws regarding each matter, including:

•

A brief description of the business you wish to bring before the 2014 Annual Meeting, including the complete text of any related resolutions to be presented and the reasons for conducting such business at the meeting;

•	Your name and address and the name and address of any associated person of yours, as they appear on Dominion’s records;
•

The number of shares of stock that you and any associated person of yours own or beneficially own, including a description of any agreement, arrangement or understanding relating to such shares and a written agreement by you to update and supplement this information as of the record date for the 2014 Annual Meeting; and

•	Any material interest you and any associated person of yours have in such business.

If you do not provide the proper notice in the specified timeframe, the chairman of the meeting may exclude the matter, and it will not be acted upon at the meeting. If the chairman does not exclude the matter, the proxies may vote on it in the manner they believe is appropriate, in accordance with SEC rules. A copy of our Bylaws may be found on our website at www.dom.com/investors/corporate-governance/pdf/bylaws.pdf and will be furnished to shareholders without charge upon written request to the Corporate Secretary.

COMMUNICATIONS WITH DIRECTORS

The Board has established a process for shareholders and other interested persons to communicate directly with Dominion’s non-management directors. Information regarding this process, including how to email or to write our non-management directors, may be found on our website at www.dom.com/investors/corporate-governance/contact-board-of-directors.jsp. Concerns relating to accounting, internal accounting controls and auditing matters may also be submitted confidentially and anonymously through this website. You may direct your communications to our non-management directors as a group or to any committee of the Board. The Board has directed the Corporate Secretary or her representative to monitor, review and sort all written communications to the non-management Board of Directors. Communications related to matters that are within the scope of the responsibilities of the Board are forwarded to the Board, Board committee or individual director, as appropriate.

The Corporate Secretary and her representative are authorized to exclude communications that are related to routine business and customer service matters, bulk, advertising or otherwise inappropriate communications, including, but not limited to, business and product solicitations, unsolicited publications, résumés and job inquiries, spam, junk mail, mass mailing and material containing profanity, hostility or of a similar nature. The Board has also directed the Corporate Secretary or her representative to forward correspondence related to routine business and customer service matters to the appropriate management personnel. When appropriate, the Corporate Secretary will consult with the Audit Committee Chairman, who will determine whether to communicate further with the Audit Committee and/or the full Board with respect to the correspondence received.

Letters may be sent to the non-management directors as a group or individually, care of the Corporate Secretary, Dominion Resources, Inc., P.O. Box 26532, Richmond, Virginia 23261.

NON-EMPLOYEE DIRECTOR COMPENSATION

In accordance with our Corporate Governance Guidelines, the CGN Committee annually reviews and assesses the compensation paid to non-employee directors but, depending on the market data and the company’s needs, the CGN Committee may recommend changes less frequently. Any changes proposed by the CGN Committee must be approved by the Board. The Board believes that its compensation should be aligned with the interests of the shareholders; therefore, a significant portion of Dominion’s director compensation is paid in Dominion common stock. From time to time, the CGN Committee will discuss with PM&P, its independent compensation consultant, trends in director compensation.

Effective May 2012, the components of non-employee director compensation were as follows:

•	Annual cash retainer: $70,000
•	Annual stock retainer: $100,000
•	Lead director annual retainer: $20,000
•	Committee chair annual retainer: Audit and CGN Committees, $17,500; Finance and Risk Oversight Committee, $10,000
•	Board and committee meeting fees: $2,000 per meeting

The following tables and footnotes reflect the compensation and fees received in 2012 by our non-employee directors for their services. Mr. Farrell does not receive any separate compensation for his service as a director. Mr. Davidson and Ms. McKenna ceased being directors of Dominion as of the 2012 Annual Meeting, and Dr. F. Royal retired from the Board in December 2012.

Non-Employee Director Compensation

Name	Fees earned or paid in cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
William P. Barr	$ 118,000	$100,005	$—	$ 218,005
Peter W. Brown, M.D.	100,000	100,005	42,284	242,289
George A. Davidson, Jr.	12,000	—	100,804	112,804
Helen E. Dragas	104,000	100,005	5,000	209,005
John W. Harris	122,000	100,005	72,165	294,170
Robert S. Jepson, Jr.	132,500	100,005	37,819	270,324
Mark J. Kington	112,000	100,005	5,000	217,005
Margaret A. McKenna	12,000	—	56,960	68,960
Frank S. Royal, M.D.	139,500	100,005	228,765	468,270
Robert H. Spilman, Jr.	116,000	100,005	—	216,005
Michael E. Szymanczyk	50,833	58,340	—	109,173
David A. Wollard	137,500	100,005	76,781	314,286
All directors	$1,156,333	$958,385	$625,578	$2,740,296

(1) Directors may defer all or a portion of their compensation or choose to receive stock in lieu of cash for meeting fees under the Non-Employee Directors Compensation Plan. Ms. Dragas, Mr. Kington and Dr. F. Royal deferred all fees to stock unit accounts in lieu of cash for their 2012 meeting fees and annual cash retainer. Messrs. Spilman and Szymanczyk received stock in lieu of cash for their 2012 meeting fees.

(2) Each non-employee director who was elected in May 2012 received an annual stock retainer valued at approximately $100,000, which was equal to 1,928 shares, valued at $51.87 per share based on the closing price of Dominion common stock on May 7, 2012. Directors may defer all or a portion of this stock retainer. (See the Director and Officer Share Ownership table for March 1, 2013 balances.) A total of 17,352 shares of stock, in aggregate, were distributed to these directors, or to a trust account for deferrals, for their annual stock retainers. Mr. Szymanczyk was elected to the Board on October 1, 2012 and received a pro-rated annual stock retainer valued at $58,340 which was equal to 1,102 shares, valued at $52.94 per share based on the closing price of Dominion common stock on September 28, 2012.

No options have been granted to directors since 2001. No directors had options outstanding as of December 31, 2012.

(3) All Other Compensation amounts for 2012 are as follows:

Director	Dividends(a)	Matching Gift Donations(b)	Other	Total
Brown	$42,284	$ —	$ —	$ 42,284
Davidson	—	5,000	95,804(c)(d)	100,804
Dragas	—	5,000	—	5,000
Harris	72,165	—	—	72,165
Jepson	37,819	—	—	37,819
Kington	—	5,000	—	5,000
McKenna	—	5,000	51,960(d)	56,960
F. Royal	72,165	—	156,600(d)	228,765
Wollard	72,165	4,616	—	76,781

(a) Amounts represent dividend equivalents earned on the Directors Stock Accumulation Plan (SAP) balances. For certain directors elected to the Board prior to 2004, the SAP provided non-employee directors a one-time stock award equivalent in value to approximately 17 times the annual cash retainer then in effect. Stock units were credited to a book account and a separate account continues to be credited with additional stock units equal in value to dividends on all stock units held in the director’s account. A director must have 17 years of service to receive all of the stock units awarded and accumulated under the SAP. Reduced distributions are made where a director has at least 10 years of service or has reached age 62 when service as a director ends. Dividend earnings under the SAP are paid at the same rate declared by the company for all shareholders.

(b) Under a company-wide program, qualifying charitable contributions by directors and employees are matched up to $5,000 by the Dominion Foundation.

(c) $43,844 of this amount represents the costs of benefits arising from the Consolidated Natural Gas Company (CNG) merger with Dominion and in accordance with Mr. Davidson’s retirement agreement as CEO of CNG for financial planning, office space, nominal clerical help, downtown office parking space, telephone service and laptop. These benefits were deemed deferred compensation payable with respect to past services provided by Mr. Davidson to CNG as an executive and were part of an overall agreement relating to his retirement as an executive. Effective January 1, 2008, the form of payment of the company’s obligation for Mr. Davidson’s benefits was changed to an annual payment of $40,000 per year, to be adjusted annually for any increase in the average consumer price index.

(d) Amounts include a stock award issued upon departure from the Board in accordance with the Non-Employee Directors Compensation Plan described below. Upon their departure from the Board, Mr. Davidson and Ms. McKenna each received a distribution of 1,000 shares of stock, which was valued at $51.96 per share based on the closing price of Dominion common stock on May 8, 2012. Upon Dr. F. Royal’s departure from the Board, he received a distribution of 3,000 shares of stock valued at $52.20 per share, based on the closing price of Dominion common stock on December 20, 2012.

Expense Reimbursements

We pay and/or reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings and for other business-related travel. These reimbursements include the expenses incurred by directors’ spouses in accompanying the directors to two Board meetings each year. In addition, directors and their spouses may accompany the CEO or other senior executives on corporate aircraft for both business and personal travel. We do not provide tax gross-ups on any imputed income for the directors.

Director Compensation Plans

NON-EMPLOYEE DIRECTORS COMPENSATION PLAN

Our non-employee directors are paid their annual retainer and meeting fees under this plan. A director may elect to receive all or a portion of his or her meeting fees in the form of cash or stock. If a director does not make an election, meeting fees are paid in cash. The plan also allows directors to defer all or a portion of their annual retainer and meeting fees into stock unit or cash accounts. Stock unit accounts are credited quarterly with additional stock units equal in value to dividends paid on Dominion common stock, and cash accounts are credited monthly with interest at an annual rate established for the Fixed Rate Fund (which was 3.31% in 2012) under Dominion’s frozen Executive Deferred Compensation Plan. Shares of Dominion common stock equal in value to stock units held for directors under this plan are issued into a trust and directors retain all voting and other rights as shareholders. Distributions under this plan are made when a director ceases to serve on the Board. For a director that has served at least five years, he or she will be granted 1,000 shares of Dominion common stock upon departure from the Board. If that director also served as a Committee Chair or Lead Director in the year preceding the year of departure, he or she will be granted an additional 1,000 shares of Dominion common stock for each such position held upon departure from the Board. In addition, this plan provides a means for the Board to receive grants of restricted stock awards and stock options. No stock options or restricted stock have been granted under this plan.

FROZEN DIRECTORS PLANS

On December 31, 2004, the Board froze the following director plans: Deferred Cash Compensation Plan, Stock Compensation Plan and Stock Accumulation Plan (described in footnote (a) under the All Other Compensation table to the Non-Employee Director Compensation table). These plans provided a means to compensate directors and allowed directors to defer receipt of that compensation, whether in cash or stock, until they ceased to be directors or reached a specified age. In the case of the Deferred Cash Compensation Plan, deferred fees were credited to either an interest bearing account (interest is credited based on the average three-month U.S. Treasury Bill rate) or a Dominion common stock equivalent account. Under the frozen plans, dividend equivalents continue to accrue and may be held in trust until distributions are made. Prior to 2005, the stock portion of a director’s retainer was paid under the Stock Compensation Plan and directors had the option to defer receipt of that stock.

Other Director Benefits

CHARITABLE CONTRIBUTION PROGRAM

This program was discontinued in January 2000. For directors elected before that time, Dominion funded the program by purchasing life insurance policies on the directors. Participating directors (Messrs. Harris and Wollard and recently retired director Dr. F. Royal) will derive no financial or tax benefits from the program because all insurance proceeds and charitable tax deductions accrue solely to Dominion. Upon a participating director’s death, $500,000 will be paid in 10 annual installments to the qualifying charitable organization(s) designated by that director.

MATCHING GIFTS PROGRAM

The Dominion Foundation will match a director’s donations, on a one-to-one basis, to one or more 501(c)(3) organizations up to a maximum of $5,000 per year. If the donation is to an organization on whose board the director serves or for which the director volunteers more than 50 hours of work during a year, the Dominion Foundation will match the donation on a two-to-one basis, up to the $5,000 maximum. This benefit is available to all Dominion employees and to our directors.

INSURANCE

Full-time employees and directors are covered by business travel accident insurance while traveling on business for Dominion or any of its subsidiaries. The policy provides 24-hour coverage while traveling on business and has a maximum benefit of $250,000 for employees and $200,000 for directors in the event of death or a percentage of the death benefit in the event of permanent bodily dismemberment. There is no incremental cost for covering the directors under this insurance policy, as the premium would remain the same even if coverage for the directors was discontinued. Dominion also provides director and officer liability insurance for its non-employee directors.

Director Share Ownership Guidelines

All non-employee directors are expected to acquire and hold the lesser of 12,000 shares of Dominion stock or shares equal in value to five times the annual retainer within four years of their election to the Board. All of our non-employee directors who have been members of the Board for at least four years currently meet the share ownership requirement. Our directors are also prohibited from engaging in certain types of transactions related to Dominion stock, including owning derivative securities, hedging transactions, using margin accounts and pledging shares as collateral.

Share Ownership

DIRECTOR AND OFFICER SHARE OWNERSHIP

	Beneficial Share Ownership of Common Stock as of March 1, 2013
Name of Beneficial Owner	Shares	Deferred Stock Accounts(1)	Restricted Shares	Total(2)
William P. Barr	19,891	—	—	19,891
Peter W. Brown	57,637	12,697	—	70,334
Helen E. Dragas	15,631	10,305	—	25,936
Thomas F. Farrell II	624,714	—	335,782	960,496
John W. Harris	20,847	38,348	—	59,195
Robert S. Jepson, Jr.	170,785	2,679	—	173,464
Mark J. Kington	86,215	35,205	—	121,420
Pamela F. Royal, M.D.	—	506	—	506
Robert H. Spilman, Jr.	6,107	4,504	—	10,611
Michael E. Szymanczyk	1,440	—	—	1,440
David A. Wollard	21,206	12,467	—	33,673
Mark F. McGettrick	175,794	—	113,510	289,304
David A. Christian	86,198	—	68,250	154,448
Paul D. Koonce	69,099	—	67,754	136,853
Gary L. Sypolt	71,981	—	36,705	108,686
All directors and executive officers as a group (18 persons)(3)	1,501,285	116,711	663,272	2,281,268

(1) Shares in trust for which a director has voting rights. Amounts include shares issued to a trust for certain directors from their frozen deferred compensation plan accounts.

(2) No individual director or executive officer has the right to acquire beneficial ownership of shares within 60 days of March 1, 2013. Unless otherwise noted, all shares are held directly by the director or executive officer and such person has sole voting and investment power with respect to such shares. Includes shares as to which director or executive officer has voting and/or investment discretion or voting and/or investment power is shared with or controlled by another person as follows: Mr. Farrell, 20,000 (shares held jointly with spouse); Mr. Kington, 8,702 (shares held in joint tenancy) and 70,000 (shares held in a grantor annuity trust); and all directors and executive officers as a group, 114,171.

(3) Neither any individual director or executive officer, nor all of the directors or executive officers as a group, own more than one percent of the shares outstanding at March, 1, 2013.

SIGNIFICANT SHAREHOLDERS

Name and address of Beneficial Owner	Beneficial Ownership of Common Stock (based on 13G filing	)	Percentage of Common Shares Outstanding
BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	42,387,526		7.38%
Capital Research Global Investors (1) 333 South Hope Street Los Angeles, CA 90071	30,602,226		5.3%

(1) According to its Schedule 13G filing for December 31, 2012, this shareholder has sole voting power and sole dispositive power for shares reported.

Item 1 — Election of Directors

The CGN Committee, which is composed entirely of independent directors, is responsible for reviewing the qualifications of and selecting director candidates for nomination to the Board. In identifying potential nominees for the Board, the CGN Committee considers candidates recommended by shareholders, a current member of the Board, a member of management or any others that come to its attention by other means. In accordance with its charter, the CGN Committee considers all nominee recommendations, including those from shareholders, in the same manner when determining candidates for the Board. A shareholder who wishes to recommend a prospective nominee for the Board must provide notice in writing to the Corporate Secretary and follow the shareholder nomination procedures described in Shareholder Proposals and Director Nominations on page 13.

The CGN Committee recognizes that a Board with a diverse set of skills, experiences and perspectives creates a governing body best suited to provide oversight of the company while representing the interests of our shareholders, customers, employees and other constituents. The CGN Committee considers many attributes that it deems relevant for serving as a director, including, among others, experience as a CEO, industry experience, financial or accounting skills or oversight experience, legislative or regulatory experience, public company board experience outside of Dominion, and other attributes. Other attributes also considered include a candidate’s character, judgment, diversity of experience, business acumen and ability to act on behalf of shareholders. The CGN Committee also believes that the members of the Board should have experiences and backgrounds that complement those of each other.

Dominion does not have a formal policy with respect to director diversity, but under the company’s Corporate Governance Guidelines, the CGN Committee is charged with selecting candidates who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions as well as those of its three committees. The CGN Committee may also consider in its assessment the Board’s diversity, in its broadest sense, reflecting, but not limited to, geography, gender and ethnicity. The CGN Committee also considers whether a director candidate is independent in accordance with Dominion’s and the NYSE’s independence standards. Based on its deliberations, the CGN Committee recommends director candidates to the Board for nomination.

Information about each director nominee is presented below and includes specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director. These nominees are collegial, thoughtful, responsible and intelligent people and diverse in terms of geographic location throughout the areas of our operations, age, gender, ethnicity and professional experience. Overall, these nominees represent a diverse mix of qualifications deemed beneficial to the formation of a cohesive and effective Board of Directors.

Our Bylaws and Corporate Governance Guidelines require that directors be elected by a majority of the votes cast unless the election is contested. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast. If an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, the director is required to submit a letter of resignation promptly to the Board of Directors. Within 90 days of the certification of the election results, the Board must act on the resignation, taking into consideration any recommendation by the CGN Committee and any additional relevant information and factors. The director who tenders his or her resignation does not participate in the decisions of the CGN Committee or the Board relating to the resignation.

Each nominee presented below was recommended by the CGN Committee and nominated by the Board. All of the director nominees, except for Dr. P. Royal and Messrs. Szymanczyk and Ellis, were elected by shareholders at the 2012 Annual Meeting and are standing for re-election. Mr. Szymanczyk and Dr. P. Royal were elected to the Board by the Directors effective October 2012 and March 2013, respectively, and each was known by a non-management director and the CEO. Mr. Ellis had previously presented a continuing education session to the Board and was known by several of the non-management directors and the CEO. Messrs. Szymanczyk and Ellis and Dr. P. Royal were each identified as a potential director candidate by the CGN Committee and recommended to the Board as a director nominee. Directors are elected annually; therefore, each director’s term of office will end at the next Annual Meeting of Shareholders or when his or her successor has been elected. If any nominee is not available to serve (for reasons such as death or disability), your proxy will be voted for a substitute nominee if the Board of Directors nominates one.

William P. Barr

Director since 2009

Age: 62

Mr. Barr served as Executive Vice President and General Counsel of Verizon Communications Inc. from 2000 to 2008. Prior to that, he served as the 77th Attorney General of the United States from 1991 to 1993 before joining GTE Corporation as Executive Vice President and General Counsel from 1994 to 2000. Mr. Barr is a director of Time Warner Inc. and Selected Funds. He previously served as a director of Holcim US and Aggregate Industries Management, Inc. Mr. Barr received A.B. and M.A. degrees from Columbia University and a J.D. degree from George Washington University. Mr. Barr serves on the Audit Committee and Compensation, Governance and Nominating Committee.

Mr. Barr’s qualifications to serve as a director include his extensive legal experience with service as a general counsel with a public company and an attorney with private law firms. He has experience with and knowledge of public company requirements from an internal perspective with his service as an executive of Verizon Communications Inc., as well as an external perspective as a director of public companies. Mr. Barr has governmental and regulatory expertise through his service as a U.S. Attorney General, and through his prior executive positions, he has mergers, acquisitions and divestitures experience.

Peter W. Brown, M.D.

Director since 2002

Age: 70

Dr. Brown has been a physician in private practice at Virginia Surgical Associates, P.C. since 1978. He is a director of Bassett Furniture Industries, Incorporated. Dr. Brown serves on the Bon Secours St. Mary’s Healthcare Foundation and the Medical College of Virginia Foundation. He received his undergraduate and medical degrees from Emory University and is a clinical associate professor of surgery at Virginia Commonwealth University Medical Center. Dr. Brown serves on the Finance and Risk Oversight Committee.

Dr. Brown’s qualifications to serve as a director include his experience as a medical professional, which provides the Board with additional insight on today’s healthcare issues and concerns. Dr. Brown is actively involved in the Richmond, Virginia community, where our headquarters and regulated subsidiary, Virginia Electric and Power Company (Virginia Power), are based. He is currently or has served in leadership positions of several medical foundations. He also has years of experience as a director of a public company other than Dominion.

Helen E. Dragas

Director since 2010

Age: 51

Ms. Dragas has served as president and chief executive officer of The Dragas Companies, a diversified real estate concern, since 1996. She is rector of the University of Virginia Board of Visitors. Ms. Dragas served on the State Council for Higher Education in Virginia, Commonwealth Transportation Board and Governor’s Economic Development and Jobs Creation Commission. She received both her undergraduate degrees and an MBA from the University of Virginia. Ms. Dragas serves on the Audit Committee.

Ms. Dragas’ qualifications to serve as a director include more than 16 years of experience as the leader of a development planning and construction firm which will be beneficial as Dominion continues with its five-year, infrastructure growth plan. She possesses leadership, management and analytical skills from her experience as chief executive officer and demonstrated through her varied community service and gubernatorial appointments.

James O. Ellis, Jr.

New nominee

Age: 65

Admiral Ellis served as President and Chief Executive Officer of the Institute of Nuclear Power Operations from May 2005 to May 2012. Prior to retiring from active duty in July 2004 as a Navy Admiral, he served as Commander, United States Strategic Command, Offutt Air Force Base, Nebraska. He has also served as Commander in Chief of U.S. Naval Forces in Europe and as Commander in Chief of Allied Forces in Southern Europe. He is a graduate of the U.S. Naval Academy, Navy nuclear power training, the U.S. Naval Test Pilot School and the Navy Fighter Weapons School (Top Gun). He holds master’s degrees in aerospace engineering and aeronautical systems from the Georgia Institute of Technology and the University of West Florida. Admiral Ellis also serves on the boards of Lockheed Martin Corporation, Level 3 Communications, Inc. and Inmarsat plc. In 2013, he was elected to the National Academy of Engineering.

Mr. Ellis’s qualifications to serve as director include his knowledge and expertise of the nuclear industry and emerging energy issues from his service as President and Chief Executive Officer of the Institute of Nuclear Power Operations, a nonprofit corporation established to promote the highest levels of safety and reliability in the operation of commercial nuclear power plants. With his 39 years of service with the U.S. Navy and related significant leadership positions, Mr. Ellis also provides operations and risk management experience involving significant and complex organizations.

Thomas F. Farrell II

Director since 2005

Age: 58

Mr. Farrell has been chairman, president and chief executive officer of Dominion since April 2007. Mr. Farrell served as president and chief executive officer of Dominion from January 2006 to April 2007, and served in various executive positions prior to that. He is chairman of the board and chief executive officer of Virginia Power, a wholly-owned subsidiary of Dominion, and was chairman, president and chief executive officer of CNG, a former wholly-owned subsidiary of Dominion. Mr. Farrell is a director of Altria Group, Inc. He received his undergraduate and law degrees from the University of Virginia.

Mr. Farrell’s qualifications to serve as a director include his 17 years of industry experience as well as his legal expertise, having served as general counsel for Dominion and Virginia Power and as a practicing attorney with a private firm. He is chairman of the Institute of Nuclear Power Operations and a member of the board of directors of the Edison Electric Institute through which he actively represents the interests of Dominion, Virginia Power and the energy sector. Mr. Farrell also has extensive community and public interest involvement and serves or has served on many non-profit and university foundations.

John W. Harris

Director since 1999

Age: 65

Mr. Harris has been president and chief executive officer of Lincoln Harris LLC (formerly The Harris Group), a real estate consulting firm, since 1999 and is a former president of The Bissell Companies, Inc., a commercial real estate and investment management company. He is a director of Piedmont Natural Gas Company, Inc. Mr. Harris is also a director of the Presbyterian Hospital Foundation. He received his undergraduate degree from the University of North Carolina at Chapel Hill. Mr. Harris serves on the Finance and Risk Oversight Committee and Compensation, Governance and Nominating Committee.

Mr. Harris’s qualifications to serve as a director include his extensive public company board experience, with prior directorships with several Fortune 500 companies. As a current director of Piedmont Natural Gas Company, Inc., he has knowledge of and familiarity with Dominion’s industry, markets and regulatory concerns. Through his current and past service as chief executive officer and equivalent positions, Mr. Harris has business leadership and management skills needed for such positions, as well as financial and capital markets experience.

Robert S. Jepson, Jr.

Director since 2003

Age: 70

Mr. Jepson has been chairman and chief executive officer of Jepson Associates, Inc., a private investment firm, since 1989. Mr. Jepson is chairman of the board of the Georgia Ports Authority and serves on the boards of Savannah College of Art and Design, Lees-McRae College, Georgia Historical Society and the Lucas Theatre for the Arts. He received his undergraduate and graduate degrees in business and commerce from the University of Richmond. Mr. Jepson is the principal contributor and founder of the University of Richmond’s Jepson School of Leadership Studies. Mr. Jepson serves on the Audit Committee and Compensation, Governance and Nominating Committee.

Mr. Jepson’s qualifications to serve as a director include his more than 29 years of experience as chief executive officer or chairman of public and private companies. He has previous public company board experience relevant to Dominion’s industry and has had directorships with numerous other public and nonpublic entities. Mr. Jepson also brings capital markets, banking and investment management experience to Dominion’s Board.

Mark J. Kington

Director since 2005

Age: 53

Mr. Kington has been managing director of Kington Management, LLC, a private investment firm, since 2012. He was managing director of X-10 Capital Management, LLC from 2004 through 2012. He is and has been the principal officer and investor in several communications firms and was a founding member of Columbia Capital, LLC, a venture capital firm specializing in the communications and information technology industries. Mr. Kington also serves on the board of the Colonial Williamsburg Foundation. Mr. Kington received his undergraduate degree from the University of Tennessee and an MBA from the University of Virginia. Mr. Kington serves on the Finance and Risk Oversight Committee and Compensation, Governance and Nominating Committee.

Mr. Kington’s qualifications to serve as a director include information technology, capital markets, banking and investment management experience. He also has experience working in a highly-regulated industry with his experience in the telecommunications industry. As with our other directors who have served as chief executive officer or in equivalent positions, Mr. Kington also brings leadership and management skills to Dominion’s Board.

Pamela J. Royal, M.D.

Director since 2013

Age: 50

Dr. Royal is a board certified dermatologist and has been the owner and president of Royal Dermatology and Aesthetic Skin Care, Inc. since 1990. She received her medical degree from Eastern Virginia Medical School of the Medical College of Hampton Roads and served her residency at Howard University Hospital in dermatology. Dr. Royal serves or has served on a number of boards, including those of the Valentine Richmond History Center (current chair), the United Way of Greater Richmond and Petersburg (former chair), The Community Foundation, CenterStage Foundation, the Greater Richmond Chamber of Commerce, J. Sargeant Reynolds Community College Foundation, Bon Secours Richmond Health System, Venture Richmond and the Virginia Early Childhood Foundation.

Dr. Royal’s qualifications to serve as a director include her active community leadership and service to numerous non-profit organizations as a member and in a leadership position. Her community involvement was recognized with the YWCA Outstanding Women’s Award for Volunteerism in 2010. She demonstrates civic and public interest involvement and brings alternative and diverse perspectives on the many fronts that the Board addresses.

Robert H. Spilman, Jr.

Director since 2009

Age: 56

Mr. Spilman has been president and chief executive officer of Bassett Furniture Industries, Incorporated, a furniture manufacturer and distributor, since 2000. He is a director of Harris Teeter Supermarkets, Inc. and Bassett Furniture Industries, Incorporated. Mr. Spilman serves on the Virginia Foundation for Independent Colleges and previously was chairman of the Board of Directors of New College Institute. He received his undergraduate degree from Vanderbilt University. Mr. Spilman serves on the Audit Committee and Finance and Risk Oversight Committee.

Mr. Spilman’s qualifications to serve as a director include his experience as a current chief executive officer of a public company and the business leadership and management skills needed for that position. As lead director of Harris Teeter Supermarkets, Inc., Mr. Spilman brings additional public company board experience and leadership to Dominion’s Board.

Michael E. Szymanczyk

Director since 2012

Age: 64

Mr. Szymanczyk served as Chairman and Chief Executive Officer of Altria Group, Inc. from March 2008 to May 2012. From August 2002 through July 2008, he also served as Chairman, President and Chief Executive Officer of Philip Morris USA Inc. Mr. Szymanczyk previously served on the boards of the Virginia Commonwealth University School of Engineering Foundation, the United Negro College Fund and the Richmond Performing Arts Center. He also served on the Board of Trustees of the University of Richmond and the Dean’s Advisory Council for the Indiana University Kelley School of Business. He received his undergraduate degree from Indiana University. Mr. Szymanczyk serves on the Finance and Risk Oversight Committee.

Mr. Szymanczyk’s qualifications to serve as director include his experience as a chief executive officer of a global Fortune 500 public company. He possesses leadership, management and analytic skills from his experience as a chief executive officer and is knowledgeable of the requirements and concerns that must be considered by a public company. Mr. Szymanczyk also provides expertise in addressing governmental and regulatory matters and issues through his tenure at Altria Group, Inc. and Philip Morris USA Inc.

David A. Wollard

Director since 1999

Age: 75

Mr. Wollard is founding chairman of the board, emeritus, Exempla Healthcare (1997 to 2001). He is a director of Vectra Bank Colorado. Mr. Wollard is the past chairman of the Downtown Denver Partnership and the Denver Metro Chamber of Commerce. He received his undergraduate degree from Harvard College and graduated from the Stonier Graduate School of Banking. Mr. Wollard held a variety of executive positions with banking institutions in Florida and Colorado, where he was the president of Bank One Colorado, N.A. Mr. Wollard serves on the Audit Committee and Compensation, Governance and Nominating Committee.

Mr. Wollard’s qualifications to serve as a director include his extensive background in the banking industry. He has held executive positions and has been a director of numerous financial institutions. Mr. Wollard also has regulatory and governmental experience which is beneficial as the energy industry faces growing legislative and regulatory scrutiny. He has also served on the board of, and has held leadership positions with, many non-profit organizations.

Your Board of Directors recommends that you vote FOR these nominees.

The Audit Committee Report

Our Committee operates under a written charter that is reviewed annually and was most recently revised in December 2011. Our charter may be found on the company’s website at http://www.dom.com/investors/corporate-governance/pdf/audit_charter.pdf.

Our Committee reviews and oversees Dominion’s financial reporting process and related disclosure and internal controls. Each November, we develop the coming year’s meeting schedule and agendas. The agendas include reviews of Dominion’s internal controls testing, disclosure controls and procedures, charter requirements, charitable giving, auditor independence requirements, pre-approval of independent auditors’ fees, independent auditors’ audit plan, results of the independent auditors’ audit and quarterly review procedures, and other issues that we, management and the independent auditors feel should be addressed more closely.

During 2012, the Committee reviewed a number of topics with management and the independent auditors, including:

•	Quarterly and year-end results, financial statements and reports prior to public disclosure;
•	The activities of management’s disclosure committee and Dominion’s disclosure controls and procedures, including internal controls;
•	Management’s compliance with Section 404 of the Sarbanes-Oxley Act, and internal and independent auditors’ testing of internal controls;
•	New and proposed accounting standards and their potential effect on Dominion’s financial statements;
•	The status of internal audit’s staffing, qualifications and audit plans;
•	Business unit-specific topics including: nuclear operations and performance and Dominion Generation, Dominion Virginia Power and Dominion Energy’s construction programs;
•	Dominion’s ethics and compliance program;
•	Compliance with Federal Energy Regulatory Commission regulations; and
•	The annual risk assessment report.

Our Committee conducts educational sessions to review with management company specific topics in more detail. The topics are chosen as part of the November planning process. In 2012, sessions focused on regional transmission organizations and crisis response protocols.

Throughout 2012, we met with the internal and independent auditors, with and without management present, to discuss the plans for, and scope and results of, their audits and reviews of Dominion’s financial statements and internal controls over financial reporting, and the overall quality of Dominion’s financial reporting. At three of the Committee’s meetings, we also met with the internal auditors, independent auditors and management in separate executive sessions.

Management has represented that Dominion’s consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles (GAAP). We reviewed and discussed the audited consolidated financial statements with management and the independent auditors. In accordance with the requirements established by PCAOB AU 380, Communication with Audit Committees, this discussion included a review of significant accounting estimates and controls, and the quality of Dominion’s accounting principles.

We have received written disclosures and letters from the independent auditors required by both the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence and the NYSE governance standards regarding internal quality control procedures. We have discussed with the independent auditors the issue of their independence from Dominion, including any non-audit services performed by them.

2012 CONSOLIDATED FINANCIAL STATEMENTS

Relying on these reviews and discussions, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements and management’s annual report on internal control over financial reporting in Dominion’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

INDEPENDENT AUDITORS FOR 2013

Our Committee discussed with management and reviewed with the independent auditors their plans and proposed fees for auditing the 2013 consolidated financial statements and internal controls over financial reporting of Dominion and its subsidiaries, as well as their proposed audit-related and non-audit services and fees. Based on our discussions and review of the proposed fee schedule, we have retained Deloitte & Touche LLP, a registered public accounting firm that is independent of us, as Dominion’s independent auditors for 2013 and in accordance with our pre-approval policy, approved the fees for the services presented to us. We determined that the non-audit related services proposed to us do not impair Deloitte & Touche’s independence and that it is more economical and efficient to use the firm for the proposed services. Permission for any other specific non-audit related services will require prior approval by our Committee or its chairman. When appropriate, Dominion seeks competitive bids for non-audit related services.

David A. Wollard, Chairman

William P. Barr

Helen E. Dragas

Robert S. Jepson, Jr.

Robert H. Spilman, Jr.

Auditors

FEES AND PRE-APPROVAL POLICY

The Audit Committee has a pre-approval policy for Deloitte & Touche’s services and fees. Each year, the Audit Committee pre-approves a schedule that details the services to be provided for the following year and an estimated charge for such services. At its December 2012 meeting, the Audit Committee approved the schedule of services and fees for 2013. In accordance with Dominion’s pre-approval policy, any changes to the schedule may be approved by the Audit Committee at its next meeting.

The following table presents fees paid to Deloitte & Touche for the fiscal years ended December 31, 2012 and 2011, all of which were pre-approved by the Audit Committee.

Type of Fees (millions)	2012	2011
Audit fees	$5.20	$5.13
Audit-related fees	0.42	0.41
Tax fees	—	—
All other fees	—	—
Total	$5.62	$5.54

Audit Fees. These amounts represent fees of Deloitte & Touche for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly Form 10-Q reports, the audit of internal controls over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC.

Audit-Related Fees. Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of Dominion’s consolidated financial statements or internal control over financial reporting. This category may include fees related to the performance of audits and attest services not required by statute or regulations, including audits in connection with acquisitions and divestitures, audits of our employee benefit plans, due diligence related to mergers, acquisitions and investments, and accounting consultations about the application of GAAP to proposed transactions.

OTHER INFORMATION ABOUT THE AUDITORS

Representatives of Deloitte & Touche will be present at the 2013 Annual Meeting. They will have an opportunity to make a statement if they desire, and will be available to respond to shareholder questions.

Item 2 — Ratification of Appointment of Auditors

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the company’s financial statements. The Audit Committee has appointed Deloitte & Touche LLP as the company’s independent external auditor for the fiscal year 2013. Deloitte & Touche LLP has served as Dominion’s independent external auditor continuously since 1988. The Audit Committee is responsible for the audit fee negotiations associated with the retention of Deloitte & Touche LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm. Further, in conjunction with the mandated rotation of the auditing firm’s lead engagement partner, the Audit Committee and its chairperson will continue to be directly involved in the selection of Deloitte & Touche LLP’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as the company’s independent external auditor is in the best interests of Dominion and its shareholders.

Your Board of Directors recommends that you vote FOR ratification of the Audit Committee’s action.

Compensation, Governance and Nominating Committee Report

In preparation for filing this proxy statement, the Compensation, Governance and Nominating (CGN) Committee reviewed and discussed the following Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, we recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference into Dominion’s Annual Report on Form 10-K for the year ended December 31, 2012. This report was prepared by the following independent directors who compose the CGN Committee:

Robert S. Jepson, Jr., Chairman

William P. Barr

John W. Harris

Mark J. Kington

David A. Wollard

Compensation Discussion and Analysis

This CD&A provides a detailed explanation of the objectives and principles that underlie Dominion’s executive compensation program, its elements and the way performance is measured, evaluated and rewarded. It also describes our compensation decision-making process. Dominion’s executive compensation program is designed to pay for performance and plays an important role in the company’s success by linking a significant amount of compensation to the achievement of performance goals.

Our program and processes generally apply to all of Dominion’s officers, but this discussion and analysis focuses primarily on compensation for our NEOs. Dominion’s NEOs are:

•	Thomas F. Farrell II, Chairman, President and CEO
•	Mark F. McGettrick, Executive Vice President and Chief Financial Officer (CFO)
•	David A. Christian, Executive Vice President and Chief Executive Officer – Dominion Generation Group (CEO – Dominion Generation)
•	Paul D. Koonce, Executive Vice President and Chief Executive Officer – Energy Infrastructure Group (CEO – Dominion Virginia Power)
•	Gary L. Sypolt, Executive Vice President (CEO – Dominion Energy)

EXECUTIVE SUMMARY

2012 Business Highlights

Business highlights for 2012 include the following:

•

Consistent with our focus to create long-term shareholder value, our three-year total shareholder return (TSR) exceeded several major indices. Dominion’s three-year TSR was 51.1% as compared to the three-year TSR of the S&P 500 and Dow Jones Utility Index of 36.3% and 29.1%, respectively. The utility sector in 2012 generally lagged the overall market as investors feared that high-dividend yield stocks, such as utilities, would be affected by unfavorable tax policy changes enacted by Congress. Dominion’s one-year TSR for 2012 was 1.7% which outperformed the one-year TSR for the Philadelphia Stock Exchange Utility Index and was in line with the Dow Jones Utility Index of -0.6% and 1.4%, respectively, but lagged the one-year TSR of the S&P 500 at 16.0%.

•	The Board increased the annual dividend rate by 7.1% from $1.97 per share for 2011 to $2.11 per share for 2012 and set a new goal in December 2012 to achieve a 65% to 70% dividend payout ratio.*
•	Dominion’s market capitalization was $29.8 billion as of December 31, 2012, which ranked third relative to our Compensation Peer Group.

*	All dividend declarations are subject to the approval by the Board of Directors.

•

Consolidated operating earnings for 2012 were $3.05 per share, up from $2.99 per share in 2011, and below our guidance range of $3.10 to $3.35 per share.** Consolidated earnings reported under Generally Accepted Accounting Principles (GAAP) were $0.53 per share in 2012, down from $2.45 per share in 2011. The decrease in operating earnings for 2012 is attributed principally to unfavorable weather that included a warm winter and mild autumn and summer. The impact of unfavorable weather and storm outages during the hottest days of summer combined to decrease operating earnings by 22 cents per share. Excluding such impact, our operating earnings would have met our earnings guidance range and our operating earnings growth would have exceeded our 5-6% target.

•

Our commitment to safety as a priority and as a core value was evident as Dominion’s recordable incidence rate continued its downward trend. For the year ended December 31, 2012, the overall Occupational Safety and Health Administration (OSHA) recordable incidence rate for Dominion was 0.74, our lowest since we have been recording incidence rates at Dominion and a 60% decline since 2006.

•

Dominion’s employees and leadership continued to meet the challenges presented by destructive weather. Dominion restored service to more than one million customers in less than seven days following two waves of severe weather that crossed Virginia in late June. Subsequently in October 2012, Dominion restored service to more than 320,000 customers who endured outages resulting from Superstorm Sandy and the accompanying winter storm. Following the completion of power restoration for Dominion’s customers, Dominion joined other utilities and worked to restore power to the storm-devastated Northeast United States.

•

Dominion’s long-term growth plan remained on track with more than $2.5 billion spent on new and upgraded infrastructure in 2012 and with more than $10 billion of planned investment from 2013 to 2017. Six major projects entered service in 2012 that serve our electric utility customers in Virginia and North Carolina and support new natural gas drilling, gathering, processing, storage and transportation in the shale regions of West Virginia, Pennsylvania and Ohio. Several projects were begun or announced in 2012, including our $1.5 billion joint venture with Caiman Energy II, LLC. The Blue Racer Midstream, LLC joint venture will provide gathering and processing services to the natural gas producers in the Utica region and is expected to enhance our position in that region. Examples of major projects completed or begun in 2012 are highlighted below:

Dominion Generation	Dominion Virginia Power	Dominion Energy

•      The 600-megawatt Virginia City Hybrid Energy Center began operations in June 2012 and was completed on time and on budget.

•     Conversion of the coal-fired Altavista, Hopewell and Southampton power stations to biomass, a renewable energy source, is underway with completion expected in late 2013.

•     Construction is proceeding on the $1.1 billion, 1,329-megawatt natural gas fired power station in Warren County, Virginia with completion expected in late 2014.

•     We plan to invest $4.5 billion in planned capital expenditures from 2013 to 2017 to strengthen Dominion Virginia Power’s electric grid, support growing demand for electricity and improve service reliability for its 2.5 million customers.

•      Work continues on the rebuild of the Mt. Storm-to-Doubs line. This 500kV major transmission project is a critical component of the electric grid that serves Virginia, West Virginia and Maryland and is expected to increase capacity by about 67%.

•     The Hayes to Yorktown transmission line was energized, representing a $79 million investment in electric transmission infrastructure in Virginia.

•     Four natural gas transmission, gathering and processing projects—Appalachian Gateway Project, Gathering Enhancement, Northeast Expansion and Ellisburg to Craig – entered into service in 2012, representing nearly $1 billion in investment.

•      Development continued on the $550 million Natrium natural gas processing facility located in West Virginia.

•     We formed a $1.5 billion joint venture – Blue Racer Midstream, LLC – with Caiman Energy II, LLC, to focus on wet gas gathering, processing, fractionation and natural gas liquid transportation and marketing.

**	See Reconciliation of 2012 Consolidated Operating Earnings to Reported Earnings on page 46.

2012 Compensation Highlights

Significant executive compensation decisions made, and goals achieved, in 2012 that affected our NEOs are highlighted below and discussed in more detail in the upcoming sections of this CD&A.

•

Based on strong 2011 performance and other factors, Messrs. Farrell and Christian received a 7.5% base salary increase and Messrs. McGettrick, Koonce and Sypolt each received a 3% base salary increase for 2012. No other changes were made to Mr. Farrell’s compensation package. Mr. Farrell’s total compensation for 2012 decreased as compared to 2011, due primarily to the 60% funding of the 2012 Annual Incentive Plan (AIP) and lower than target payout under the 2011 Performance Grant as discussed below.

•	The company disclosed $3.05 consolidated operating earnings per share** for the year ended December 31, 2012, which included the expense for 60% funding for the 2012 AIP.
•

Payout under the 2011 Performance Grants was 64.2% of target. The lower than target payout was primarily due to TSR performance in the second quartile versus our peer group over a two-year period and a return on invested capital (ROIC) percentage that was lower than target. Dominion’s two-year TSR for the period ended December 31, 2012 was 31.6%

•

Following its annual review of the design of the long-term incentive program in early 2012, the CGN Committee approved measuring TSR performance against the TSR of the companies listed as members of the Philadelphia Stock Exchange Utility Index. In selecting the Philadelphia Stock Exchange Utility Index, the CGN Committee took into consideration that the companies represented in the Philadelphia Stock Exchange Utility Index are similar to those companies currently included in Dominion’s compensation peer group and the index itself is a recognized, published index whose members are determined externally and independently from the company. The 2012 grants are more fully described in 2012 Performance Grants under Long-term Incentive Program.

•

In addition to restricted stock and performance grants under our 2012 long-term incentive plan, the CGN Committee granted retention awards in the form of restricted stock to three of our NEOs in order to secure their services through the end of 2015.

Compensation Governance

Our compensation governance practices emphasize Dominion’s focus on an executive compensation program that pays for performance and aligns management’s interests with those of our shareholders, employees and customers. Our compensation governance practices include the following:

•	Our CGN Committee is composed solely of independent directors.
•

The CGN Committee’s independent compensation consultant, PM&P, is retained directly by the CGN Committee to advise the committee on executive and director compensation and the CGN Committee has determined that PM&P’s work for the committee does not present any conflicts of interest.

•

Since 2009, our AIP and long-term incentive plan performance grants have included a clawback provision to recoup payouts from any employee whose fraudulent or intentional misconduct causes a restatement of a financial statement or affects the company’s operations or the employee’s duties. See Recovery of Incentive Compensation for additional information on our clawback provision.

•

Our officers and non-employee directors are subject to share ownership guidelines that require a significant investment in Dominion stock. All NEOs have met their ownership targets. In addition, both officers and non-employee directors are prohibited from engaging in certain transactions related to Dominion stock, including hedging, owning derivative securities, using margin accounts and pledging shares as collateral. See Share Ownership Guidelines and Directors Share Ownership Guidelines for additional information.

•	Our chief risk officer performs an annual risk assessment of our incentive compensation plans, the results of which are provided to the CGN Committee.
•	Our officers do not receive tax gross-ups on the limited perquisites provided to them. Tax gross-ups are also not provided on imputed income to our non-employee directors.
•	In January 2013, the CGN Committee approved the elimination of the excise tax gross up provision included in the Employment Continuity Agreement for any new officer elected after February 1, 2013.

**	See Reconciliation of 2012 Consolidated Operating Earnings to Reported Earnings on page 46.

OBJECTIVES OF DOMINION’S EXECUTIVE COMPENSATION PROGRAM AND THE COMPENSATION DECISION-MAKING PROCESS

Our Objectives

Dominion’s executive compensation philosophy is to provide a competitive total compensation program tied to performance and aligned with the interests of our shareholders, employees and customers.

The major objectives of our compensation program are to:

•	Attract, develop and retain an experienced and highly qualified management team;
•	Motivate and reward superior performance that supports our business and strategic plans and contributes to the long-term success of the company;
•

Align the interests of management with those of our shareholders and customers by placing a substantial portion of pay at risk through performance goals that, if achieved, are expected to increase total shareholder return and enhance customer service;

•	Promote internal pay equity; and
•	Reinforce our four core values of safety, ethics, excellence and One Dominion – our term for teamwork.

These objectives provide the framework for our compensation decisions. To determine if we are meeting the objectives of our compensation program, the CGN Committee reviews and compares the company’s actual performance to our short-term and long-term goals, our strategies, and our peer companies’ performance.

Dominion’s 2012 performance indicates that the design of our compensation program is meeting these objectives. Our NEOs have service with Dominion ranging from 14 to 36 years. We have attracted, motivated and maintained a superior leadership team with skills, industry knowledge and institutional experience that strengthen their ability to act as sound stewards of shareholder dollars.

In 2012, our shareholders voted on our executive compensation program (also known as Say on Pay) and approved it on an advisory basis by almost 95%, which followed an approval of 94% in the prior year. The CGN Committee considered the very strong shareholder endorsement of the CGN Committee’s decisions and policies and Dominion’s overall executive compensation program in continuing the pay-for-performance program that is currently in place without any specific changes for 2013 based on the vote. Unless the Board modifies its policy on the frequency of future Say on Pay advisory votes, shareholders will have an opportunity annually to cast an advisory vote in connection with executive compensation. We will ask shareholders, on an advisory basis, to vote on the frequency of the Say on Pay vote at least once every six years, with the next advisory vote on frequency to be held no later than the 2017 Annual Meeting of Shareholders.

Our Process for Setting Compensation

The CGN Committee is responsible for reviewing and approving NEO compensation and our overall executive compensation program. Each year, the CGN Committee reviews and considers a comprehensive assessment and analysis of the executive compensation program, including the elements of each NEO’s compensation, with input from management and our independent compensation consultant. As part of its assessment, the CGN Committee reviews the performance of the CEO and other executive officers, meets at least annually with the CEO to discuss succession planning for his position and the positions of the company’s senior officers, reviews the share ownership guidelines and executive officer compliance with the guidelines, and establishes compensation programs designed to achieve Dominion’s objectives.

THE ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

The CGN Committee has retained an independent compensation consultant, PM&P, to advise the committee on executive and director compensation matters. Our PM&P consultant participates in meetings with the CGN Committee, either in person or by teleconference, and communicates directly with the chairman of the committee outside of the committee meetings as requested by the chairman of the committee. PM&P also reviewed meeting materials as requested for the CGN Committee and provided the following services related to our 2012 executive compensation program:

•

Participated in CGN Committee executive sessions without management present to discuss CEO compensation and any other relevant matters, including the appropriate relationship between pay and performance and emerging trends, to answer technical questions, and to review and comment on management proposals; and

•	Generally reviewed and offered advice as requested by or on behalf of the CGN Committee regarding other aspects of our executive compensation program, including best practices and other matters.

PM&P received compensation from Dominion for consulting services related only to executive and director compensation, except for $3,300 related to Dominion’s participation in one survey administered by PM&P related to natural gas transmission compensation. PM&P did not provide any additional services to Dominion.

The CGN Committee has reviewed and considered information provided to the CGN Committee by its PM&P consultant, the CGN Committee members and Dominion’s executive officers, and based on its review and such factors as it deemed relevant, the CGN Committee has concluded that the advice it receives from PM&P is objective and that PM&P’s work did not raise any conflict of interest.

MANAGEMENT’S ROLE IN OUR PROCESS

Although the CGN Committee has the responsibility to approve and monitor all compensation for our NEOs, management plays an important role in determining executive compensation. Under the direction of the Corporate Secretary, internal compensation specialists provide the CGN Committee with data, analysis and counsel regarding the executive compensation program, including an ongoing assessment of the effectiveness of the program, peer practices, and executive compensation trends and best practices. The CEO, CFO and Corporate Secretary, along with our internal compensation and financial specialists, assist in the design of our incentive compensation plans, including performance target recommendations consistent with the strategic goals of the company, and recommendations for establishing the peer group. Management also works with the chairman of the CGN Committee to establish the agenda and prepare meeting information for each CGN Committee meeting.

As discussed previously, the CEO is responsible for reviewing senior officer succession plans with the CGN Committee on an annual basis. He is also responsible for reviewing the performance of his senior officers, including the other NEOs, with the CGN Committee at least annually. He makes recommendations on the compensation and benefits for the NEOs (other than himself) to the CGN Committee and provides other information and counsel as appropriate or as requested by the CGN Committee, but all decisions are ultimately made by the CGN Committee.

THE COMPENSATION PEER GROUP

The CGN Committee uses two peer groups for executive compensation. The Compensation Peer Group is used to assess the competitiveness of the compensation of our NEOs. Starting with the 2012 Performance Grant, a separate Performance Grant Peer Group is used to evaluate the relative performance of our company for purposes of our long-term incentive program. (See 2012 Performance Grants for additional information.) In the fall of each year, the CGN Committee approves a Compensation Peer Group of companies. In selecting the Compensation Peer Group, Dominion uses a methodology generally recommended by PM&P to identify companies in our industry that compete for customers, executive talent and investment capital. We screen this group based on size and usually eliminate companies that are much smaller or larger than Dominion’s size in revenues, assets and market capitalization. We also consider the geographic locations and the regulatory environment in which potential peer companies operate.

Dominion’s Compensation Peer Group is generally consistent from year to year, with merger and acquisition activity being the primary reason for any changes. No changes were made to the peer group used for setting compensation for 2012. The members of Dominion’s Compensation Peer Group are as follows:

Ameren Corporation	FirstEnergy Corp.
American Electric Power Company, Inc.	NextEra Energy, Inc.
CMS Energy Corporation	NiSource Inc.
DTE Energy Company	PPL Corporation
Duke Energy Corporation	Public Service Enterprise Group Incorporated
Entergy Corporation	The Southern Company
Exelon Corporation	Xcel Energy Inc.

The CGN Committee and management use data from our Compensation Peer Group prepared by management to: (i) compare Dominion’s stock and financial performance against its peers using a number of different metrics and time periods to evaluate how we are performing as compared to our peers; (ii) analyze compensation practices within our industry; (iii) evaluate peer company practices and determine peer median and 75th percentile ranges for base pay, annual incentive pay, long-term incentive pay and total direct compensation, both generally and for specific positions; and (iv) compare our benefits and perquisites. In setting the levels for base pay, annual incentive pay, long-term incentive pay and total direct compensation, the CGN Committee also takes into consideration Dominion’s larger size compared with the median of the Compensation Peer Group. As of year-end 2012, Dominion ranked third in market capitalization, seventh in assets and seventh in revenues in comparison to the Compensation Peer Group.

SURVEY DATA

We do not benchmark or otherwise use broad-based market data as the basis for compensation decisions for our NEOs. Survey compensation data is used only to provide a general understanding of compensation practices and trends. The CGN Committee takes into account individual and company specific factors, including internal pay equity, along with data from our Compensation Peer Group in establishing compensation opportunities. The CGN Committee believes that this emphasis better reflects the company’s specific needs in its distinct competitive market and with respect to its size and complexity versus its peers.

COMPENSATION DESIGN AND RISK

Dominion’s management, including Dominion’s chief risk officer and other executives, annually reviews the overall structure of the company’s executive compensation program and policies to ensure they are consistent with effective management of enterprise key risks and that they do not encourage executives to take unnecessary or excessive risks that could threaten the value of the enterprise. With respect to the programs and policies that apply to our NEOs, this review includes:

•	analysis of how different elements of our compensation programs may increase or mitigate risk-taking;
•	analysis of performance metrics used for short-term and long-term incentive programs and the relation of such incentives to the objectives of the company;
•	analysis of whether the performance measurement periods for short-term and long-term incentive compensation are appropriate; and
•	analysis of the overall structure of compensation programs as related to business risks.

Among the factors considered in management’s assessment are: the balance of our overall program design, including the mix of cash and equity compensation; the mix of fixed and variable compensation; the balance of short-term and long-term objectives of our incentive compensation; the performance metrics, performance targets, threshold performance requirements and capped payouts related to our incentive compensation; our clawback provision on incentive compensation; our share ownership guidelines, including share ownership levels and retention practices; prohibitions on hedging, pledging, and other derivative transactions related to Dominion stock; and internal controls and oversight structures in place at Dominion.

Management reviewed and provided the results of this assessment to the CGN Committee. Based on this review, the CGN Committee believes the company’s well-balanced mix of salary and short-term and long-term incentives, as well as the performance metrics that are included in the incentive programs, are appropriate and consistent with the company’s risk management practices and overall strategies.

OTHER TOOLS

The CGN Committee uses a number of tools in its annual review of the compensation of the CEO and other NEOs, including charts illustrating the total range of payouts for each performance-based compensation element under a number of different scenarios; spreadsheets showing the cumulative dollar impact on total direct compensation that could result from implementing proposals on any single element of compensation; graphs showing the relationship between the CEO’s pay and that of the next highest-paid officer and NEOs as a group; and other information the CGN Committee may request in its discretion. Management’s internal compensation specialists provide the CGN Committee with detailed comparisons of the design and features of Dominion’s long-term incentive and other executive benefit programs with available information regarding similar programs at the companies in the Compensation Peer Group. These tools are used as part of the overall process to ensure that the program results in appropriate pay relationships as compared to our peer companies and internally among the NEOs, and that an appropriate balance of at-risk, performance-based compensation is maintained to support the program’s core objectives. No material adjustments were made to any NEO’s compensation as a result of using these tools.

ELEMENTS OF DOMINION’S COMPENSATION PROGRAM

Our executive compensation program consists of four basic elements:

Pay Element	Primary Objectives	Key Features & Behavioral Focus

Base Salary	• Provide competitive level of fixed cash compensation for performing day-to-day responsibilities • Attract and retain talent	• Generally targeted at or slightly above peer median, with individual and company-wide considerations • Rewards individual performance and level of experience

Annual Incentive Plan

•  Provide competitive level of at-risk cash compensation for achievement of short-term financial and operational goals

•  Align short-term compensation with our annual budget, earnings goals, business plans and core values

•   Cash payments based on achievement of annual financial and individual operating and stewardship goals

•  Rewards achievement of annual financial goals for Dominion as well as business unit and individual goals selected to support longer-term strategies

Long-Term Incentive Program	• Provide competitive level of at-risk compensation for achievement of long-term performance goals • Create long-term shareholder value • Retain talent and support the succession planning process

•   A combination of performance-based cash and restricted stock awards

•  Encourages and rewards officers for making decisions and investments that create long-term shareholder value as reflected in superior relative total shareholder returns, as well as achieving desired returns on invested capital

Employee and Executive Benefits

•  Provide competitive retirement and other benefit programs that attract and retain highly qualified individuals

•   Provide competitive terms to encourage officers to remain with Dominion during any potential change in control to ensure an orderly transition of management

•   Includes company-wide benefit programs, executive retirement plans, limited perquisites, and change in control and other agreements, supplemented with non-compete provisions in the non-qualified retirement plans

•   Encourages officers to remain with Dominion long-term and to act in the best interests of shareholders, even during any potential change in control

Factors in Setting Compensation

As part of the process of setting compensation targets, approving payouts and designing future programs, the CGN Committee evaluates the company’s overall performance versus its business plans and strategies, its short-term and long-term goals and the performance of its peer companies. In addition to considering Dominion’s overall performance for the year, the CGN Committee takes into consideration several individual factors that are not given any specific weighting in setting each element of compensation for each NEO, including:

•	An officer’s experience and job performance;
•	The scope, complexity and significance of responsibility for a position, including any differences from peer company positions;
•

Internal pay equity considerations, such as the relative importance of a particular position or individual officer to Dominion’s strategy and success, and comparability to other officer positions at Dominion;

•	Retention and market competitive concerns; and
•	The officer’s role in any succession plan for other key positions.

The CGN Committee evaluates each NEO’s base salary, total cash compensation (base salary plus target AIP award) and total direct compensation opportunities against data from our Compensation Peer Group to ensure the compensation levels are appropriately competitive, but does not target these compensation levels at a particular percentile or range of the peer group data. As part of its analysis, the CGN Committee also takes into account Dominion’s larger size and complexity compared to the companies in our Compensation Peer Group.

In setting compensation for 2012, we provided a modest increase in base salary for all officers, including all NEOs, and made adjustments to performance-based compensation target levels for certain officers. Based on our review of data from our Compensation Peer Group, each NEO’s job performance, recent promotions and internal pay equity considerations such as scope and complexity of the position relative to other positions at the company, we determined it was appropriate to increase the target levels under the 2012 AIP for Messrs. Christian and Sypolt as described in Annual Incentive Plan and the long-term incentive plan for Messrs. McGettrick, Christian, Koonce and Sypolt as described in Long-Term Incentive Program.

CEO Compensation Relative to Other NEOs

Mr. Farrell participates in the same compensation programs and receives compensation based on the same philosophy and factors as other NEOs. Application of the same philosophy and factors to Mr. Farrell’s position results in overall CEO compensation that is significantly higher than the compensation of the other NEOs. His compensation is commensurate with his greater responsibilities and decision-making authority, broader scope of duties encompassing the entirety of the company (as compared to the other NEOs who are responsible for significant but distinct areas within the company) and his overall responsibility for corporate strategy. His compensation also reflects his role as our principal corporate representative to investors, customers, regulators, analysts, legislators, industry and the media.

We consider CEO compensation trends as compared to the next highest-paid officer, as well as to our executive officers as a group, over a multi-year period to monitor the ratio of Mr. Farrell’s pay relative to the pay of other executive officers based on (i) salary only and (ii) total direct compensation. We also compare our ratios to that of our peers to confirm that our ratios are consistent with practices at our peer companies. There is no particular targeted ratio or goal, but instead the CGN Committee considers year-to-year trends and comparisons with our peers. The CGN Committee did not make any adjustments to the compensation of any NEOs based on this review in 2012.

Allocation of Total Direct Compensation in 2012

Consistent with our objective to reward strong performance based on the achievement of short-term and long-term goals, a significant portion of total cash and total direct compensation is at risk. Total direct compensation is the sum of base salary, targeted AIP compensation and targeted long-term incentive compensation. Approximately 87% of Mr. Farrell’s targeted 2012 total direct compensation is performance-based, tied to pre-approved performance metrics, including relative TSR and ROIC, or tied to the performance of our stock. For the other NEOs, performance-based and stock-based compensation ranges from 74% to 80% of targeted 2012 total direct compensation. This compares to an average of approximately 52% of targeted compensation at risk for most of our officers at the vice president level and an average of approximately 12% of total pay at risk for our non-officer employees.

The charts below illustrate the elements of total direct compensation opportunities in 2012 for Mr. Farrell and the average of the other NEOs as a group and the allocation of such compensation among base salary, targeted 2012 AIP award and targeted 2012 long-term incentive compensation.

Base Salary

Base salary compensates our officers, along with the rest of our workforce, for committing significant time to working on Dominion’s behalf. Annual salary reviews achieve two primary purposes: (i) an annual adjustment, as appropriate, to keep salaries in line and competitive with the Compensation Peer Group and to reflect changes in responsibility, including promotions; and (ii) a motivational tool to acknowledge and reward excellent individual performance, special skills, experience, the strategic impact of a position relative to other Dominion executives and other relevant considerations.

Our primary goal is to compensate our officers at a level that best achieves our objectives and reflects the considerations discussed above. We believe that an overall goal of targeting base salary at or slightly above the Compensation Peer Group median is a conservative but appropriate target for base pay. However, an individual’s compensation may be below or above our target range based on a number of factors such as performance, tenure, and other factors explained above in Factors in Setting Compensation. In addition to being ranked above or at the Compensation Peer Group median in 2012 in terms of revenues, assets and market capitalization, the scope of

Dominion’s business operations is complex and unique in its industry. Successfully managing such a broad and complex business requires a skilled and experienced management team. We believe we would not be able to successfully recruit and retain such a team if the base pay for officers was generally below the Compensation Peer Group median. For 2012, the CGN Committee approved a 7.5% base salary increase for Messrs. Farrell and Christian and a 3% base salary increase for Messrs. McGettrick, Koonce and Sypolt. In determining the base salary increase for Mr. Farrell, the CGN Committee considered Dominion’s strong performance in 2011 as well as Mr. Farrell’s individual performance, the complexity of Dominion and the energy industry itself, Mr. Farrell’s leadership in the industry and other factors. For Mr. Christian, the Committee took into consideration that Mr. Christian’s base salary was slightly below the Compensation Peer Group median, the increased competitiveness for nuclear industry expertise, the size of the Dominion Generation business unit, which is the largest of our three business units, relative to Dominion’s other business units and other factors. Effective January 1, 2013, the CGN Committee increased Mr. Koonce’s base salary 10% to recognize his increased responsibility as CEO of the Energy Infrastructure Group, with the CEO of the Dominion Energy business unit reporting to him.

Annual Incentive Plan

OVERVIEW

The AIP plays an important role in meeting Dominion’s overall objective of rewarding strong performance. The AIP is a cash-based program focused on short-term goal accomplishments and is designed to:

•	Tie interests of shareholders, customers and employees closely together;
•	Focus our workforce on company, operating group, team and individual goals that ultimately influence operational and financial results;
•	Reward corporate and operating unit earnings performance;
•	Reward safety and other operating and stewardship goal successes;
•	Emphasize teamwork by focusing on common goals;
•	Appropriately balance risk and reward; and
•	Provide a competitive total compensation opportunity.

TARGET AWARDS

An NEO’s compensation opportunity under the AIP is based on a target award. Target awards are determined as a percentage of a participant’s base salary (for example, 85% of base salary). The target award is the amount of cash that will be paid if the plan is funded at the full funding target set for the year and a participant achieves a score of 100% for the payout goals. Participants who retire during the plan year are eligible to receive a prorated payment of their AIP award after the end of the plan year based on final funding and goal achievement. Participants who voluntarily terminate employment during the plan year and who are not eligible to retire (before attainment of age 55) forfeit their AIP award.

AIP target award levels are established based on a number of factors, including historical practice, individual and company performance and internal pay equity considerations, and are compared against Compensation Peer Group data to ensure the appropriate competitiveness of an NEO’s total cash compensation opportunity. However, as discussed above, AIP target award levels are not targeted at a specific percentile or range of the peer group data, nor was market survey data used in setting AIP target award levels for 2012. AIP target award levels are also consistent with our intent to have a significant portion of NEO compensation at risk. For 2012, Messrs. Christian and Sypolt’s AIP target award percentages were increased from 85% to 90% of base salary to reflect the continued transition of their compensation to a business unit CEO level. There were no changes to the AIP targets as a percentage of salary for Messrs. Farrell, McGettrick and Koonce for 2012.

Name	2011 AIP Target Award*	2012 AIP Target Award*
Thomas F. Farrell II	125%	125%
Mark F. McGettrick	100%	100%
David A. Christian	85%	90%
Paul D. Koonce	90%	90%
Gary L. Sypolt	85%	90%

*As a % of base salary

FUNDING OF THE 2012 AIP

Funding of the 2012 AIP was based solely on consolidated operating earnings per share, with potential funding ranging from 0% to 200% of the target funding. Consolidated operating earnings are our reported earnings determined in accordance with GAAP, adjusted for certain items. We believe that by placing a focus on pre-established consolidated operating earnings per share targets, we increase employee awareness of the company’s financial objectives and encourage behavior and performance that will help achieve these objectives.

For the 2012 AIP, the CGN Committee established a full funding target at 100% for the NEOs at $3.05 operating earnings per share, inclusive of funding for all plan participants. The maximum funding target of 200% was set at $3.15 operating earnings per share, and no funding if operating earnings were less than $3.05 per share (threshold), with the Committee retaining negative discretion to determine the final funding level. Full funding means that the AIP is 100% funded and participants can receive their full targeted AIP payout if they achieve a score of 100% for their particular goal package, as described below in How We Determine AIP Payouts. At the maximum plan funding level of 200%, the NEOs can earn up to two times their targeted AIP payout, subject to achievement of their individual goal packages.

Dominion’s consolidated operating earnings for the year ended December 31, 2012 were $1.75 billion or $3.05 per share, as compared to its consolidated reported earnings in accordance with GAAP of $302 million or $0.53 per share, with enough earnings above $3.05 (before AIP funding) to support 60% funding for the 2012 AIP.**

** See	Reconciliation of 2012 Consolidated Operating Earnings to Reported Earnings on page 46.

HOW WE DETERMINE AIP PAYOUTS

For the NEOs, payout of funded AIP awards is contingent solely on the achievement of the consolidated operating financial goal with the CGN Committee retaining negative discretion to lower payout as it deems appropriate, including taking into consideration the accomplishment of the consolidated financial, business unit financial and operating and stewardship goals, including a safety goal. The percentage allocated to each category of goals represents the percentage of the funded award subject to the performance of that goal. Officer goals are weighted according to their responsibilities. The overall score cannot exceed 100%.

Business unit financial goals provide a line-of-sight performance target for officers within a business unit and, on a combined basis, support the consolidated operating earnings target for Dominion. Operating and stewardship goals provide line-of-sight performance targets that may not be financial and that can be customized for each individual or by segments of each business unit. Operating and stewardship goals promote our core values of safety, ethics, excellence and teamwork, which in turn contribute to our financial success.

The discretionary payout goals adopted by each of the NEO are described under 2012 AIP Payouts and the weightings applied to those goals are shown in the table below.

Name	Consolidated Financial Goal	Business Unit Financial Goals	Operating/ Stewardship Goals*
Thomas F. Farrell II	95%	0%	5%
Mark F. McGettrick	95%	0%	5%
David A. Christian	65%	30%	5%
Paul D. Koonce	65%	30%	5%
Gary L. Sypolt	65%	30%	5%

*For 2012, the operating and stewardship goal for each NEO was a safety goal.

2012 AIP PAYOUTS

The formula for calculating an award is:

The consolidated financial goal was consolidated operating earnings for the year ended December 31, 2012 of $3.05 per share, which was accomplished as described above. The 2012 business unit financial goals and accomplishment levels for Mr. Koonce (Dominion Virginia Power), Mr. Christian (Dominion Generation) and Mr. Sypolt (Dominion Energy) were as follows:

Business Unit	Goal Threshold (Net Income)	Goal 100% Payout (Net Income)	Actual 2012 Net Income	2012 Approved Accomplishment
(Million/$)
Dominion Virginia Power	$431	$539	$559	100%
Dominion Generation	803	1,004	874	87%
Dominion Energy	453	566	551	97%

Messrs. Farrell and McGettrick each received partial credit for their safety goal as the Dominion Services business unit had five OSHA recordable incidents which exceeded the target of four or less OSHA recordable incidents with an incidence rate of 0.15 or less. Mr. Christian met his target safety goal of an OSHA incidence rate ranging from 0.16 to 1.31 for certain operating units and recordable incidents of two or fewer for another operating unit in the Dominion Generation business unit. Mr. Koonce met his target safety goal of an OSHA incidence rate of 1.39 and lost time/restricted duty rate of 0.25 for the Dominion Virginia Power business unit. Mr. Sypolt met his target safety goal of an OSHA incidence rate of 1.87 and lost time/restricted duty rate of 1.02 for the Dominion Energy business unit.

The CGN Committee exercised negative discretion to lower the payouts for Messrs. Farrell and McGettrick due to their missed safety goals and Messrs. Christian and Sypolt due to their missed business unit financial goals. Amounts earned under the 2012 AIP for each NEO are shown below and are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Name	Base Salary		Target Award*		Funding %		Total Payout Score %		2012 AIP Payout
Thomas F. Farrell II	$1,315,800	X	125%	X	60%	X	99%	=	$976,982
Mark F. McGettrick	683,836	X	100%	X	60%	X	99%	=	406,198
David A. Christian	607,242	X	90%	X	60%	X	96%	=	314,794
Paul D. Koonce	523,094	X	90%	X	60%	X	100%	=	282,471
Gary L. Sypolt	516,265	X	90%	X	60%	X	99%	=	275,995

*As a % of base salary.

Messrs. Farrell and McGettrick’s payout scores were calculated as follows:

Name	Consolidated Financial Goal Accomplishment		Goal Weighting		Operating/ Stewardship Goal Accomplishment		Goal Weighting		Total Payout Score
Thomas F. Farrell II	100%	X	95%	+	80%	X	5%	=	99%
Mark F. McGettrick	100%	X	95%	+	80%	X	5%	=	99%

Messrs. Christian, Koonce and Sypolt’s payout scores were calculated as follows:

Name	Consolidated Financial Goal Accomplishment		Goal Weighting		Business Unit Financial Goal Accomplishment		Goal Weighting		Operating/ Stewardship Goal Accomplishment		Goal Weighting		Total Payout Score
David A. Christian	100%	X	65%	+	87%	X	30%	+	100%	X	5%	=	96%
Paul D. Koonce	100%	X	65%	+	100%	X	30%	+	100%	X	5%	=	100%
Gary L. Sypolt	100%	X	65%	+	97%	X	30%	+	100%	X	5%	=	99%

Long-Term Incentive Program

OVERVIEW

Our long-term incentive program focuses on Dominion’s longer-term strategic goals and retention of our executives. Since 2006, 50% of our long-term incentives have been full value equity awards in the form of restricted stock with time-based vesting and the other 50% have been performance-based awards. We believe restricted stock serves as a strong retention tool and also creates a focus on Dominion’s stock price to further align the interests of officers with the interests of our shareholders and customers. For those officers who have made substantial progress toward their share ownership guidelines, the performance-based award is in the form of a cash performance grant. Officers who have not achieved 50% of their targeted share ownership guideline receive goal-based stock performance grants instead of a cash performance grant. Dividend equivalents are not paid on any performance-based grants. Because officers are expected to retain ownership of shares upon vesting of restricted stock awards, as explained in Share Ownership Guidelines, the long-term cash performance grant balances the program and allows a portion of the long-term incentive award to be accessible to our NEOs during the course of their employment. As all of our NEOs have satisfied their full targeted share ownership, all of our NEOs received the performance-based component of their 2012 long-term incentive award in the form of a cash performance grant.

The CGN Committee approves long-term incentive awards in January each year with a grant date established in early February. This process ensures incentive-based awards are made at the beginning of the performance period and shortly after the public disclosure of Dominion’s earnings for the prior year. Like the AIP target award levels discussed above, long-term incentive target award levels are established based on a number of factors, including historical practice, individual and company performance, and internal pay equity considerations, and are compared against Compensation Peer Group data to ensure the appropriate competitiveness of an NEO’s total direct compensation opportunity. However, as discussed above, long-term incentive target award levels were not targeted at a specific percentile or range of the Compensation Peer Group data, nor was market survey data a factor in setting long-term incentive target award levels for 2012.

For 2012, the CGN Committee approved increases to the target long-term incentive awards for Messrs. McGettrick, Christian, Koonce and Sypolt as discussed below. There was no change to the target long-term incentive award for Mr. Farrell.

McGettrick. Among the factors considered by the CGN Committee in determining the amount of Mr. McGettrick’s award were Mr. McGettrick’s continued superior performance as CFO and his broad-based experience. The CGN Committee determined it was appropriate to approve a 6% increase in Mr. McGettrick’s target long-term incentive award, which resulted in a 5% increase in total direct compensation at target.

Christian. For Mr. Christian’s target long-term incentive award, the CGN Committee considered, among other factors, Mr. Christian’s performance as CEO of the Dominion Generation business unit and his experience with the company. The CGN Committee also considered the size of the Dominion Generation business unit, which is the largest of our three business units, relative to Dominion’s other business units in determining his target long-term incentive award, the continued transition of Mr. Christian’s compensation to a business unit CEO level and the increased industry competitiveness for personnel with nuclear expertise. The CGN Committee determined it was appropriate to approve an 18% increase in Mr. Christian’s target long-term incentive award, which resulted in a 14% increase in total direct compensation at target.

Koonce. Among the factors considered by the CGN Committee in determining the amount of Mr. Koonce’s award were Mr. Koonce’s performance as CEO of the Dominion Virginia Power unit and his experience and long tenure with the company. The CGN Committee determined it was appropriate to approve a 13% increase in Mr. Koonce’s target long-term incentive award, which resulted in a 9% increase in total direct compensation at target.

Sypolt. For Mr. Sypolt’s target long-term incentive award, the CGN Committee considered, among other factors, Mr. Sypolt’s performance as CEO of Dominion Energy and the continued transition of his compensation to a business unit CEO level. The CGN Committee determined it was appropriate to approve an 18% increase in Mr. Sypolt’s target long-term incentive award, which resulted in a 12% increase in total direct compensation at target.

Information regarding the fair value of the 2012 restricted stock grants and target cash performance grants for the NEOs is provided in the Grants of Plan-Based Awards table.

2012 RESTRICTED STOCK GRANTS

All officers received a restricted stock grant on February 1, 2012 based on a stated dollar value. The number of shares awarded was determined by dividing the stated dollar value by the closing price of Dominion’s common stock on February 1, 2012. The grants have a three-year vesting term, with cliff vesting at the end of the restricted period on February 1, 2015. Dividends are paid to officers during the restricted period. The grant date fair value and vesting terms of the 2012 restricted stock grant awards made to the NEOs are disclosed in the Grants of Plan-Based Awards table and related footnotes.

2012 PERFORMANCE GRANTS

In January 2012, the CGN Committee approved cash performance grants for the NEOs, effective February 1, 2012. The performance period commenced on January 1, 2012 and will end on December 31, 2013. The 2012 grants are denominated as a target award, with potential payouts ranging from 0-200% of the target based on Dominion’s TSR relative to a Performance Grant Peer Group of companies selected by the CGN Committee and ROIC, weighted equally.

The TSR metric was selected to focus our officers on long-term shareholder value when developing and implementing their strategic plans and in turn, reward management based on the achievement of TSR levels as measured relative to a peer group of companies. The ROIC metric was selected to reward officers for the achievement of expected levels of return on the company’s investments. We believe an ROIC measure encourages management to choose the right investments, and with those investments, to achieve the highest returns possible through prudent decisions, management and control of costs. The target awards and vesting terms of 2012 performance grants made to the NEOs are disclosed in the Grants of Plan-Based Awards table and related footnotes.

PERFORMANCE GRANT PEER GROUP

Since performance grants were first awarded in 2006, Dominion’s TSR performance has been measured relative to a Performance Grant Peer Group that included the same companies included in its peer group for compensation setting purposes. For the 2011 Performance Grant, the peer group used in measuring relative TSR is the same group of companies included in the Compensation Peer Group, excluding Constellation and Progress Energy due to their mergers with Exelon and Duke, respectively (2011 Performance Grant Peer Group). Following its annual review of the design of the long-term incentive program, the CGN Committee approved measuring TSR performance for the 2012 Performance Grant against the TSR of the companies listed as members of the Philadelphia Stock Exchange Utility Index at the end of the performance period (2012 Performance Grant Peer Group). In selecting the Philadelphia Stock Exchange Utility Index, the CGN Committee took into consideration that the companies represented in the Philadelphia Stock Exchange Utility Index are similar to those companies currently included in Dominion’s Compensation Peer Group and the index itself is a recognized published index whose members are determined externally and independently from the company. The CGN Committee also took into consideration the past and recent mergers within the utility industry and the effects of consolidation on the size of Dominion’s Performance Grant Peer Group. The companies in the Philadelphia Stock Exchange Utility Index at the grant date of the 2012 Performance Grant were as follows:

The AES Corporation	El Paso Electric Company
Ameren Corporation	Entergy Corporation
American Electric Power Company, Inc.	Exelon Corporation
CenterPoint Energy, Inc.	FirstEnergy Corp.
Consolidated Edison, Inc.	NextEra Energy, Inc.
Covanta Holding Corporation	Northeast Utilities
DTE Energy Company	PG&E Corporation
Duke Energy Corporation	Public Service Enterprise Group Incorporated
Edison International	The Southern Company
Xcel Energy Inc.

For the 2012 Performance Grants, the CGN Committee also approved recalibrating the performance grant payout scale for the TSR metric so that payout will be capped at 200% at the 85th percentile of the Performance Grant Peer Group rather than at the 100th percentile, which is consistent with the long-term incentive plans of several companies in Dominion’s Compensation Peer Group. No other changes were made to the payout scale with payout at target (or 100%) remaining at the 50th percentile of the Performance Grant Peer Group, payout at threshold (or 50%) at the 25th percentile and no payout for relative TSR below the 25th percentile.

PAYOUT UNDER 2011 PERFORMANCE GRANTS

In February 2013, final payouts were made to officers who received 2011 Performance Grants, including the NEOs. The 2011 Performance Grants were based on two goals: TSR for the two-year period ended December 31, 2012 relative to Dominion’s 2011 Performance Peer Group (weighted 50%) and ROIC for the same two-year period (weighted 50%).

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Relative TSR (50% weighting). TSR is the difference between the value of a share of common stock at the beginning and end of the two-year performance period, plus dividends paid as if reinvested in stock. For this metric, Dominion’s TSR is compared to TSR levels of the companies in the 2011 Performance Grant Peer Group for the same two-year period. The relative TSR targets and corresponding payout scores for the 2011 Performance Grant are as follows:

Relative TSR Performance	Percentage Payout of TSR Percentage*
1st Quartile – 75% to 100%	150% – 200%
2nd Quartile – 50% to 74.9%	100% –149.9%
3rd Quartile – 25% to 49.9%	50% – 99.9%
4th Quartile – below 25%	0%

*TSR weighting is interpolated between the top and bottom of the percentages within a quartile. A minimum payment of 25% of the TSR percentage will be made if the TSR performance is at least 10% on a compounded annual basis for the performance period, regardless of relative performance.

Actual relative TSR performance for the 2011-2012 period was in the second quartile. Dominion’s TSR for the two-year period ended December 31, 2012 was 31.6%, which ranked sixth relative to the 2011 Performance Grant Peer Group and placed Dominion ahead of nine of the 14 companies.

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ROIC (50% weighting). ROIC reflects the company’s total return divided by average invested capital for the performance period. The ROIC goal at target is consistent with the strategic plan/annual business plan as approved by the Board. For this purpose, total return is the company’s consolidated operating earnings plus its after-tax interest and related charges, plus preferred dividends. We designed our 2011 ROIC goals to provide 100% payout if we achieved an average ROIC of 7.60% over the two-year performance period. The ROIC performance targets and corresponding payout scores are as follows:

ROIC Performance	Percentage Payout of ROIC Percentage*
7.88% and above	200%
7.74% – 7.87%	150% –199.9%
7.60% – 7.73%	100% –149.9%
7.46% – 7.59%	50% – 99.9%
Below 7.46%	0%

*ROIC percentage payout is interpolated between the top and bottom of the percentages for any range.

Actual ROIC performance for the 2011-2012 period was 7.40% which produced a payout of 0%.

Based on the achievement of the performance criteria, the CGN Committee approved a 64.2% payout for the 2011 Performance Grants. The following table summarizes the achievement of the 2011 performance criteria:

Measure	Goal Weight%		Goal Achievement%		Payout%
Relative TSR	50%	X	128.5%	=	64.2%
ROIC	50%	X	0%	=	0%

Combined Overall Performance Score					64.2%

The resulting payout amounts for the NEOs for the 2011 performance grants are shown below and are also reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Name	2011 Performance Grant Award		Overall Performance Score		Calculated Performance Grant Payout
Thomas F. Farrell II	$3,500,000	X	64.2%	=	$2,247,000
Mark F. McGettrick	1,000,000	X	64.2%	=	642,000
David A. Christian	562,500	X	64.2%	=	361,125
Paul D. Koonce	562,500	X	64.2%	=	361,125
Gary L. Sypolt	425,000	X	64.2%	=	272,850

Other Restricted Stock Grants

The CGN Committee may consider other restricted stock grants for selected individuals in order to support key objectives including succession planning, talent retention and recruitment. These awards are not considered part of the annual program and are only awarded periodically. In December 2012, the CGN Committee approved restricted stock grants for Messrs. McGettrick, Christian and Koonce of 47,893, 28,736, and 28,736 shares, respectively, to secure their services for the next three years. In making the restricted stock grants, the CGN Committee considered the increasing competitiveness of both the utility industry and general industry in retaining executive level officers, especially chief financial officers, chief operating officers and nuclear executives, and succession planning.

Each restricted stock grant is subject to three-year cliff vesting with all shares vesting on December 20, 2015 (the Vesting Date). The officer will forfeit the restricted stock grant if his employment with Dominion terminates prior to the Vesting Date for any reason other than a change in control, death or disability. In the event of a change in control, death or disability, the restricted shares are subject to vesting on a pro-rated basis. Dividends will be paid on the restricted shares, but will be retained and subject to the same vesting terms as the restricted shares. To the extent the officer remains an employee of Dominion or a Dominion Company, net shares of vested restricted stock under each agreement must be retained for two years following the Vesting Date unless the officer dies or becomes disabled.

Employee and Executive Benefits

Benefit plans and limited perquisites compose the fourth element of our compensation program. These benefits serve as a retention tool and reward long-term employment.

RETIREMENT PLANS

We sponsor two types of tax-qualified retirement plans for eligible non-union employees, including our NEOs: a defined benefit pension plan (the Pension Plan) and a defined contribution 401(k) savings plan (the 401(k) Plan). The NEOs, as employees hired before 2008, are eligible for a pension benefit upon attainment of retirement age based on a formula that takes into account final compensation and years of service. They also receive a cash retirement benefit under which the company contributes 2% of each participant’s compensation to a special retirement account, which may be paid in a lump sum or added to the annuity benefit upon retirement. The company began funding the special retirement account for eligible employees in January 2001. The formula for the Pension Plan is explained in the narrative following the Pension Benefits table. The change in Pension Plan value for 2012 for the NEOs is included in the Summary Compensation Table.

Officers whose matching contributions under our 401(k) Plan are limited by the Code receive a cash payment to make them whole for the company match lost as a result of these limits. These cash payments are currently taxable. The company matching contributions to the 401(k) Plan and the cash payments of company matching contributions above the Code limits for the NEOs are included in the All Other Compensation column of the Summary Compensation Table and detailed in the footnote for that column.

We also maintain two nonqualified retirement plans for our executives, the Retirement Benefit Restoration Plan (BRP) and the Executive Supplemental Retirement Plan (ESRP). Unlike the Pension Plan and 401(k) Plan, these plans are unfunded, unsecured obligations of the company. These plans keep us competitive in attracting and retaining officers. Due to the Code limits on Pension Plan benefits and because a more substantial portion of total compensation for our officers is paid as incentive compensation than for other employees, the Pension Plan and 401(k) Plan alone will produce a lower percentage of replacement income in retirement for officers than these plans will for other employees. The BRP restores benefits that will not be paid under the Pension Plan due to Code limits. The ESRP provides a benefit that covers a portion (25%) of final base salary and target annual incentive compensation to partially make up for this gap in retirement income. The BRP and ESRP do not include long-term incentive compensation in benefit calculations and, therefore, a significant portion of the potential compensation for our officers is excluded from calculation in any retirement plan benefit. As consideration for the benefits earned under the BRP and ESRP, all officers agree to comply with confidentiality and one-year non-competition requirements set forth in the plan documents following their retirement or other termination of employment. The present value of accumulated benefits under these retirement plans is disclosed in the Pension Benefits table and the terms of the plans are fully explained in the narrative following that table.

In individual situations and primarily for mid-career changes or retention purposes, the CGN Committee has granted certain officers additional years of credited age and service for purposes of calculating benefits under the BRP. Age and service credits granted to the NEOs are described in Dominion Retirement Benefit Restoration Plan under Pension Benefits. Additional age and service may also be earned under the terms of an officer’s Employee Continuity Agreement in the event of a change in control, as described in Change in Control under Potential Payments Upon Termination or Change in Control. No additional years of age or service credit were granted to the NEOs during 2012.

OTHER BENEFIT PROGRAMS

Dominion’s officers participate in all of the benefit programs available to other Dominion employees. The core benefit programs generally include medical, dental and vision benefit plans, a health savings account, health and dependent care flexible spending accounts, group-term life insurance, travel accident coverage, long-term disability coverage and a paid time off program.

We also maintain an executive life insurance program for officers to replace a former company-wide retiree life insurance program that was discontinued in 2003. The plan is fully insured by individual policies that provide death benefits at a fixed amount depending on an officer’s salary tier. This life insurance coverage is in addition to the group-term insurance that is provided to all employees. The officer is the owner of the policy and the company makes premium payments until the later of 10 years from enrollment date or the date the officer attains age 64. Officers are taxed on the premiums paid by the company. The premiums for these policies are included in the All Other Compensation column of the Summary Compensation Table.

PERQUISITES

We provide a limited number of perquisites for our officers to enable them to perform their duties and responsibilities as efficiently as possible and to minimize distractions. The CGN Committee annually reviews the perquisites to ensure they are an effective and efficient use of corporate resources. We believe the benefits we receive from offering these perquisites outweigh the costs of providing them. In addition to incidental perquisites associated with maintaining an office, we offer the following perquisites to all officers:

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An allowance of up to $9,500 a year to be used for health club memberships and wellness programs, comprehensive executive physical exams and financial and estate planning. Dominion wants officers to be proactive with preventive healthcare and also wants executives to use professional, independent financial and estate planning consultants to ensure proper tax reporting of company-provided compensation and to help officers optimize their use of Dominion’s retirement and other employee benefit programs.

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A vehicle leased by Dominion, up to an established lease-payment limit (if the lease payment exceeds the allowance, the officer pays for the excess amount on the vehicle). The costs of insurance, fuel and maintenance for company-leased vehicles are paid by the company.

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In limited circumstances, use of company aircraft for personal travel by executive officers. For security and other reasons, the Board has directed Mr. Farrell to use the aircraft for all travel, including personal travel, whenever it is feasible to do so. His family and guests may accompany Mr. Farrell on any personal trips. The use of company aircraft for personal travel by other executive officers is limited and usually related to (i) travel with the CEO or (ii) personal travel to accommodate business demands on an executive’s schedule. With the exception of Mr. Farrell, personal use of aircraft is not available when there is a company need for the aircraft. Use of company aircraft saves substantial time and allows us to have better access to our executives for business purposes. During 2012, 97% of the use of Dominion’s aircraft was for business purposes. Other than Mr. Farrell, none of the NEOs or other executive officers used company aircraft for personal travel in 2012.

Other than costs associated with comprehensive executive physical exams (which are exempt from taxation under the Code), these perquisites are fully taxable to officers. There is no tax gross-up for imputed income on any perquisites.

EMPLOYMENT CONTINUITY AGREEMENTS

Dominion has entered into Employment Continuity Agreements with all officers to ensure continuity in the event of a change in control of the company. While Dominion has determined these agreements are consistent with the practices of its peer companies, the most important reason for these agreements is to protect the company in the event of an anticipated or actual change in control of Dominion. In a time of transition, it is critical to protect shareholder value by retaining and continuing to motivate the company’s core management team. In a change in control situation, workloads typically increase dramatically, outside competitors are more likely to attempt to recruit top performers away from the company, and officers and other key employees may consider other opportunities when faced with uncertainties at their own company. Therefore, the Employment Continuity Agreements provide security and protection to officers in such circumstances for the long-term benefit of the company and its shareholders.

In determining the appropriate multiples of compensation and benefits payable upon a change in control, the company evaluated peer group and general practices and considered the levels of protection necessary to retain officers in such situations. The Employment Continuity Agreements are double-trigger agreements that require both a change in control and a qualifying termination of employment to trigger a benefit. The specific terms of the Employment Continuity Agreements are discussed in Potential Payments Upon Termination or Change in Control.

In January 2013, the CGN Committee approved the elimination of the excise tax gross up provision included in the Employment Continuity Agreement for any new officer elected after February 1, 2013.

OTHER AGREEMENTS

Dominion does not have comprehensive employment agreements or severance agreements for its NEOs. Although the CGN Committee believes the compensation and benefit programs described in this CD&A are appropriate, Dominion, as one of the nation’s largest producers and transporters of energy, is part of a constantly changing and increasingly competitive environment. In recognition of their valuable knowledge and experience and to secure and retain their services, we have entered into letter agreements with certain of our NEOs to provide certain benefit enhancements or other protections, as described in Dominion Retirement Benefit Restoration Plan, Dominion Executive Supplemental Retirement Plan and Potential Payments Upon Termination or Change in Control. No new letter agreements were entered into in 2012.

OTHER RELEVANT COMPENSATION PRACTICES

Share Ownership Guidelines

We require officers to own and retain significant amounts of Dominion stock during their careers to align their interests with those of our shareholders by promoting a long-term focus through long-term share ownership. The guidelines ensure that management maintains a personal stake in the company through significant equity investment in the company. Targeted ownership levels are the lesser of the following value or number of shares:

Position	Value/# of Shares
Chairman, President & Chief Executive Officer	8 x salary/145,000
Executive Vice President – Dominion	5 x salary/35,000
Senior Vice President – Dominion & Subsidiaries/President – Dominion Subsidiaries	4 x salary/20,000
Vice President – Dominion & Subsidiaries	3 x salary/10,000

The levels of ownership reflect the increasing level of responsibility for that officer’s position. Shares owned by an officer and his or her immediate family members as well as shares held under company benefit plans contribute to the ownership targets. Restricted stock, goal-based stock and shares underlying stock options do not contribute to the ownership targets until the shares vest or the options are exercised. We prohibit certain types of transactions related to Dominion stock, including owning derivative securities, hedging transactions, using margin accounts and pledging shares as collateral.

Until an officer meets his or her ownership target, an officer must retain net shares from stock option exercises and all after-tax shares from vesting restricted stock and goal-based stock awards. We refer to shares held by an officer that are more than 15% above his or her ownership target as qualifying excess shares. An officer may sell, gift or transfer qualifying excess shares at any time, subject to insider trading rules and other policy provisions as long as the sale, gift or transfer does not cause an executive to fall below his or her ownership target.

At least annually, the CGN Committee reviews the share ownership guidelines and monitors compliance by executive officers, both individually and by the officer group as a whole. As of January 1, 2013, each NEO exceeded his share ownership target as shown below:

	Shares Owned and Counted Toward Target(1)	Share Ownership Target(2)
Thomas F. Farrell II	573,972	145,000
Mark F. McGettrick	160,559	35,000
David A. Christian	78,642	35,000
Paul D. Koonce	75,278	35,000
Gary L. Sypolt	78,358	35,000

(1) Amounts in this column do not include shares of unvested restricted stock which are not counted toward ownership targets

(2) Share ownership target is the lesser of salary multiple or number of shares

Recovery of Incentive Compensation

Dominion’s Corporate Governance Guidelines authorize the Board to seek recovery of performance-based compensation paid to officers who are found to be personally responsible for fraud or intentional misconduct that causes a restatement of financial results filed with the SEC. Beginning in 2009, the CGN Committee approved a broader clawback provision for inclusion in our AIP and long-term incentive performance grant documents. This clawback provision authorizes the CGN Committee, in its discretion and based on facts and circumstances, to recoup AIP and performance grant payouts from any employee whose fraudulent or intentional misconduct (i) directly causes or partially causes the need for a restatement of a financial statement or (ii) relates to or materially affects the company’s operations or the employee’s duties at the company. The company reserves the right to recover a payout by seeking repayment from the employee, by reducing the amount that would otherwise be payable to the employee under another company benefit plan or compensation program to the extent permitted by applicable law, by withholding future incentive compensation, or any combination of these actions. The clawback provision is in addition to, and not in lieu of, other actions the company may take to remedy or discipline misconduct, including termination of employment or a legal action for breach of fiduciary duty, and any actions imposed by law enforcement agencies.

Tax Deductibility of Compensation

Section 162(m) of the Code generally disallows a deduction by publicly held corporations for compensation in excess of $1 million paid to the CEO and next three most highly compensated officers other than the CFO. If certain requirements are met, performance-based compensation qualifies for an exemption from the Code Section 162(m) deduction limit. We intend to provide competitive executive compensation while maximizing Dominion’s tax deduction. While the CGN Committee considers Code Section 162(m) tax implications when designing annual and long-term incentive compensation programs and approving payouts under such programs, it reserves the right to approve, and in some cases has approved, non-deductible compensation when corporate objectives justify the cost of being unable to deduct such compensation. Dominion’s tax department has advised the CGN Committee that the cost of any such lost tax deductions is not material to the company.

Accounting for Stock-Based Compensation

We measure and recognize compensation expense in accordance with the Financial Accounting Standards Board (FASB) guidance for share-based payments, which requires that compensation expense relating to share-based payment transactions be recognized in the financial statements based on the fair value of the equity or liability instruments issued. The CGN Committee considers the accounting treatment of equity and performance-based compensation when approving awards.

**Reconciliation of 2012 Consolidated Operating Earnings to Reported Earnings. The following items, which are net of tax, are included in Dominion’s 2012 reported earnings, but are excluded from consolidated operating earnings: $1.1 billion net loss, including an impairment charge, associated with certain fossil fuel-fired merchant power stations that Dominion decided to market for sale in the third quarter of 2012; $303 million net loss, including impairment charges, primarily resulting from the planned shutdown of our Kewaunee nuclear merchant power station; $53 million of restoration costs associated with severe storms affecting our Dominion Virginia Power and Dominion North Carolina Power service territories; $22 million net loss from discontinued operations of two merchant power stations (State Line and Salem Harbor) that were sold in 2012; and $5 million net benefit related to other items.

Reconciliation of 2011 Consolidated Operating Earnings to Reported Earnings. The following items, which are net of tax, are included in Dominion’s 2011 reported earnings, but are excluded from consolidated operating earnings: $178 million impairment charge related to certain utility and merchant coal-fired power stations; $59 million of restoration costs associated with Hurricane Irene; $39 million net loss from operations at our Kewaunee nuclear merchant power station; $34 million impairment of excess emission allowances resulting from a new EPA air pollution rule; $21 million of severance costs and other charges related to our Salem Harbor and State Line merchant power stations; $19 million net charge in connection with the Virginia State Corporation Commission’s final ruling associated with its biennial review of Virginia Power’s base rates for 2009-2010 test years; $13 million of earthquake-related costs, largely related to inspections following the safe shutdown of reactors at our North Anna nuclear power station; $14 million benefit related to litigation with the Department of Energy for spent nuclear fuel-related costs at Millstone nuclear power station; and $3 million net benefit related to other items.

Executive Compensation

SUMMARY COMPENSATION TABLE – AN OVERVIEW

The Summary Compensation Table provides information in accordance with SEC requirements regarding compensation earned by our NEOs, stock awards made to our NEOs, as well as amounts accrued or accumulated during years reported with respect to retirement plans and other items. The NEOs include our CEO, our CFO, and our three most highly compensated executive officers other than our CEO and CFO.

The following highlights some of the disclosures contained in this table for our NEOs. Detailed explanations regarding certain types of compensation paid to an NEO are included in the footnotes to the table.

Salary. The amounts in this column are the base salaries earned by the NEOs for the years indicated. For 2010, this amount also includes a 2% merit lump sum payment to all NEOs except for Mr. Sypolt who received a base salary increase due to promotion to CEO of the Dominion Energy business unit.

Stock Awards. The amounts in this column reflect the grant date fair value of the stock awards for accounting purposes for the respective year. Stock awards are reported in the year in which the awards are granted regardless of when or if the awards vest or are exercised.

Non-Equity Incentive Plan Compensation. This column includes amounts earned under two performance-based programs: the AIP and cash-based performance grant awards under our long-term incentive program. These performance programs are based on performance criteria established by the CGN Committee at the beginning of the performance period, with actual performance scored against the pre-set criteria by the CGN Committee at the end of the performance period.

Change in Pension Value and Nonqualified Deferred Compensation Earnings. This column shows any year-over-year increases in the annual accrual of pension and supplemental retirement benefits for our NEOs. These are accruals for future benefits that may be earned under the terms of our retirement plans, and are not actual payments made during the year to our NEOs. The amounts disclosed reflect the annual change in the actuarial present value of benefits under defined benefit plans sponsored by the company, which include the company’s tax-qualified pension plan and the nonqualified plans described in the narrative following the Pension Benefits table. The annual change equals the difference in the accumulated amount for the current fiscal year and the accumulated amount for the prior fiscal year, generally using the same actuarial assumptions used for the company’s audited financial statements for the applicable fiscal year. Accrued benefit calculations are based on assumptions that the NEOs would retire at the earliest age at which they are projected to become eligible for full, unreduced pension benefits (including the effect of future service for eligibility purposes), instead of their unreduced retirement age based on current years of service. The application of these assumptions results in a greater increase in the accumulated amount of pension benefits for certain NEOs than would result without the application of these assumptions. This method of calculation does not increase actual benefits payable at retirement but only how much of that benefit is allocated to the increase during the years presented in the Summary Compensation Table. Please refer to the footnotes to the Pension Benefits table and the narrative following that table for additional information related to actuarial assumptions used to calculate pension benefits.

All Other Compensation. The amounts in this column disclose compensation that is not classified as compensation reportable in another column, including perquisites and benefits with an aggregate value of at least $10,000, the value of company-paid life insurance premiums, company matching contributions to an NEO’s 401(k) Plan account, and company matching contributions paid directly to the NEO that would be credited to the 401(k) Plan if Code contribution limits did not apply.

Total. The number in this column provides a single figure that represents the total compensation either earned by each NEO for the years indicated or accrued benefits payable in later years and required to be disclosed by SEC rules in this table. It does not reflect actual compensation paid to the NEO during the year, but is the sum of the dollar values of each type of compensation quantified in the other columns in accordance with SEC rules.

SUMMARY COMPENSATION TABLE

The following table presents information concerning compensation paid or earned by our NEOs for the years ended December 31, 2012, 2011 and 2010 as well as the grant date fair value of stock awards and changes in pension value.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Thomas F. Farrell II Chairman, President and Chief Executive Officer	2012	$1,300,500	$3,500,005	$3,223,982	$3,988,560	$186,699	$12,199,746
	2011	1,220,000	3,500,006	7,297,000	1,815,468	160,854	13,993,328
	2010	1,224,000	7,731,000	5,838,000	1,970,849	160,536	16,924,385
Mark F. McGettrick Executive Vice President and Chief Financial Officer	2012	680,516	3,562,516	1,048,198	2,552,297	68,276	7,911,803
	2011	661,748	1,000,027	2,079,239	1,654,680	70,026	5,465,720
	2010	663,918	900,014	1,829,206	3,458,328	72,350	6,923,816
David A. Christian(6) Executive Vice President (CEO - Dominion Generation)	2012	600,181	2,162,538	675,919	2,201,940	94,868	5,735,446
	2011	563,030	562,537	1,106,833	1,242,801	95,989	3,571,190
	2010	564,876	425,021	1,045,478	1,248,164	92,478	3,376,017
Paul D. Koonce(6) Executive Vice President (CEO -Dominion Virginia Power)	2012	520,555	2,137,529	643,596	1,351,626	56,533	4,709,839
	2011	506,198	562,537	1,322,890	830,222	58,906	3,280,753
	2010	507,858	562,537	1,174,667	755,323	47,907	3,048,292
Gary L. Sypolt Executive Vice President (CEO - Dominion Energy)	2012	513,759	500,015	548,845	1,365,453	65,199	2,993,271
	2011	499,590	425,037	890,558	1,042,104	61,514	2,918,803
	2010	437,020	625,035	813,225	1,513,956	59,156	3,448,392

(1) The NEOs received the following base salary increases effective March 1, 2012: Messrs. Farrell and Christian: 7.5%; and Messrs. McGettrick, Koonce and Sypolt: 3%.

(2) The amounts in this column reflect the grant date fair value of stock awards for the respective year grant in accordance with FASB guidance for share-based payments. Dominion did not grant any stock options in 2012. See also Note 19 to the Consolidated Financial Statements in Dominion’s 2012 Annual Report on Form 10-K for more information on the valuation of stock-based awards, the Grants of Plan-Based Awards table for stock awards granted in 2012, and the Outstanding Equity Awards at Fiscal Year-End table for a listing of all outstanding equity awards as of December 31, 2012.

(3) The 2012 amounts in this column include the payout under Dominion’s 2012 AIP and 2011 Performance Grant Awards. All of the NEOs received 60% funding of their 2012 AIP target awards. Messrs. Farrell, McGettrick and Sypolt received 99% payouts for accomplishment of their goals while Messrs. Christian and Koonce received 96% and 100% payouts, respectively. The 2012 AIP payout amounts were as follows: Mr. Farrell: $976,982; Mr. McGettrick: $406,198; Mr. Christian: $314,794; Mr. Koonce: $282,471; Mr. Sypolt: $275,995. See CD&A for additional information on the 2012 AIP and the Grants of Plan-Based Awards table for the range of each NEO’s potential award under the 2012 AIP. The 2011 Performance Grant Award was issued on February 1, 2011 and the payout amount was determined based on achievement of performance goals for the performance period ended December 31, 2012. Payouts can range from 0% to 200%. The actual payout was 64.2% of the target amount. The payout amounts were as follows: Mr. Farrell: $2,247,000; Mr. McGettrick: $642,000; Mr. Christian: $361,125; Mr. Koonce: $361,125; and Mr. Sypolt: $272,850. The 2011 amounts reflect both the 2011 AIP and the 2010 Performance Grant payouts, and the 2010 amounts reflect both the 2010 AIP and 2009 Performance Grant payouts.

(4) All amounts in this column are for the aggregate change in the actuarial present value of the NEO’s accumulated benefit under our qualified Pension Plan and nonqualified executive retirement plans. There are no above-market earnings on nonqualified deferred compensation plans. These accruals are not directly in relation to final payout potential, and can vary significantly year over year based on (i) promotions and corresponding changes in salary; (ii) other one-time adjustments to salary or incentive target for market or other reasons; (iii) actual age versus predicted age at retirement; (iv) discount rate used to determine present value of benefit; and (v) other relevant factors.

A change in the discount rate can be a significant factor in the change reported in this column. A decrease in the discount rate results in an increase in the present value of the accumulated benefit without any increase in the benefits payable to the NEO at retirement. The discount rate used in determining the present value of the accumulated benefit decreased from 5.50% used as of December 31, 2011 to a discount rate of 4.40% used as of December 31, 2012. The increase in present value attributed solely to the change in discount rate was as follows: Mr. Farrell: $2,210,368; Mr. McGettrick: $1,307,491; Mr. Christian: $925,320; Mr. Koonce: $637,933; and Mr. Sypolt: $529,822.

(5) All Other Compensation amounts for 2012 are as follows:

Name	Executive Perquisites(a)	Life Insurance Premiums	Employee 401(k) Plan Match(b)	Company Match Above IRS Limits(c)	Total All Other Compensation
Thomas F. Farrell II	$107,729	$29,448	$7,500	$42,022	$186,699
Mark F. McGettrick	26,501	14,553	10,000	17,222	68,276
David A. Christian	28,708	42,152	10,000	14,008	94,868
Paul D. Koonce	27,588	13,328	7,500	8,117	56,533
Gary L. Sypolt	25,428	19,220	10,000	10,551	65,199

(a) Unless noted, the amounts in this column for all NEOs are comprised of the following: personal use of company vehicle and financial planning and health and wellness allowance. For Mr. Farrell, the amounts in this column also include personal use of the corporate aircraft. The value of Mr. Farrell’s personal use of the aircraft during 2012 was $80,167. For personal flights, all direct operating costs are included in calculating aggregate incremental cost. Direct operating costs include the following: fuel, airport fees, catering, ground transportation and crew expenses (any food, lodging and other costs). The fixed costs of owning the aircraft and employing the crew are not taken into consideration, as more than 97% of the use of the corporate aircraft is for business purposes. The CGN Committee has directed Mr. Farrell to use corporate aircraft for all personal travel whenever it is feasible to do so.

(b) Employees initially hired before 2008 who contribute to the 401(k) Plan receive a matching contribution of 50 cents for each dollar contributed up to 6% of compensation (subject to IRS limits) for employees who have less than 20 years of service, and 67 cents for each dollar contributed up to 6% of compensation (subject to IRS limits) for employees who have 20 or more years of service.

(c) Represents each payment of lost 401(k) Plan matching contribution due to IRS limits.

(6) In February 2013, Mr. Christian became Executive Vice President – Dominion Generation Group and Mr. Koonce became Executive Vice President and Chief Executive Officer – Energy Infrastructure Group.

GRANTS OF PLAN-BASED AWARDS

The following table provides information about stock awards and non-equity incentive awards granted to our NEOs during the year ended December 31, 2012.

	Grant Date(1)	Grant Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Options Award(1)(4)
Name			Threshold	Target	Maximum
Thomas F. Farrell II
2012 Annual Incentive Plan(2)			$0	$1,644,750	$3,289,500
2012 Cash Performance Grant(3)			0	3,500,000	7,000,000
2012 Restricted Stock Grant(4)	2/1/2012	1/19/2012				69,417	$3,500,005
Mark F. McGettrick
2012 Annual Incentive Plan(2)			0	683,836	1,367,672
2012 Cash Performance Grant(3)			0	1,062,500	2,125,000
2012 Restricted Stock Grant(4)	2/1/2012	1/19/2012				21,073	1,062,501
Executive Restricted Stock Grant(5)	12/20/2012	12/17/2012				47,893	2,500,015
David A. Christian
2012 Annual Incentive Plan(2)			0	546,518	1,093,036
2012 Cash Performance Grant(3)			0	662,500	1,325,000
2012 Restricted Stock Grant(4)	2/1/2012	1/19/2012				13,140	662,519
Executive Restricted Stock Grant(5)	12/20/2012	12/17/2012				28,736	1,500,019
Paul D. Koonce
2012 Annual Incentive Plan(2)			0	470,784	941,568
2012 Cash Performance Grant(3)			0	637,500	1,275,000
2012 Restricted Stock Grant(4)	2/1/2012	1/19/2012				12,644	637,510
Executive Restricted Stock Grant(5)	12/20/2012	12/17/2012				28,736	1,500,019
Gary L. Sypolt
2012 Annual Incentive Plan(2)			0	464,638	929,276
2012 Cash Performance Grant(3)			0	500,000	1,000,000
2012 Restricted Stock Grant(4)	2/1/2012	1/19/2012				9,917	500,015

(1) On January 19, 2012, the CGN Committee approved the 2012 long-term incentive compensation awards for our officers, which consisted of a restricted stock grant and a cash performance grant. The 2012 restricted stock award was granted on February 1, 2012. Under the 2005 Incentive Compensation Plan, fair market value is defined as the closing price of Dominion common stock on the date of grant or, if that day is not a trading day, on the most recent trading day immediately preceding the date of grant. The fair market value for the February 1, 2012 restricted stock grant was $50.42 per share, which was Dominion’s closing stock price on February 1, 2012.

(2) Amounts represent the range of potential payouts under the 2012 AIP. Actual amounts paid under the 2012 AIP are found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Under our AIP, officers are eligible for an annual performance-based award. The CGN Committee establishes target awards for each NEO based on his salary level and expressed as a percentage of the individual NEO’s base salary. The target award is the amount of cash that will be paid if the plan is fully funded and payout goals are achieved. For the 2012 AIP, funding was based on the achievement of consolidated operating earnings goals with the maximum funding capped at 200%, as explained under the Annual Incentive Plan section of the CD&A.

(3) Amounts represent the range of potential payouts under the 2012 performance grant of our long-term incentive program. Payouts can range from 0% to 200% of the target award. Awards will be paid by March 15, 2014 depending on the achievement of performance goals for the two-year period ending December 31, 2013. The amount earned will depend on the level of achievement of two performance metrics: TSR—50% and ROIC—50%. TSR measures Dominion’s share performance for the two-year period ended December 31, 2013 relative to the TSR of the companies that are listed as members of the Philadelphia Stock Exchange Utilities Index as of the end of the performance period. ROIC goal achievement will be scored against 2012 and 2013 budget goals.

The performance grant is forfeited in its entirety if an officer voluntarily terminates employment or is terminated with cause before the vesting date. The grants have pro-rated vesting for retirement, termination without cause, death or disability. In the case of retirement, pro-rated vesting will not occur if the CEO (or, for the CEO, the CGN Committee) determines the officer’s retirement is detrimental to the company. Payout for an officer who retires or whose employment is terminated without cause, is made following the end of the performance period so that the officer is rewarded only to the extent the performance goals are achieved. In the case of death or disability, payout is made as soon as possible to facilitate the administration of the officer’s estate or financial planning. The payout amount will be the greater of the officer’s target award or an amount based on the predicted performance used for compensation cost disclosure purposes in Dominion’s financial statements.

In the event of a change in control, the performance grant is vested in its entirety and payout of the performance grant will occur as soon as administratively feasible following the change in control date at an amount that is the greater of an officer’s target award or an amount based on the predicted performance used for compensation cost disclosure purposes in Dominion’s financial statements.

(4) The 2012 restricted stock grant fully vests at the end of three years. The restricted stock grant is forfeited in its entirety if an officer voluntarily terminates employment or is terminated with cause before the vesting date. The restricted stock grant provides for pro-rated vesting if an officer retires, dies, becomes disabled, is terminated without cause, or if there is a change in control. In the case of retirement, pro-rated vesting will not occur if the CEO (or for the CEO, the CGN Committee) determines the officer’s retirement is detrimental to the company. In the event of a change in control, pro-rated vesting is provided as of the change in control date, and full vesting if an officer’s employment is terminated, or constructively terminated by the successor entity following the change in control date but before the scheduled vesting date. Dividends on the restricted shares are paid during the restricted period at the same rate declared by Dominion for all shareholders.

(5) On December 17, 2012, the CGN Committee awarded shares of restricted stock to Messrs. McGettrick, Christian and Koonce for retention purposes. Mr. McGettrick received 47,893 shares and Messrs. Christian and Koonce each received 28,736 shares. The grant date was December 20, 2012 and the shares will fully vest on December 20, 2015 (Vesting Date), provided they each remain employed until that date. The officer will forfeit the restricted stock grant if employment with Dominion terminates prior to the Vesting Date for any reason other than a change in control, death or disability. In the event of a change in control, death or disability, the restricted shares are subject to vesting on a pro-rated basis. The fair market value for these retention grants was $52.20 per share, which was Dominion’s closing stock price on December 20, 2012. Dividends on the restricted shares are reinvested and the resulting shares will also maintain a restricted status throughout the term of the grant. To the extent the officer remains an employee of Dominion or a Dominion Company, net shares of vested restricted stock under each agreement must be retained for two years following the Vesting Date unless the officer dies or becomes disabled.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes equity awards made to NEOs that were outstanding as of December 31, 2012. There were no unexercised or unexercisable option awards outstanding for any of our NEOs as of December 31, 2012.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Thomas F. Farrell II	93,433	(2)	$4,839,829
	80,386	(3)	4,163,995
	69,417	(4)	3,595,801
	108,445	(5)	5,617,451
Mark F. McGettrick	24,026	(2)	1,244,547
	22,968	(3)	1,189,742
	21,073	(4)	1,091,581
	47,893	(6)	2,480,857
David A. Christian	11,346	(2)	587,723
	12,920	(3)	669,256
	13,140	(4)	680,652
	28,736	(6)	1,488,525
Paul D. Koonce	15,017	(2)	777,881
	12,920	(3)	669,256
	12,644	(4)	654,959
	28,736	(6)	1,488,525
Gary L. Sypolt	8,676	(2)	449,417
	9,762	(3)	505,672
	9,917	(4)	513,701
	6,872	(7)	355,970

(1) The market value is based on closing stock price of $51.80 on December 31, 2012.

(2) Shares scheduled to vest on February 1, 2013.

(3) Shares scheduled to vest on February 1, 2014.

(4) Shares scheduled to vest on February 1, 2015.

(5) Shares scheduled to vest on December 17, 2015. Amount includes dividends reinvested into additional shares that are restricted and subject to the same terms and conditions of the underlying restricted stock grant.

(6) Shares scheduled to vest on December 20, 2015. Amount includes dividends reinvested into additional shares that are restricted and subject to the same terms and conditions of the underlying restricted stock grant.

(7) Shares scheduled to vest on October 1, 2013.

OPTION EXERCISES AND STOCK VESTED

The following table provides information about the value realized by NEOs during the year ended December 31, 2012 on vested restricted stock awards. There were no option exercises by NEOs in 2012.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Thomas F. Farrell II	85,276	$4,299,616
Mark F. McGettrick	21,319	1,074,904
David A. Christian	9,239	465,830
Paul D. Koonce	12,792	644,973
Gary L. Sypolt	5,686	286,688

PENSION BENEFITS

The following table shows the actuarial present value of accumulated benefits payable to our NEOs, together with the number of years of benefit service credited to each NEO, under the plans listed in the table. Values are computed as of December 31, 2012, using the same interest rate and mortality assumptions used in determining the aggregate pension obligations disclosed in the company’s financial statements. The years of credited service and the present value of accumulated benefits were determined by our plan actuaries, using the appropriate accrued service, pay and other assumptions similar to those used for accounting and disclosure purposes. Please refer to Actuarial Assumptions Used to Calculate Pension Benefits for detailed information regarding these assumptions.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)
Thomas F. Farrell II	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	17.00 28.00 28.00	$1,020,080 10,489,381 13,718,236
Mark F. McGettrick	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	28.50 30.00 30.00	1,438,889 6,653,367 6,843,505
David A. Christian	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	28.50 28.50 28.50	1,789,179 3,577,261 4,759,002
Paul D. Koonce	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	14.00 14.00 14.00	678,098 913,381 3,992,723
Gary L. Sypolt	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	30.00 30.00 30.00	2,242,501 2,145,752 2,187,963

(1) Years of credited service shown in this column for the Pension Plan are actual years accrued by an NEO from his date of participation to December 31, 2012. Service for the Benefit Restoration Plan and the Supplemental Retirement Plan is the NEO’s actual credited service as of December 31, 2012 plus any potential total credited service to the plan maximum, including any extra years of credited service granted to Messrs. Farrell and McGettrick by the CGN Committee for the purpose of calculating benefits under these plans. Please refer to the narrative below and under Dominion Retirement Benefit Restoration Plan, Dominion Executive Supplemental Retirement Plan and Potential Payments Upon Termination or Change In Control for information about the requirements for receiving extra years of credited service and the amount credited, if any, for each NEO.

(2) The amounts in this column are based on actuarial assumptions that all of the NEOs would retire at the earliest age they become eligible for unreduced benefits, which is (i) age 60 for Messrs. Farrell, Koonce, Christian and Sypolt, and (ii) age 55 for Mr. McGettrick (when he would be treated as age 60 based on his five additional years of credited age). In addition, for purposes of calculating the Benefit Restoration Plan benefits for Messrs. Farrell and McGettrick, the amounts reflect additional credited years of service granted to them pursuant to their agreements with the company (see Dominion Retirement Benefit Restoration Plan). If the amounts in this column did not include the additional years of credited service, the present value of the Benefit Restoration Plan benefit would be $4,905,400 lower for Mr. Farrell and $3,166,752 lower for Mr. McGettrick. Pension Plan and Supplemental Retirement Plan benefits amounts are not augmented by the additional service credit assumptions.

Dominion Pension Plan

The Dominion Pension Plan is a tax-qualified defined benefit pension plan. All of the NEOs participate in the Pension Plan. The Pension Plan provides unreduced retirement benefits at termination of employment at or after age 65 or, with three years of service, at age 60. A participant who has attained age 55 with three years of service may elect early retirement benefits at a reduced amount. If a participant retires between ages 55 and 60, the benefit is reduced 0.25% per month for each month after age 58 and before age 60, and reduced 0.50% per month for each month between ages 55 and 58. All of the NEOs have more than three years of service.

The Pension Plan basic benefit is calculated using a formula based on (1) age at retirement; (2) final average earnings; (3) estimated Social Security benefits; and (4) credited service. Final average earnings are the average of the participant’s 60 highest consecutive months of base pay during the last 120 months worked. Final average earnings do not include compensation payable under the AIP, the value of equity awards, gains from the exercise of stock options, long-term cash incentive awards, perquisites or any other form of compensation other than base pay.

Credited service is measured in months, up to a maximum of 30 years of credited service. The estimated Social Security benefit taken into account is the assumed Social Security benefit payable starting at age 65 or actual retirement date, if later, assuming that the participant has no further employment after leaving Dominion. These factors are then applied in a formula.

The formula has different percentages for credited service through December 31, 2000 and on and after January 1, 2001. The benefit is the sum of the amounts from the following two formulas.

For credited service through December 31, 2000:			For credited service on or after January 1, 2001:
2.03% times Final Average Earnings times Credited Service before 2001	Minus	2.00% times estimated Social Security benefit times Credited Service before 2001	1.80% times Final Average Earnings times Credited Service after 2000	Minus	1.50% times estimated Social Security benefit times Credited Service after 2000

Credited service is limited to a total of 30 years for all parts of the formula and credited service after 2000 is limited to 30 years minus credited service before 2001.

Benefit payment options are (1) a single life annuity or (2) a choice of a 50%, 75% or 100% joint and survivor annuity. A Social Security leveling option is available with any of the benefit forms. The normal form of benefit is a single life annuity for unmarried participants and a 50% joint and survivor annuity for married participants. All of the payment options are actuarially equivalent in value to the single life annuity. The Social Security leveling option pays a larger benefit equal to the estimated Social Security benefit until the participant is age 62 and then reduced payments after age 62.

The Pension Plan also includes a special retirement account, which is in addition to the pension benefit. The special retirement account is credited with 2% of base pay each month as well as interest based on the 30-year Treasury bond rate set annually (3.18% in 2012). The special retirement account can be paid in a lump sum or paid in the form of an annuity benefit.

A participant becomes vested in his or her benefit after completing three years of service. A vested participant who terminates employment before age 55 can start receiving benefit payments calculated using terminated vested reduction factors at any time after attaining age 55. If payments begin before age 65, then the following reduction factors for the portion of the benefits earned after 2000 apply: age 64 – 9%; age 63 – 16%; age 62 – 23%; age 61 – 30%; age 60 – 35%; age 59 – 40%; age 58 – 44%; age 57 – 48%; age 56 – 52%; and age 55 – 55%.

The Code limits the amount of compensation that may be included in determining pension benefits under qualified pension plans. For 2012, the compensation limit was $250,000. The Code also limits the total annual benefit that may be provided to a participant under a qualified defined benefit plan. For 2012, this limitation was the lesser of (i) $200,000 or (ii) the average of the participant’s compensation during the three consecutive years in which the participant had the highest aggregate compensation.

Dominion Retirement Benefit Restoration Plan

The BRP is a nonqualified defined benefit pension plan designed to make up for benefit reductions under the Dominion Pension Plan due to the limits imposed by the Code.

A Dominion employee is eligible to participate in the BRP if (1) he or she is a member of management or a highly compensated employee, (2) his or her Dominion Pension Plan benefit is or has been limited by the Code compensation or benefit limits, and (3) he or she has been designated as a participant by the CGN Committee. A participant remains a participant until he or she ceases to be eligible for any reason other than retirement or until his or her status as a participant is revoked by the CGN Committee.

Upon retirement, a participant’s BRP benefit is calculated using the same formula (except that the IRS salary limit is not applied) used to determine the participant’s default annuity form of benefit under the Dominion Pension Plan (single life annuity for unmarried participants and 50% joint and survivor annuity for married participants), and then subtracting the benefit the participant is entitled to receive under the Dominion Pension Plan. To accommodate the enactment of Section 409A of the Code, the portion of a participant’s BRP benefit that had accrued as of December 31, 2004 is frozen, but the calculation of the overall restoration benefit is not changed.

The restoration benefit is generally paid in the form of a single lump sum cash payment. However, a participant may elect to receive a single life or 50% or 100% joint and survivor annuity for the portion of his or her benefit that accrued prior to 2005. For the portion of his or her benefit that accrued in 2005 or later, a participant may also elect to receive a 75% joint and survivor annuity. The lump sum calculation includes an amount approximately equivalent to the amount of taxes the participant will owe on the lump sum payment so that the participant will have sufficient funds, on an after-tax basis, to purchase an annuity contract.

A participant who terminates employment before he or she is eligible for benefits under the Pension Plan generally is not entitled to a restoration benefit. Messrs. Farrell and McGettrick have been granted age and service credits for purposes of calculating their Pension Plan and BRP benefits. Per his letter agreement, Mr. Farrell was granted 25 years of service when he reached age 55 and will continue to accrue service as long as he remains employed. At age 60, Mr. Farrell’s benefits will be calculated based on 30 years of service, if he remains employed. Mr. McGettrick, having attained age 50, has earned benefits calculated based on five additional years of age and service. For each of these NEOs, the additional years of service count towards determining both the amount of benefits and the eligibility to receive them. For additional information regarding service credits, see Dominion Executive Supplemental Retirement Plan.

If a vested participant dies when he or she is retirement eligible (on or after age 55), the participant’s beneficiary will receive the restoration benefit in a single lump sum payment. If a participant dies while employed but before he or she has attained age 55 and the participant is married at the time of death, the participant’s spouse will receive a restoration benefit calculated in the same way (except that the IRS salary limit is not applied) as the 50% qualified pre-retirement survivor annuity payable under the Pension Plan and paid in a lump sum payment.

Dominion Executive Supplemental Retirement Plan

The Dominion Executive Supplemental Retirement Plan (ESRP) is a nonqualified defined benefit plan that provides for an annual retirement benefit equal to 25% of a participant’s final cash compensation (base salary plus target annual incentive award) payable for a period of 10 years or, for certain participants designated by the CGN Committee, for the participant’s lifetime. To accommodate the enactment of Section 409A of the Code, the portion of a participant’s ESRP benefit that had accrued as of December 31, 2004 is frozen, but the calculation of the overall benefit is not changed.

A Dominion employee is eligible to participate in the ESRP if (1) he or she is a member of management or a highly compensated employee, and (2) he or she has been designated as a participant by the CGN Committee. A participant remains a participant until he or she ceases to be eligible for any reason other than retirement or until his or her status as a participant is revoked by the CGN Committee.

A participant is entitled to the full ESRP benefit if he or she separates from service with Dominion after reaching age 55 and achieving 60 months of service. A participant who separates from service with Dominion with at least 60 months of service but who has not yet reached age 55 is entitled to a reduced, pro-rated retirement benefit. A participant who separates from service with Dominion with fewer than 60 months of service is generally not entitled to an ESRP benefit unless the participant separated from service on account of disability or death.

The ESRP benefit is generally paid in the form of a single lump sum cash payment. However, a participant may elect to receive the portion of his or her benefit that had accrued as of December 31, 2004 in monthly installments. For any new participants, the ESRP benefit must be paid in the form of a single lump sum cash payment. The lump sum calculation includes an amount approximately equivalent to the amount of taxes the participant will owe on the lump sum payment so that the participant will have sufficient funds, on an after-tax basis, to purchase a 10-year or lifetime annuity contract.

All of the NEOs except Mr. Koonce are currently entitled to a full ESRP retirement benefit. If Mr. Koonce terminates employment before he attains age 55, he will receive a pro-rated ESRP benefit. Based on the terms of their individual letter agreements, Messrs. Farrell, McGettrick and Koonce will receive an ESRP benefit calculated as a lifetime benefit. Mr. McGettrick has earned five years of additional age and service credit for purposes of computing his retirement benefits and eligibility for benefits under the ESRP, long-term incentive grants, and retiree medical and life insurance plans as he has met the requirement of remaining employed until he attained age 50. Under his letter agreement, Mr. Christian will receive ESRP benefits calculated as a lifetime benefit provided he remains employed with Dominion until attainment of age 60. As consideration for this benefit, Mr. Christian has agreed not to compete with the company for a two-year period following retirement. This agreement ensures that his knowledge and services will not be available to competitors for two years following his retirement date.

Actuarial Assumptions Used to Calculate Pension Benefits

Actuarial assumptions used to calculate Pension Plan benefits are prescribed by the terms of the Pension Plan based on the Code and Pension Benefit Guaranty Corporation (PBGC) requirements. The present value of the accumulated benefit is calculated using actuarial and other factors as determined by the plan actuaries and approved by Dominion. Actuarial assumptions used for the December 31, 2012 benefit calculations shown in the Pension Benefits table include a discount rate of 4.40% to determine the present value of the future benefit obligations for the Pension Plan, BRP and ESRP and a lump sum interest rate of 3.65% to estimate the lump sum values of BRP and ESRP benefits. Each NEO is assumed to retire at the earliest age at which he is projected to become eligible for full, unreduced pension benefits. Beginning with the 2009 calculations, for purposes of estimating future eligibility for unreduced Pension Plan and ESRP benefits, the effect of future service is considered. Each NEO is assumed to commence Pension Plan payments at the same age as BRP payments. The longevity assumption used to determine the present value of benefits is the same assumption used for financial reporting of the Pension Plan liabilities, with no assumed mortality before retirement age. Assumed mortality after retirement is based on tables from the Society of Actuaries’ RP-2000 study, projected from 2000 to a point five years beyond the calculation date (this year, to 2017) with 100% of the Scale AA factors, and further adjusted for Dominion experience by using an age set-forward factor. For BRP and ESRP benefits, other actuarial assumptions include an assumed tax rate of 42%. BRP and ESRP benefits are assumed to be paid as lump sums; pension plan benefits are assumed to be paid as annuities.

The discount rate for calculating lump sum BRP and ESRP payments at the time an officer terminates employment is selected by Dominion’s Administrative Benefits Committee and adjusted periodically. For year 2012, a 5.09% discount rate was used to determine the lump sum payout amounts. The discount rate for each year will be based on a rolling average of the blended rate published by the PBGC in October of the previous five years.

NONQUALIFIED DEFERRED COMPENSATION

Name	Aggregate Earnings in Last FY (as of 12/31/2012)*	Aggregate Withdrawals/ Distributions (as of 12/31/2012)	Aggregate Balance at Last FYE (as of 12/31/2012)
Thomas F. Farrell II	$—	$—	$—
Mark F. McGettrick	—	—	—
David A. Christian	475	—	29,450
Paul D. Koonce	27,147	—	1,389,622
Gary L. Sypolt	17,057	—	932,963

*No preferential earnings are paid and therefore no earnings from these plans are included in the Summary Compensation Table .

At this time, Dominion does not offer any nonqualified elective deferred compensation plans to its officers or other employees. The Nonqualified Deferred Compensation table reflects, in aggregate, the plan balances for two former plans offered to Dominion officers and other highly compensated employees: Dominion Resources, Inc. Executives’ Deferred Compensation Plan (Frozen Deferred Compensation Plan) and Dominion Resources, Inc. Security Option Plan (Frozen DSOP), which were frozen as of December 31, 2004. Although the Frozen DSOP was an option plan rather than a deferred compensation plan, we are including information regarding the plan and any balances in this table to make full disclosure about possible future payments to officers under our employee benefit plans.

Frozen Deferred Compensation Plan

The Frozen Deferred Compensation Plan includes amounts previously deferred from one of the following categories of compensation: (i) salary; (ii) bonus; (iii) vesting restricted stock; and (iv) gains from stock option exercises. The plan also provided for company contributions of lost company 401(k) Plan match contributions and transfers from several CNG deferred compensation plans. The Frozen Deferred Compensation Plan offers 27 investment funds for the plan balances, including a Dominion Resources Stock Fund. Participants may change investment elections on any business day. Any vested restricted stock and gains from stock option exercises that were deferred were automatically allocated to the Dominion Resources Stock Fund and this allocation cannot be changed. Earnings are calculated based on the performance of the underlying investment fund. The following funds had rates of returns for 2012 as follows: Dominion Resources Stock Fund, 1.66%; and Dominion Fixed Income Fund, 3.31%.

The Dominion Fixed Income Fund is an investment option that provides a fixed rate of return each year based on a formula that is tied to the adjusted federal long-term rate published by the IRS in November prior to the beginning of the year. Dominion’s Asset Management Committee determines the rate based on its estimate of the rate of return on Dominion assets in the trust for the Frozen Deferred Compensation Plan.

The default benefit commencement date is February 28 after the year in which the participant retires, but the participant may select a different benefit commencement date in accordance with the plan. Participants may change their benefit commencement date election; however, a new election must be made at least six months before an existing benefit commencement date. Withdrawals less than six months prior to an existing benefit commencement date are subject to a 10% early withdrawal penalty. Account balances must be fully paid out no later than the February 28 that is 10 calendar years after a participant retires or becomes disabled. If a participant retires from the company, he or she may continue to defer an account balance provided that the total balance is distributed by this deadline. In the event of termination of employment for reasons other than death, disability or retirement before an elected benefit commencement date, benefit payments will be distributed in a lump sum as soon as administratively practicable. Hardship distributions, prior to an elected benefit commencement date, are available under certain limited circumstances.

Participants may elect to have their benefit paid in a lump sum payment or equal annual installments over a period of whole years from one to 10 years. Participants have the ability to change their distribution schedule for benefits under the plan by giving six months notice to the plan administrator. Once a participant begins receiving annual installment payments, the participant can make a one-time election to either (1) receive the remaining account balance in the form of a lump sum distribution or (2) change the remaining installment payment period. Any election must be approved by the company before it is effective. All distributions are made in cash with the exception of the Deferred Restricted Stock Account and the Deferred Stock Option Account, which are distributed in the form of Dominion common stock.

Frozen DSOP

The Frozen DSOP enabled employees to defer all or a portion of their salary and bonus and receive options on various mutual funds. Participants also received lost company match contributions to the 401(k) Plan in the form of options under this plan. DSOP options can be exercised at any time before their expiration date. On exercise, the participant receives the excess of the value, if any, of the underlying mutual funds over the strike price. The participant can currently choose among options on 27 mutual funds, and there is not a Dominion stock alternative or a fixed income fund. Participants may change options among the mutual funds on any business day. Benefits grow/decline based on the total return of the mutual funds selected. Any options that expire do not have any value. Options expire under the following terms:

•	Options expire on the last day of the 120th month after retirement or disability;
•	Options expire on the last day of the 24th month after the participant’s death (while employed);
•	Options expire on the last day of the 12th month after the participant’s severance;
•	Options expire on the 90th day after termination with cause; and
•	Options expire on the last day of the 120th month after severance following a change in control.

The NEOs that are participants in the Frozen DSOP held options on the publicly available mutual fund, Vanguard Short-Term Bond Index, which had a rate of return for 2012 of 1.95%.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under certain circumstances, the company provides benefits to eligible employees upon termination of employment, including a termination of employment involving a change in control of the company, that are in addition to termination benefits for other employees in the same situation.

Change in Control

As discussed in the Employee and Executive Benefits section of the CD&A, Dominion has entered into an Employment Continuity Agreement with each of its officers, including the NEOs. Each agreement has a three-year term and is automatically extended annually for an additional year, unless cancelled by Dominion.

The Employment Continuity Agreements require two triggers for the payment of most benefits:

•	There must be a change in control; and
•

The executive must either be terminated without cause, or terminate his or her employment with the surviving company after a constructive termination. Constructive termination means the executive’s salary, incentive compensation or job responsibility is reduced after a change in control or the executive’s work location is relocated more than 50 miles without his or her consent.

For purposes of the Employment Continuity Agreements, a change in control will occur if (i) any person or group becomes a beneficial owner of 20% or more of the combined voting power of Dominion voting stock or (ii) as a direct or indirect result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the directors constituting the Dominion Board before any such transaction cease to represent a majority of Dominion’s or its successor’s Board within two years after the last of such transactions.

If an executive’s employment following a change in control is terminated without cause or due to a constructive termination, the executive will become entitled to the following termination benefits:

•

Lump sum severance payment equal to three times base salary plus annual incentive plan award (determined as the greater of (i) the target annual award for the current year or (ii) the highest actual annual incentive plan payout for any one of the three years preceding the year in which the change in control occurs).

•	Full vesting of benefits under ESRP and BRP with five years of additional credited age and five years of additional credited service from the change in control date.
•	Group-term life insurance. If the officer elects to convert group-term insurance to an individual policy, the company pays the premiums for 12 months.
•

Executive life insurance. Premium payments will continue to be paid by the company until the earlier of: (1) the fifth anniversary of the termination date, or (2) the later of the 10th anniversary of the policy or the date the officer attains age 64.

•

Retiree medical coverage will be determined under the relevant plan with additional age and service credited as provided under an officer’s letter agreement (if any) and including five additional years credited to age and five additional years credited to service.

•	Outplacement services for one year (up to $25,000).
•

If any payments are classified as excess parachute payments for purposes of Section 280G of the Code and the executive incurs the excise tax, the company will pay the executive an amount equal to the 280G excise tax plus a gross-up multiple.

In January 2013, the CGN Committee approved the elimination of the excise tax gross up provision included in the Employment Continuity Agreement for any new officer elected after February 1, 2013.

The terms of awards made under the long-term incentive program, rather than the terms of Employment Continuity Agreements, will determine the vesting of each award in the event of a change in control. These provisions are described in the Long-Term Incentive Program section of the CD&A and footnotes to the Grants of Plan-Based Awards table.

Other Post Employment Benefit for Mr. Farrell. Mr. Farrell will become entitled to a payment of one times salary upon his retirement as consideration for his agreement not to compete with the company for a two-year period following retirement. This agreement ensures that his knowledge and services will not be available to competitors for two years following his retirement date.

The following table provides the incremental payments that would be earned by each NEO if his employment had been terminated, or constructively terminated, as of December 31, 2012. These benefits are in addition to retirement benefits that would be payable on any termination of employment. Please refer to the Pension Benefits table for information related to the present value of accumulated retirement benefits payable to the NEOs.

Incremental Payments Upon Termination or Change in Control

Name	Non- Qualified Plan Payment	Restricted Stock(1)	Performance Grant(1)	Non- Compete Payments(2)	Severance Payments	Retiree Medical and Executive Life Insurance(3)	Out- placement Services	Excise Tax and Tax Gross-Up	Total
Thomas F. Farrell II(4)
Retirement	$—	$8,464,327	$1,673,913	$1,315,800	$—	$—	$—	$—	$11,454,040
Death / Disability	—	10,711,308	1,673,913	—	—	—	—	—	12,385,221
Change in Control(5)	2,004,366	6,382,278	1,826,087	—	9,977,400	—	25,000	—	20,215,131
Mark F. McGettrick(4)
Retirement	—	2,303,546	508,152	—	—	—	—	—	2,811,698
Death / Disability	—	2,372,440	508,152	—	—	—	—	—	2,880,592
Change in Control(5)	—	3,703,182	554,348	—	4,668,125	—	25,000	—	8,950,655
David A. Christian(4)
Retirement	—	1,206,888	316,848	—	—	—	—	—	1,523,736
Death / Disability	—	1,248,225	316,848	—	—	—	—	—	1,565,073
Change in Control(5)	695,654	2,219,267	345,652	—	3,714,059	—	25,000	2,464,345	9,463,977
Paul D. Koonce
Termination Without Cause	—	1,383,889	304,891	—	—	—	—	—	1,688,780
Voluntary Termination	—	—	—	—	—	—	—	—	—
Termination With Cause	—	—	—	—	—	—	—	—	—
Death / Disability	—	1,425,225	304,891	—	—	—	—	—	1,730,116
Change in Control(5)	2,569,603	2,206,732	332,609	—	3,370,682	13,452	25,000	—	8,518,078
Gary L. Sypolt(4)
Retirement	—	1,183,889	239,130	—	—	—	—	—	1,423,019
Change in Control(5)	326,589	640,870	260,870	—	3,222,870	—	25,000	—	4,476,199

(1) Grants made in 2010, 2011 and 2012 under the long-term incentive program vest prorated upon termination without cause, death or disability. These grants vest prorated upon retirement provided the CEO of Dominion (or in the case of the CEO, the CGN Committee) determines the NEO’s retirement is not detrimental to the company; amounts shown assume this determination was made. However, the December 2010 restricted stock award issued to Mr. Farrell and the December 2012 restricted stock awards issued to Messrs. McGettrick, Christian and Koonce do not vest prorated if the executive is terminated or leaves for any reason other than upon change of control, death or disability. The amounts shown in the restricted stock column are based on the closing stock price of $51.80 on December 31, 2012.

(2) Pursuant to a letter agreement dated February 28, 2003, Mr. Farrell will be entitled to a special payment of one times salary upon retirement in exchange for a two-year non-compete agreement. Mr. Farrell would not be entitled to this non-compete payment in the event of his death.

(3) Amounts in this column represent the value of the annual incremental benefit the NEOs would receive for executive life insurance and retiree medical coverage. Mr. McGettrick is eligible for retiree medical and executive life insurance upon any termination due to his letter agreement. Messrs. Farrell, Christian and Sypolt are entitled to executive life insurance coverage and retiree medical benefit upon any termination since they are retirement eligible and have completed 10 years of service. Mr. Koonce is eligible for executive life insurance upon a change in control. Mr. Koonce would not be eligible for retiree medical coverage upon a change in control because with an additional 5 years of age credit he would not reach the required retiree medical age of 58.

(4) For the NEOs who are eligible for retirement (Messrs. Farrell, McGettrick, Christian and Sypolt), this table above assumes they would retire in connection with any termination event.

(5) Change in control amounts assume that a change in control and a termination or constructive termination takes place on December 31, 2012. The amounts indicated upon a change in control are the incremental amounts attributable to five years of additional age and service credited pursuant to the Employment Continuity Agreements that each NEO would receive over the amounts payable upon a retirement (Messrs. Farrell, McGettrick, Christian, and Sypolt) or termination without cause (Mr. Koonce). The restricted stock and performance grant amounts represent the value of the awards upon a change in control that is above what would be received upon a retirement or termination.

EQUITY COMPENSATION PLANS

As of December 31, 2012	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plans approved by shareholders	0	0	32,341,287	(1)(2)
Plans not approved by shareholders	0	0	946,349	(3)
Total	0	$0	33,287,636

(1) Amount includes shares that may be issued other than upon the exercise of an option, warrant or right as follows: Directors’ Stock Accumulation Plan, 191,309 shares.

(2) Amount also includes 14,420,742 shares available for issuance under the 2005 Incentive Compensation Plan as restricted stock or performance awards. Shares for expired or forfeited awards become available for new awards.

(3) Amount represents shares available for issuance to directors who have shares held in trust under the frozen Directors’ Stock Compensation Plan.

Plans Not Approved by Shareholders. The Directors’ Stock Compensation Plan was amended to freeze participation and prohibit deferral of compensation and grants of new benefits after December 31, 2004. Additional information regarding the Directors’ Stock Compensation Plan may be found under Frozen Directors Plans.

Item 3 — Advisory Vote on Approval of Executive Compensation (Say on Pay)

In accordance with Section 14A of the Exchange Act, we are asking shareholders to approve the following advisory resolution at the 2013 Annual Meeting of Shareholders:

RESOLVED, that the compensation paid to the company’s named executive officers as described in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.

Dominion’s executive compensation program seeks to motivate and reward superior performance that supports our business and strategic plans and to provide the compensation and incentives needed to attract, motivate and retain executives who are crucial to Dominion’s long-term success. This compensation program is designed to align the interests of our executives with those of our shareholders by placing a substantial portion of pay at risk through performance goals that, if achieved, are expected to create shareholder value. Dominion’s 2012 performance indicates that the design of our compensation program is meeting these objectives. Our NEOs have service with Dominion ranging from 14 to 36 years. We have attracted, motivated and maintained a superior leadership team with skills, industry knowledge and institutional experience that strengthen their ability to act as sound stewards of shareholder dollars.

Operationally, the company continued to perform well in 2012 and we believe our executive compensation program is an important contributor to that success as seen in the following, among other indicators:

•	Dominion’s three-year TSR outperformed the S&P 500, Dow Jones Utility and Philadelphia Stock Exchange Utility indices.
•	Our annual dividend rate was $2.11 per share for 2012, up from $1.97 per share in 2011; and
•

Our continued commitment to safety as a core value was reflected in an OSHA recordable incidence rate of 0.74 for Dominion, including all of its business units, our lowest since we have been recording incident rates at Dominion and a 60% percent decline in the past six years.

The effectiveness of Dominion’s executive compensation program in linking pay with performance is evidenced by the fact that, in a year in which we fell short of our earnings guidance and two-year ROIC goal, the total compensation of the CEO declined in 2012 as compared to 2011. We saw the compensation earned by our NEOs for the 2012 AIP and 2011 Performance Grant decline as compared to 2011, due to the decrease in the funding for the 2012 AIP and below-target payouts under the 2011 Performance Grant.

For a detailed description of how our executive compensation policies and programs are designed to motivate superior performance, we urge shareholders to read the Compensation Discussion and Analysis in this Proxy Statement, beginning on page 27, which includes an executive summary of Dominion’s 2012 business highlights and compensation decisions. The Compensation Discussion and Analysis also discusses the compensation objectives and principles that underlie Dominion’s executive compensation program, the elements of the program and how performance is measured, evaluated and rewarded.

This vote is not intended to address any specific item of compensation, but rather the overall compensation that is paid to our NEOs resulting from our compensation objectives, policies and practices relating to our NEOs as described in this Proxy Statement. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors and the CGN Committee value the opinions expressed by its shareholders and will review the voting results in connection with their ongoing evaluation of Dominion’s executive compensation program.

Your Board of Directors recommends that you vote FOR approval of Item 3

Item 4 — Approval of Amendment to Bylaws

AMENDMENT TO THE BYLAWS TO ALLOW SHAREHOLDERS TO CALL SPECIAL MEETINGS

The Board of Directors is requesting that shareholders approve an amendment to Dominion’s Amended and Restated Bylaws, in effect as of December 13, 2011 (the Bylaws), that would allow a special meeting of shareholders to be called by the Corporate Secretary upon the written request of shareholders owning continuously for a period of at least one year prior to the date of such request, more than one-third of the outstanding shares of Dominion common stock.

Currently, Article IV of the Bylaws specifies that only the Chairman of the Board of Directors, Vice Chairman, Chief Executive Officer or a majority of the Board of Directors may call special meetings of shareholders. The Board frequently reviews corporate governance best practices and, after due consideration, has determined that our shareholders should be permitted to call special meetings. The proposed threshold of more than one-third of the outstanding shares of common stock to exercise this right balances competing interests. It ensures that shareholders with substantial holdings in our company could request a meeting to address significant strategic concerns prior to the next annual meeting, but special interest groups with views not shared by shareholders with substantial holdings cannot damage the interests of shareholders by causing our company to incur unnecessary costs and diversion of key personnel that a special meeting would entail. Shareholders with smaller holdings will continue to have the ability, consistent with the SEC’s rules, our Bylaws and Virginia law, to present proposals at our annual meetings. In addition to the primary provision that will allow shareholder-called special meetings, the Board is also proposing a related amendment to Article XI of the Bylaws relating to the election of the Board of Directors at a special meeting of shareholders called for the purpose of electing shareholders.

The proposed changes to Articles IV and XI are set forth in their entirety in the Appendix.

The affirmative vote of a majority of the votes entitled to be cast on the record date for the 2013 Annual Meeting will be required for approval of this Item 4. Abstentions and broker non-votes will not be counted as a vote in favor or against this proposal.

Your Board of Directors recommends that you vote FOR this proposal.

Shareholder Proposals

Dominion has been notified that shareholders or their representatives intend to present the following proposals for consideration at the 2013 Annual Meeting. We are presenting the proposals and supporting statements as they were submitted to us by the proponents. We do not necessarily agree with all of the statements contained in the proposals and the supporting statements, but we have limited our responses to the most important points and have not attempted to address all the statements with which we disagree. The name, address and share ownership of each proponent will be furnished upon oral or written request. We recommend a vote against each of these proposals for the reasons set forth in each opposing statement.

ITEM 5 — REPORT ON IMPACT AND TIMING OF A POLICY TO END THE USE OF MOUNTAINTOP REMOVAL COAL

WHEREAS: The four core values defined in Dominion Resources 2011-2012 Citizenship and Sustainability Report are: to serve our customers safely and reliably; to reward our shareholders; to strengthen our communities; and to minimize our environmental impacts.

The highly controversial practice of mountaintop removal mining (MTR) is in stark contrast to each of these values.

RESOLVED: Shareholders (i) request a report, prepared at reasonable cost within six months after the 2013 annual meeting, omitting confidential information, to define the impact and optimum timing of a future policy ending the company’s use of MTR coal, and (ii) request to add this policy as one of the measurable goals in its Sustainability Model and Scorecard.

Mountaintop removal mining is a highly controversial form of surface mining that uses explosives to remove the tops of mountains and dumps the fill and waste into local valleys and streams. Over the last decade, Dominion is estimated to have bought nearly 96 million tons of coal from MTR1 from central Appalachia, and continues to burn MTR coal at 10 of its Virginia plants.

Dominion’s commitment to serving its customers safely and reliably demands that it not reward a practice responsible for increased rate of birth defects, cardiovascular disease mortality, and cancer, as well as an overall reduction in health-related qualify of life – especially when coal mined from less destructive practices is readily available.

The reward to shareholders is jeopardized when the reputational risks associated with MTR are considered. Images of exploding mountains have become the most effective motivator for those expressing environmental concerns and calling for increased regulatory scrutiny of coal mining. These images have helped attract so much attention that several major U.S. and European banks have decided to cease financing companies whose primary coal extraction method is MTR mining. Other companies have recognized the dangers of MTR; a shareholder resolution at Arch Coal dealing with the risks of MTR received 45% of the vote, and Patriot Coal Corporation has agreed to cease mountaintop removal mining.

If Dominion is to strengthen our communities, then it should listen closely to those communities it serves, and those that know first-hand the crippling effects of MTR. According to a recent poll, 57% of voters in the heart of coal country (WV, KY, VA, and TN) oppose MTR, with 42% in strong opposition. These rising numbers are a reflection of how MTR devastates these communities.

MTR is arguably the biggest environmental threat to ever face the Appalachias. This practice has permanently destroyed more than 500 mountains from the Appalachian skyline, buried or polluted more than 1,200 miles of pristine headwater streams, and swept away more than 800 square miles of one of America’s most diverse and valuable ecosystems.

MTR is placing an unnecessary risk on Dominion’s reputation when other alternatives are readily available. Left unchecked, mountaintop removal mining will irreversibly destroy the communities, cultural heritage, and environment of the Appalachian coalfields. Left unresolved, Dominion will continue to act in stark contrast to its core values.

[1]	OpenSourceCoal.org — http://bit.ly/S2uz3z

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal.

Dominion does not own or operate coal mines and, as such, our coal supply is obtained through long-term contracts and short-term spot agreements from both domestic and international suppliers. Worldwide market conditions are continuously evaluated to ensure a range of supply options at reasonable prices which are dependent on the market environment.

When purchasing coal, one of our primary selection criteria is that the product be of the appropriate quality to meet our generating plant’s environmental and operational limits. In addition, the cost of the fuel supply, regardless of the type, must be reasonable. These two factors are key drivers to the successful operation of our generation facilities. As part of our purchasing criteria, we require all of our vendors to be in compliance with all federal and state regulations. These regulations include those that govern the practice of mountaintop mining, such as those that pertain to environmental permitting. The U.S. Environmental Protection Agency continues to evaluate the environmental rules and regulations for this type of mining.

Dominion uses a variety of fuels, including coal, to power its electric generation facilities. As one of the nation’s leading energy providers, it is our responsibility to provide a reliable source of electricity to our customers at a reasonable cost. Dominion is committed to balancing the interdependent goals of meeting our customers’ energy needs, providing value to our shareholders and being a good environmental steward.

As of April 2012, Dominion had announced plans to remove from service, shut down or convert nine coal-fired power stations. In addition, as previously announced, we are in the process of selling our Brayton Point and Kincaid coal-fired power stations. As a result, the amount of coal supply needed for our operations will be reduced.

We believe it is best left to the federal government to issue reports and regulations related to national policy issues such as those that are the focus of this request.

Your Board of Directors recommends that you vote AGAINST this proposal.

ITEM 6 — SUSTAINABILITY AS A PERFORMANCE MEASURE FOR EXECUTIVE COMPENSATION

RESOLVED: The shareholders of Dominion Resources request the Compensation, Governance and Nominating Committee, when setting senior executive compensation, include sustainability as one of the performance measures under the Company’s annual and/or long-term incentive plans. Sustainability is defined as how environmental, social and financial considerations are integrated into corporate strategy over the long term.

SUPPORTING STATEMENT

We believe that the long-term interests of shareholders, as well as other important constituents, are best served by companies that operate their businesses in a sustainable manner focused on long-term value creation. As the recent financial crisis demonstrates, those companies that operate with integrity and a focus on the long term are much more likely to prosper than ones dominated by a short-term focus. The best means of demonstrating a company’s commitment to sustainability is through incorporating it as a performance measure in the Company’s incentive plans.

We note that Dominion has affirmed its commitment to the concept of sustainability. Dominion’s Corporate Environmental Policy states:

The company is fully committed to meeting its customers’ energy needs in a manner consistent with a clean environment. We believe it is both good business practice and our duty to protect the natural and cultural resources of the communities we serve. In keeping with this belief, it is our policy to conduct our business in an environmentally responsible manner that protects the public, our employees, and the earth that we all share.

While these words are laudable, incorporating them into the Company’s senior executive compensation program would give them real impact. The 2012 Proxy does not disclose any specific sustainability performance measures, in particular reducing carbon emissions, in the Company’s incentive plans. Addition of sustainability to the performance incentive plans would ensure that long-term sustainability was given appropriate weight in long-term planning and measurement of executive performance.

Many companies have added sustainability to the metrics for determining executive compensation. Intel, Xcel Energy, Alcoa, ING, National Grid, Shell, and Suncor Energy are among the US companies tying executive compensation to sustainability performance, according to the report, “Linking Executive Compensation to Sustainability Performance.”i Intel, which has been providing a link between environmental, social and governance (ESG) metrics and compensation since 2005, includes nearly 300 specific issues for executive evaluation, which include the company’s carbon footprint. Alcoa has compensation incentives that reduce carbon emissions and also provides clear disclosure of its ESG metrics and executives’ associated performance against them in annual proxy filings. British utility company National Grid partly bases executive compensation on meeting targets for reducing carbon emissions. Xcel Energy makes certain annual incentive payments dependent on green house gas emission reductions.

As an energy company, Dominion drives local energy development and is also one of the largest carbon emitters in the state. Since energy development and reduction of carbon are integrally tied to both environmental and economic long-term success, Dominion strongly impacts both local and national environment and economy. The example the Company sets by showing commitment to sustainability and carbon emission reduction is thus even more significant.

[i]	http://www.greenbiz.com/blog/2012/06/25/momentum-builds-link-ceo-salaries-sustainable-measures

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal.

Dominion is committed to being a responsible corporate citizen and to providing safe, clean and reliable energy. In 2011, as part of our commitment to sustainability, we created a 12-member Executive Sustainability Council to provide strategic direction, set goals and monitor performance; a new Director of Sustainability position to lead our program initiatives and to engage internal and external stakeholders; and a cross-functional Employee Sustainability Team to help implement programs, benchmark best practices and share information across the organization. We prepare an annual Citizen & Sustainability Report that describes the numerous ways in which we endeavor to be a constructive, thoughtful and sustainable business leader in the communities in which we operate. Our 2011-2012 Citizen & Sustainability Report is available at http://www.dominioncsr.com.

Dominion continues to be a leader in the area of stewardship and sustainability, and we have been recognized for our efforts. For example, Dominion was named a Tree Line USA Utility in 2011 by the Arbor Day Foundation. Also in 2011, Dominion Transmission, Inc. was the recipient of the Southern Gas Association’s 2011 Environmental Excellence Stewardship Award for our Cove Point liquefied natural gas facility Pier Reinforcement Project.

The Board does not believe that including sustainability as one of the performance measures under our incentive plans is necessary to create long-term, sustained value for Dominion’s shareholders. Rather, the Board of Directors believes that our existing executive compensation program promotes the best interests of our shareholders over time because the program aligns the interests of our executive officers with those of our shareholders, customers and employees by placing a substantial portion of pay at risk through performance goals. Key elements of our executive compensation program include:

•	Rewards for achievement of annual financial goals for Dominion, as well as business unit and individual goals selected to support longer-term strategies;
•

Rewards for officers for making decisions and investments that create long-term shareholder value as reflected in superior relative total shareholder returns, as well as achieving desired returns on invested capital; and

•

A requirement to own and retain significant amounts of Dominion stock during officers’ careers to align their interest with those of our shareholders by promoting a long-term focus through long-term share ownership.

We believe that our existing executive compensation program creates a strong incentive for our executives to operate our business in a sustainable manner by establishing performance goals designed to create long-term shareholder value and does not need to be changed at this time.

Your Board of Directors recommends that you vote AGAINST this proposal.

ITEM 7 — POLICY RELATED TO MINIMIZING THE STORAGE OF WASTE IN SPENT FUEL POOLS

NUCLEAR POWER SAFETY

WHEREAS, Dominion Resources currently owns and operates four nuclear power plants in the states of Virginia, Wisconsin, and Connecticut, and

WHEREAS, the increased density of spent fuel rods increases the possibility of a fire in a spent fuel pool in the case of a loss of cooling, and

WHEREAS, the National Academy of Science found that “dry cask storage has several potential safety and security advantages over pool storage” (National Academy of Sciences, National Research Council, Committee on the Safety and Security of Commercial Spent Nuclear Fuel Storage, Safety and Security of Commercial Spent Nuclear fuel Storage: Public Report, 2006), and

WHEREAS, the Union of Concerned Scientists recommends that companies operating nuclear plants transfer spent nuclear fuel from storage pools into dry casks once it has cooled (U.S. Nuclear Power after Fukushima: Common Sense Recommendations for Safety and Security, 2011), and

THEREFORE, be it resolved that shareholders request that Dominion’s Board of Directors adopt and implement a policy to better manage the dangers that might arise from an accident or sabotage by minimizing the storage of waste in spent fuel pools and transferring such waste at the earliest safe time into dry cask storage, and report to shareholders on progress quarterly, at reasonable expense and excluding proprietary or confidential information.

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal.

Safety is one of Dominion’s highest priorities, especially at our nuclear power stations. Our success in this regard can be seen in the safety-related recognitions we have recently received or been considered for, including the 2012 Utility Achievement Award, which we received from the American Nuclear Society, and the 2012 Edison Award.

How best to manage and store spent nuclear fuel has been the subject of many regulations and reports of governmental agencies and organizations, including the Nuclear Regulatory Commission (NRC). According to the NRC’s website1, there are two acceptable storage methods for spent fuel after it is removed from the reactor core:

•	Spent Fuel Pools—Currently, most spent nuclear fuel is safely stored in specially designed pools at individual reactor sites around the country.

•	Dry Cask Storage—If pool capacity is reached, licensees may move toward use of above-ground dry storage casks.

The NRC goes on to state2:

1.	All U.S. nuclear power plants store spent nuclear fuel in “spent fuel pools.” These pools are robust constructions made of reinforced concrete several feet thick, with steel liners. The water is typically about 40 feet deep, and serves both to shield the radiation and cool the rods.
2.	As the pools near capacity, utilities move some of the older spent fuel into “dry cask” storage. Fuel is typically cooled at least 5 years in the pool before transfer to cask. NRC has authorized transfer as early as 3 years; the industry norm is about 10 years.
3.	The NRC believes spent fuel pools and dry casks both provide adequate protection of the public health and safety and the environment. Therefore there is no pressing safety or security reason to mandate earlier transfer of fuel from pool to cask.

Dominion devotes a significant amount of resources to safety at its nuclear power stations, including the management and storage of spent nuclear fuel. In fact, the company was the first utility in the nation to pioneer the safe storage of spent fuel in dry storage containers at its Surry power station in the mid-1980s. Dominion is in full compliance with NRC regulations pertaining to the safe storage of spent nuclear fuel, whether the fuel assemblies are stored in robust spent fuel pools or rugged dry storage containers.

Decision-making in this area is a complex process and requires substantial business expertise and experience, as well as intimate knowledge of the technologies available and related regulatory and safety considerations. Our management and technical experts regularly evaluate and analyze regulations, reports and other guidance regarding nuclear power safety and make decisions as to which technologies are safe, practical and economically viable for Dominion to pursue. We believe that our current practice for managing and storing spent nuclear fuel, which includes the use of dry storage and is in full compliance with NRC regulations, is safe and sustainable and does not need to be changed.

[1]	http://www.nrc.gov/waste/spent-fuel-storage.html
[2]	http://www.nrc.gov/waste/spent-fuel-storage/faqs.html

Your Board of Directors recommends that you vote AGAINST this proposal.

ITEM 8 —REPORT ON THE FINANCIAL RISKS TO DOMINION POSED BY CLIMATE CHANGE

WHEREAS: The three most costly storms in Dominion’s operating history of more than 100 years, Hurricane Isabel, Hurricane Irene and the June 2012 derecho, have occurred in the last decade.

The consensus among climate scientists is that, without significant reduction of greenhouse gas emissions, climate change will continue to result in more severe and more frequent storms, among other effects. In addition to the problems these storms will cause for Dominion’s individual employees, shareholders and customers, they pose significant financial risk to the company.

Restoration costs amounted to $128 million after Hurricane Isabel in 2003, $59 million after Hurricane Irene in 2011 and $42 million after the June 2012 derecho storm. At the time of writing, costs associated with Hurricane Sandy are unknown.

Loss of power for customers also means lost sales for Dominion. Lost electricity sales after Hurricane Isabel, for instance, reduced operating earnings by 4 cents per share.

In addition to direct costs, storms also carry reputational risks for Dominion. After the derecho, more than 1 million customers of Dominion’s regulated electric utility division lost power, some for as long as a week. “Freak” storms like the derecho are expected to become more and more common as climate change progresses.

Because of the large risks that climate change carries with it, many companies are conducting internal assessments of business risks and opportunities posed by climate change and becoming more transparent by adding sections in their 10K, Annual Reports, website and other public statements on present and future risks.

The Board of Directors has a responsibility to share this type of information with shareholders.

Resolved: Shareholders request that within 6 months of the 2013 annual meeting, the Board of Directors provide a report to shareholders, prepared at reasonable cost and omitting proprietary information, describing the financial risks to Dominion Resources posed by climate change and resulting impacts on share value, specifically including the impact of more frequent and more intense storms, as well as any actions the Board plans to address these risks.

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal.

Dominion is committed to finding ways to address climate change challenges, and we have developed an integrated strategy for reducing greenhouse gas emissions which includes initiatives that address energy management, energy production and energy delivery. The risks associated with climate change, financial and otherwise, are examined by our Board of Directors and management on a regular basis.

Dominion currently reports on our climate change strategy, including associated risks. Our annual report on Form 10-K and our quarterly reports on Form 10-Q contain discussions regarding the material risks, including financial risks, that climate change and issues frequently associated with climate change, such as extreme weather event risk, pose for Dominion. We also publish an annual Citizenship & Sustainability Report which discusses our climate change strategy. Our 2011-2012 Citizenship & Sustainability Report is available at http://www.dominioncsr.com. In addition, since 2008, Dominion has participated in the Carbon Disclosure Project (CDP) disclosing material risks posed by climate change. Dominion’s responses to the CDP are available free of charge through the CDP website at https://www.cdproject.net.

Dominion has provided, and intends to continue to provide, appropriate disclosures to its investors regarding climate change and the risks it poses to Dominion. We believe that preparation of the requested report would be duplicative and an unnecessary waste of company resources.

Your Board of Directors recommends that you vote AGAINST this proposal.

Appendix

We are proposing amendments to Articles IV and XI of Dominion’s Bylaws, which is presented as Item 4 to this Proxy Statement. The original text of each such provision has been marked to show the proposed amendment and is presented below.

Proposed Amendments to Articles IV and XI of Dominion Resources, Inc. Bylaws for Item 4

ARTICLE IV. SPECIAL MEETINGS.

Special Meetings of the Shareholders shall be held whenever called by the Chairman of the Board of Directors, the Vice Chairman, the Chief Executive Officer, or a majority of the Directors. Special Meetings of the Shareholders may also be held following the accrual or termination of voting rights of the Preferred Stock, whenever requested to be called in the manner provided in the Articles of Incorporation.

Special Meetings of the Shareholders shall also be held whenever called by the Corporate Secretary, upon the written request of the Shareholders owning continuously for a period of at least one year prior to the date of such request, more than one-third of all the outstanding shares of the Corporation (a “Qualifying Shareholder Request”). Each such written request must be signed by a Shareholder and delivered to the Corporate Secretary at the principal executive office of the Corporation and shall set forth (a) a brief description of the business desired to be brought before the Special Meeting of the Shareholders, including the complete text of any resolutions to be presented at the Special Meeting of the Shareholders, with respect to such business, and the reasons for conducting such business at the meeting; (b) the date of request; (c) the name and address, as they appear on the Corporation’s books, of such Shareholder and of any Shareholder Associated Person (as defined in Article X); (d) the ownership information of such Shareholder and any Shareholder Associated Person as required by Article X, including a written agreement to update and supplement such information; (e) any material interest of such Shareholder and of any Shareholder Associated Person in such business; (f) a representation that such Shareholder intends to appear in person or by proxy at the Special Meeting of the Shareholders to transact the business specified and (g) a representation that each Shareholder intends to hold the shares of the Corporation’s stock through the date of the Special Meeting of the Shareholders. Shareholder requests submitted with respect to the election of Directors shall include the information as required to be included in a notice of a Shareholder’s intent to nominate a Director pursuant to Article XI.

Multiple shareholder requests delivered to the Corporate Secretary will be considered together to determine whether a Qualifying Shareholder Request has been made only if each such request (a) identifies substantially the same purpose or purposes of the Special Meeting of the Shareholders and substantially the same matters proposed to be acted on at the Special Meeting of the Shareholders, as determined in good faith by the Board of Directors, and (b) has been dated and delivered to the Corporate Secretary within sixty (60) days of the earliest dated shareholder request.

Any Shareholder may revoke his, her or its written shareholder request at any time by written revocation delivered to the Corporate Secretary at the principal executive office of the Corporation.

Business transacted at any Special Meeting of the Shareholders held pursuant to a Qualifying Shareholder Request shall be limited to the purpose(s) stated in the Qualifying Shareholder Request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the Shareholders at any Special Meeting of the Shareholders held pursuant to a Qualifying Shareholder Request. If none of the Shareholders who made the Qualifying Shareholder Request appears or send a qualified representative to present the matters specified in the Qualifying Shareholder Request, the Corporation need not present such matters for a vote at such meeting.

The Corporate Secretary shall not be required to call a Special Meeting of the Shareholders if (a) the Board of Directors calls an Annual Meeting or Special Meeting of the Shareholders to be held not later than ninety (90) days after the first date on which valid Qualifying Shareholder Requests constituting more than one-third of all the outstanding shares of the Corporation have been delivered to the Corporate Secretary (the “Delivery Date”) and the business to be conducted at such meeting is substantially similar to the business requested by a Shareholder to be brought before a Special Meeting of the Shareholders, as determined in good faith by the Board of Directors or (b) the

Qualifying Shareholder Request (i) has a Delivery Date which is during the period commencing ninety (90) days prior to the one-year anniversary of the preceding year’s Annual Meeting and ending on the date of the next Annual Meeting, (ii) contains an identical or substantially similar item to an item that was presented at any meeting of the Shareholders held within one hundred and twenty (120) days prior to the Delivery Date (for purposes of this clause (ii) the election of directors shall be deemed a similar item with respect to all items of business involving the election or removal of directors), (iii) relates to an item of business that is not a proper subject for Shareholder action under applicable law, (iv) was made in a manner that involved a violation of Regulation 14A of the Exchange Act or other applicable law, or (v) does not comply with the provisions of this Article IV.

Any Special Meeting of the Shareholders held pursuant to a Qualifying Shareholder Request shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the date of any such Special Meeting of the Shareholders shall not be more than ninety (90) days after the Delivery Date.

ARTICLE XI. BOARD OF DIRECTORS.

A Board of Directors shall be chosen by ballot at the Annual Meeting of the Shareholders ~~or~~, at any meeting held in lieu thereof as herein before provided, or at any Special Meeting of the Shareholders called for the purpose of the election of Directors.

Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of Directors shall be made by the Board of Directors or a committee appointed by the Board of Directors or by any Shareholder entitled to vote in the election of Directors generally. However, any Shareholder entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at a meeting only if written notice of such Shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Corporate Secretary of the Corporation not later than 60 days in advance of such meeting (except that, if public disclosure of the meeting is made less than 70 days prior to the meeting, the notice need only be received within 10 days following such public disclosure). Each such notice shall set forth: (a) the name and address of the Shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the Shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the Shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Shareholder; (d) such other information regarding each nominee proposed by such Shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated by the Board of Directors; and (e) the consent of each nominee to serve as a Director of the Corporation if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

## WWW.DOM.COM

**2012 Annual Report on Form 10-K**

You may request, without charge, a copy of Dominion's 2012 Form 10-K, excluding exhibits, by:

**Writing:**

**Emailing:**

Shareholder.Services@dom.com

**Calling:**

1.800.552.4034

Or, you may view our Form 10-K on our website at **www.dom.com**.

## 2013 PROXY CARD

***This proxy is solicited on behalf of the Board of Directors.***

→

**IMPORTANT: PLEASE SEE REVERSE SIDE FOR INFORMATION ABOUT YOUR VOTING CHOICES.**

**This proxy, when properly executed, will be voted as directed on the reverse side by the undersigned. If this card is returned signed with no direction given, this proxy will be voted "FOR" the 12 director nominees named in the proxy statement and Items 2-4, and "AGAINST" Items 5-8.**

Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both shareholders should sign.

When signing in a representative capacity, please give your representative title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting. The undersigned appoints Robert S. Jepson, Jr., David A. Wollard and Carter M. Reid, or any one of them, with the power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on May 3, 2013, and at any and all adjournments.

, 2013

**Signature** **Date**

, 2013

**Signature (if held jointly)** **Date**

**To Our Shareholders:**

Let your voice be heard . . .

Dominion's proxy statement explains important matters to be taken up at our Annual Meeting of Shareholders. Whether your shares are held in a Dominion Direct® account or directly by you please read the proxy statement carefully and vote your shares. It is important that all Dominion shareholders participate by voting, regardless of the number of shares owned.

You can vote by mail, Internet or telephone. When voting by Internet or telephone, follow the prompts that will be presented to record your vote. If you choose to vote by mail, please be sure to mark, date and sign your proxy card and return it in the postage-paid envelope. If you choose to vote by Internet or telephone, do not return your proxy card by mail.

**All mail, Internet and telephone votes must be received by 6:00 a.m. Eastern Time on the day of the 2013 Annual Meeting.**

## Vote Your Proxy

**1 By Phone...**

Call toll-free **1-888-693-8683** using a touch-tone phone;

**2 By Internet...**

Access the Website at **http://www.cesvote.com**; or

**3 By Mail...**

Return your proxy in the **postage-paid envelope provided**.

You may view our 2013 Proxy Statement, 2012 Summary Annual Report and 2012 Annual Report on Form 10-K online at **www.dom.com/proxy**

## 2013 PROXY CARD

**Dominion Resources, Inc.**

***The Board of Directors recommends a vote "FOR" each of these director nominees and Items 2-4.***

1. Election of Directors. The nominees are:

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 01. William P. Barr | ☐ | ☐ | ☐ |
| 02. Peter W. Brown, M.D. | ☐ | ☐ | ☐ |
| 03. Helen E. Dragas | ☐ | ☐ | ☐ |
| 04. James O. Ellis, Jr. | ☐ | ☐ | ☐ |
| 05. Thomas F. Farrell II | ☐ | ☐ | ☐ |
| 06. John W. Harris | ☐ | ☐ | ☐ |
| 07. Robert S. Jepson, Jr. | ☐ | ☐ | ☐ |
| 08. Mark J. Kington | ☐ | ☐ | ☐ |
| 09. Pamela J. Royal, M.D. | ☐ | ☐ | ☐ |
| 10. Robert H. Spilman, Jr. | ☐ | ☐ | ☐ |
| 11. Michael E. Szymanczyk | ☐ | ☐ | ☐ |
| 12. David A. Wollard | ☐ | ☐ | ☐ |

2. Ratification of appointment of independent auditors for 2013

☐ *FOR* ☐ *AGAINST* ☐ *ABSTAIN*

☐ *FOR* ☐ *AGAINST* ☐ *ABSTAIN*

☐ *FOR* ☐ *AGAINST* ☐ *ABSTAIN*

***The Board of Directors recommends a vote "AGAINST" Items 5-8.***

5. Report on Future Policy to End Use of Mountaintop Removal Coal

☐ *FOR* ☐ *AGAINST* ☐ *ABSTAIN*

6. Sustainability as a Performance Measure for Executive Compensation

☐ *FOR* ☐ *AGAINST* ☐ *ABSTAIN*

7. Policy Related to Minimizing Storage of Nuclear Waste in Spent Fuel Pools

☐ *FOR* ☐ *AGAINST* ☐ *ABSTAIN*

☐ *FOR* ☐ *AGAINST* ☐ *ABSTAIN*

☐ *To access future proxy materials and annual reports via Internet only, Please check this box.**

IMPORTANT–THIS PROXY MUST BE SIGNED AND DATED ON REVERSE SIDE.

Dominion®

## IF YOU ARE VOTING BY MAIL,

***please sign and date your proxy card on the reverse side and fold and detach card at perforation before mailing in the enclosed envelope.***

## ATTENDING THE MEETING

In order to expedite the registration process, shareholders who attend the meeting will be asked to present an Admission Ticket and valid picture identification, such as a driver's license or passport. An Admission Ticket can be requested by contacting Dominion Shareholders Services at 1-800-552-4034 or by emailing shareholder.services@dom.com. For more information on what to bring to be admitted to the Annual Meeting, please see pages 6 and 7 of the Proxy Statement.

Directions to the 2013 Annual Meeting are available at www.dom.com/proxy.

*By marking this box, you are consenting to receive future Dominion annual reports and proxy statements, including the meeting notice, over the internet. By making this election, you will save your company the cost of printing these documents and you will help preserve environmental resources.

Participation is voluntary and will remain in effect until you inform us otherwise. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. You will receive notification when annual reports and proxy statements are available for online review. The material will be presented in PDF format and can be read using Adobe Acrobat Reader. If you do not have the latest version of Adobe Acrobat Reader, you can download it free through Dominion's internet site.